Exhibit (a)(1)

NATURAL RESOURCES USA CORPORATION

GOING-PRIVATE TRANSACTION STATEMENT

October 21, 2011

This transaction statement (the “Transaction Statement”) describes the “going-private” transaction involving Natural Resources USA Corporation, referred to herein as NRUC, how it affects you, and what your rights are with respect to the transaction as a shareholder of NRUC. It also includes the position of Green SEA Resources Inc. and GSR Acquisition Corp., referred to herein (unless noted or the context requires otherwise) as we, us or GSR, on the fairness of the transaction to the minority shareholders, including the unaffiliated shareholders, of NRUC. Under the terms of the proposed going-private transaction, each share of NRUC common stock owned by you will be cancelled in exchange for the right to receive cash in the amount of $0.57 per share, without interest. Additionally, all outstanding options (other than options owned by GSR), whether or not exercisable, will be cancelled in exchange for an amount equal in cash to the number of shares subject to each option times the excess, if any, of the merger consideration less the applicable exercise price of that option, less any required withholding taxes. All “out-of-the-money” options will be cancelled for no consideration. Please read this summary and the remainder of this document very carefully.

The name of the company that is the subject of this Transaction Statement is Natural Resources USA Corporation, a Utah corporation, its principal executive offices are located at 3200 County Road 31, Rifle, Colorado 81650, and its telephone number is (214) 253-2556.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the transaction, passed upon the merits or fairness of the transaction or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

QUESTIONS AND ANSWERS

Questions and Answers About the Going-Private Transaction

The following questions and answers briefly address some questions you may have regarding the going-private transaction. We strongly encourage you to read the more detailed information contained in this Transaction Statement, the appendices to this Transaction Statement and the documents referred to and incorporated by reference in this Transaction Statement.

Q:	What is the proposed transaction?

A:	Green SEA Resources Inc. beneficially owns approximately 95% of the outstanding common stock of NRUC, which it will contribute to its wholly-owned subsidiary, GSR Acquisition Corp., pursuant to the terms of a contribution agreement between Green SEA Resources Inc. and GSR Acquisition Corp. (attached hereto as Appendix A) (the “Contribution Agreement”) prior to the mailing of this Transaction Statement. Following the contribution, GSR Acquisition Corp. will adopt a plan of merger (the form of which is attached hereto as Appendix B) whereby it will effect a short-form merger and merge with and into NRUC, with NRUC being the surviving corporation, in accordance with Section 1104 of the Utah Revised Business Corporations Act (“URBC”). Following the effectiveness of the short-form merger, you will no longer own any shares of NRUC and your shares will represent the right to receive cash in the amount of $0.57 per share of NRUC common stock, without interest.

Q:	What will I receive in connection with the transaction?

A:	Pursuant to the short-form merger, each holder of outstanding shares of common stock of NRUC (other than GSR Acquisition Corp.) will be entitled to receive cash in the amount of $0.57 per share, without interest.

Q:	When does Green SEA Resources Inc. and GSR Acquisition Corp. expect to complete the short-form merger?

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A:	Green SEA Resources Inc. and GSR Acquisition Corp. expect to complete the short-form merger after all conditions to the Contribution Agreement and plan of merger are satisfied or waived and all required regulatory approvals are received. Green SEA Resources Inc. and GSR Acquisition Corp. currently expect to complete the short-form merger during the fourth quarter of 2011. It is possible, however, that factors outside of either company’s control could result in the completion of the short-form merger at a later time or a failure to complete the short-form merger at all.

Q:	Is my vote required?

A:	No. Because GSR Acquisition Corp. will hold greater than 90% of the outstanding shares of each class of capital stock of NRUC, we are entitled to effect the short-form merger without any vote of the shareholders or the board of directors of NRUC, as permitted by Section 1104 of the URBC.

Q:	Why am I receiving these materials?

A:	We are required to provide you with this Transaction Statement pursuant to Rule 13e-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 1104 of the URBC.

Q:	May I exercise dissent rights related to the proposed transaction?

A:	Yes. If you do not believe $0.57 per share of NRUC common stock represents the fair value for your shares of NRUC common stock, you may exercise your dissent rights to demand fair value for your shares of NRUC common stock, which may be more than the $0.57 per share merger consideration.

Q:	How may I preserve and timely exercise my dissent rights?

A:	In order to exercise your dissent rights, you must follow certain procedures under Part 13 of the URBC as described in detail in this Transaction Statement, which include, but are not limited to, making a written demand for payment using the Form for Demanding Payment by a Dissenting Shareholder attached as Appendix B to the Notice of Merger and Dissenter’s Rights accompanying this Transaction Statement within 30 days after the mailing date of the Transaction Statement and Notice of Merger and Dissenter’s Rights in accordance with the instructions set forth therein. See “ADDITIONAL INFORMATION—Terms of the Transaction—Dissent Rights” in this Transaction Statement. See also the Notice of Merger and Dissenter’s Rights accompanying this Transaction Statement. Any failure to comply with such procedures will result in the loss of your dissent rights. If you seek to exercise your statutory right of dissent, we strongly encourage you to read Appendix D to the Transaction Statement in its entirety and seek advice from legal counsel and your financial advisor.

Q:	What is our position regarding the fairness of the short-form merger?

A:	Each of the boards of directors of Green SEA Resources Inc. and GSR Acquisition Corp. have determined that the short-form merger is both substantively and procedurally fair to the minority shareholders, including the unaffiliated shareholders, of NRUC. The basis for this determination is set forth in detail in this Transaction Statement and the documents incorporated by reference in this Transaction Statement.

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SUMMARY TERM SHEET

Summary Terms

Relationship of the Parties	NRUC is a Utah corporation that identifies and develops natural resource assets in a clean, efficient and environment-friendly manner. NRUC actively participates in the management and development of:
• Natural sodium bicarbonate; • Water rights assets; and • Oil shale research.
NRUC owns Bureau of Land Management leases in Colorado covering large-scale deposits of naturally occurring sodium bicarbonate (baking soda). It also owns various water rights assets and sodium leases and it is currently seeking a Research Development and Demonstration lease from the Bureau of Land Management for the purpose of investigating the recovery of oil from oil shale. See “ADDITIONAL INFORMATION—Information about NRUC” in this Transaction Statement.

Green SEA Resources Inc. beneficially owns approximately 95% of the outstanding common stock, par value $0.01 per share, of NRUC. Green SEA Resources Inc. is a private Canadian company wholly-owned within the Sentient Group of Global Resource Funds (“The Sentient Group”). GSR Acquisition Corp. is a wholly-owned subsidiary of Green SEA Resources Inc., incorporated by Green SEA Resources Inc. in Utah in connection with the going-private transaction. Certain of Green SEA Resources Inc.’s and GSR Acquisition Corp.’s directors and officers are also directors of NRUC. See “ADDITIONAL INFORMATION—Identity and Background of GSR, SURF and the Sentient General Partner” and Schedule I to this Transaction Statement.

Short-Form Merger and Merger Consideration	Prior to the mailing of this Transaction Statement and pursuant to the terms of the Contribution Agreement between Green SEA Resources Inc. and GSR Acquisition Corp. (attached hereto as Appendix A), Green SEA Resources Inc. will contribute, among other things, all of its shares of common stock of NRUC to GSR Acquisition Corp. Because GSR Acquisition Corp. will own greater than 90% of the outstanding shares of NRUC following the contribution, GSR Acquisition Corp. will adopt a plan of merger prior to the mailing of the Transaction Statement (the form of which is attached hereto as Appendix B), whereby it will effect a “short form” merger and merge GSR Acquisition Corp. with and into NRUC, with NRUC being the surviving corporation, in accordance with Section 1104 of the URBC. Pursuant to the short-form merger, each outstanding share of common stock of NRUC (other than shares held by GSR Acquisition Corp.) will be entitled to receive cash in the amount of $0.57 per share, without interest. If you properly perfect your dissent rights, you will have the right to demand the fair value of your NRUC common stock.

After the short-form merger, we intend to terminate the registration of the common stock of NRUC under the Exchange Act.

See “SPECIAL FACTORS—PURPOSES, ALTERNATIVES, REASONS AND EFFECTS OF THE SHORT-FORM MERGER—Effects,” “ADDITIONAL INFORMATION—Terms of the Transaction—Material Terms” and “ADDITIONAL

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INFORMATION—Terms of the Transaction—Dissent Rights” in this Transaction Statement.

This Transaction Statement is being disseminated because the short-form merger is a Rule 13e-3 transaction as defined in Rule 13e-3 under the Exchange Act and in order to comply with Section 1104 of the URBC.

Treatment of Option Holders	The plan of merger will provide that immediately prior to the closing of the short-form merger, all outstanding options (other than options owned by GSR), whether or not exercisable, will be cancelled in exchange for an amount in cash equal to the number of shares subject to each option times the excess, if any, of the merger consideration less the applicable exercise price of that option, less any required withholding taxes. All “out-of-the-money” options (i.e., the merger consideration is less than or equal to the applicable exercise price of an option) will be cancelled for no consideration. See “SPECIAL FACTORS—PURPOSES, ALTERNATIVES, REASONS AND EFFECTS OF THE SHORT-FORM MERGER—Effects—Treatment of options” and “ADDITIONAL INFORMATION—Terms of the Transaction—Material Terms” in this Transaction Statement.

Purpose of the Short-Form Merger	The purpose of the short-form merger is for us to acquire all of the shares of NRUC not directly owned by us, and to provide a source of immediate liquidity for the minority shareholders of NRUC. Additionally, following the closing of the short-form merger, we will deregister the NRUC common stock under the Exchange Act and eliminate any future reporting obligations of NRUC thereunder. See “SPECIAL FACTORS—PURPOSES, ALTERNATIVES, REASONS AND EFFECTS OF THE SHORT-FORM MERGER—Purposes” in this Transaction Statement.

Tax Consequences	In general, for United States federal income tax purposes, the short-form merger will be taxable to the minority shareholders of NRUC. See “SPECIAL FACTORS—CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS” in this Transaction Statement.

No Shareholder or Board Vote	Because GSR Acquisition Corp. will hold greater than 90% of the outstanding shares of each class of capital stock of NRUC following the transactions contemplated by the Contribution Agreement, we are entitled to effect the short-form merger without any vote of the shareholders or board of directors of NRUC, as permitted by Section 1104 of the URBC. See “SPECIAL FACTORS—FAIRNESS OF THE SHORT-FORM MERGER” and “ADDITIONAL INFORMATION—Terms of the Transaction—Material Terms” in this Transaction Statement.

Surrender of Certificates and Payment for Shares	You will be paid for your shares of NRUC common stock promptly after the effective date of the short-form merger. Instructions for surrendering your stock certificates to the paying agent in order to receive the merger consideration are set forth in a letter of transmittal (the “Letter of Transmittal”) that will be delivered to you by the paying agent promptly following the effectiveness of the short-form merger and which should be read carefully. Sending your stock certificates with a properly signed Letter of Transmittal will waive your dissent rights described below. See “ADDITIONAL INFORMATION—

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Terms of the Transaction—Material Terms” in this Transaction Statement.

Source and Amount of Funds	The total amount of funds required to pay the merger consideration to the minority shareholders of NRUC, and to option holders of “in-the-money” options (other than GSR) and to pay related fees and expenses is estimated to be approximately $11,070,000. In connection with the short-form merger and pursuant to the Contribution Agreement, an affiliate of The Sentient Group will contribute funds sufficient to cover the merger consideration and the option consideration to Green SEA Resources Inc. which will contribute those funds to GSR Acquisition Corp. These funds are not subject to any financing condition. See “ADDITIONAL INFORMATION—Source and Amount of Funds or Other Consideration” in this Transaction Statement.

Fairness of the Short-Form Merger

GSR’s Position on the Fairness of the Short-Form Merger	We have determined that the short-form merger is both substantively and procedurally fair to the minority shareholders, including the unaffiliated shareholders. For the purposes of this Transaction Statement, the term “minority shareholders” means those holders of common stock of NRUC other than GSR, but including all unaffiliated shareholders. The term “unaffiliated shareholders” means those holders of less than 10% of the common stock of NRUC who are neither directors nor officers of NRUC. Each of our boards of directors also believe that the $0.57 per share consideration to be paid for shares of NRUC common stock is fair, from a financial point of view, to the minority shareholders, including the unaffiliated shareholders. In the course of reaching this determination, and in discussions with our advisors, we considered a number of factors that supported our decision, including the following:

•        GSR engaged Cutfield Freeman & Co Ltd. (“CF&Co”), an independent financial advisor, to conduct an independent valuation of NRUC, prepare a report regarding such valuation and provide an opinion in such report as to the fairness, from a financial point of view, to NRUC’s shareholders (other than GSR) of the merger consideration proposed by GSR to be received by such shareholders. The CF&Co valuation report and fairness opinion, effective as of August 1, 2011 and dated as of October 20, 2011 (the “Valuation Report and Fairness Opinion”), includes a valuation of $0.562 per share for the common stock held by the minority shareholders of NRUC and states that the amount of the merger consideration determined by GSR is fair, from a financial point of view, to the minority shareholders, including the unaffiliated shareholders, of NRUC. A copy of the

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Valuation Report and Fairness Opinion of CF&Co is attached to this Transaction Statement as Appendix C.

•        CF&Co prepared the fair market value valuation of NRUC on a “sum-of-the-parts” basis, valuing each of NRUC’s three business interests on a stand-alone basis. The sodium bicarbonate business was valued on a discounted cash flow basis at $66 million. The water rights were valued at $54 million by discounting the value of a cash sale of the “core” water rights in five years and applying a probability weighting of concluding a transaction and valuing the conditional water rights based on an analysis of a structured sale, a sale to a municipality and certain precedent transactions. The oil shale deposits were valued based on two precedent transactions in the region at $76 million (including $47 million of water rights attributed to oil shale), reflecting option value over the contained oil and the related water rights. A balance sheet adjustment of $2 million was added for a total valuation of $198 million for NRUC, or $0.562 per share.

•        The short-form merger represents an opportunity for the minority shareholders to receive (without the payment of any brokerage fees or commissions) cash for each share of NRUC common stock, at a price that may be otherwise difficult for the minority shareholders to receive given the limited liquidity of the NRUC common stock. The merger consideration provides certainty of value to the minority shareholders and immediate liquidity.

•        The average daily trading volume for the common stock of NRUC for the three-month period prior to August 2, 2011, the last trading day prior to first public announcement of the short-form merger, was approximately 1400 shares. There is a limited trading market and limited liquidity for the NRUC common stock, and any third-party proposal to acquire the NRUC common stock would be unlikely to proceed without our consent as a result of our beneficial ownership of approximately 95% of the outstanding common stock of NRUC. As a result, it may be difficult for the minority shareholders to sell significant blocks of common stock of NRUC without adversely impacting the trading price.

•        NRUC has incurred significant costs but not been able to realize many of the benefits that result from being a publicly traded company.

•        The minority shareholders of NRUC are entitled to exercise dissent rights under the URBC and demand “fair value” for their shares, which may be more than the cash consideration offered in the short-form merger.

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•        The short-form merger would shift the risk of future financial performance of NRUC from the minority shareholders entirely to GSR.

•        We do not intend to sell our majority holdings in NRUC, and we do not intend to seek a buyer for NRUC in the foreseeable future.

•        A greater than 90% shareholder of a Utah corporation has a statutory right under Section 1104 of the URBC to effect a short-form merger without any action by the corporation, its board of directors or its other shareholders.

See “SPECIAL FACTORS—FAIRNESS OF THE SHORT-FORM MERGER” in this Transaction Statement.

Dissent Rights	You have a statutory right to dissent from the short-form merger and demand payment of the fair value of your NRUC common stock in accordance with Sections 1301, et seq. of the URBC, plus a fair rate of interest, if any, from the date of the consummation of the short-form merger. This value may be more than the $0.57 per share merger consideration. In order to qualify for these rights, you must make a written payment demand within 30 days after the mailing date of the Notice of Merger and Dissent Rights accompanying this Transaction Statement and otherwise comply with the procedures for exercising dissent rights set forth in the URBC. The statutory right of dissent is set out in Sections 1301, et seq. of the URBC, which are attached to this Transaction Statement as Appendix D. Any failure to comply with the statute’s terms will result in an irrevocable loss of such right. Shareholders seeking to exercise their statutory right of dissent are encouraged to read Appendix D in its entirety and seek advice from legal counsel. See “ADDITIONAL INFORMATION—Terms of the Transaction—Dissent Rights” in this Transaction Statement and the Notice of Merger and Dissent Rights accompanying this Transaction Statement.

Consequences of the Short-Form Merger

Effects of the Short-Form Merger	Completion of the short-form merger will have the following consequences:

•        GSR Acquisition Corp. will be merged with and into NRUC, with NRUC being the surviving entity.

•        Each of your shares of NRUC common stock will be cancelled and converted into the right to receive $0.57 in cash, without interest, brokerage fees or commissions, unless you properly exercise your statutory dissent rights under the URBC.

•        All outstanding options (other than any options owned by GSR), whether or not exercisable, will be cancelled in exchange for an amount in cash equal to the number of shares subject to each option times the excess, if any, of the merger consideration less the applicable exercise price of that option, less any required withholding taxes. All

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“out-of-the-money” options (i.e., the merger consideration is less than or equal to the applicable exercise price of an option) will be cancelled for no consideration.

•        NRUC will terminate the registration of its common stock under the Exchange Act and NRUC will no longer be subject to the reporting and other disclosure obligations of the Exchange Act, including requirements to file annual and other periodic reports or to provide the type of going-private disclosure contained in this Transaction Statement.

•        Following the termination of NRUC’s obligations under the Exchange Act, NRUC will no longer incur the costs associated with being a public company, including associated legal, audit and other fees.

•        We will have the exclusive opportunity to participate in the future earnings and growth, if any, of NRUC’s operations, but will bear the risk of losses that may result from NRUC’s operations or a decline in its value after the short-form merger.

See “SPECIAL FACTORS—PURPOSES, ALTERNATIVES, REASONS AND EFFECTS OF THE SHORT-FORM MERGER—Effects” in this Transaction Statement.

For More Information	You may read and copy any of the documents incorporated by reference at the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the SEC’s Internet web site at www.sec.gov. See “ADDITIONAL INFORMATION—Information about NRUC,” and “ADDITIONAL INFORMATION—Identity and Background of GSR, SURF and the Sentient General Partner” in this Transaction Statement.

If you have any questions about the going-private transaction, please call D’Arcy P. Doherty, Vice President, Legal and General Counsel of Green SEA Resources Inc., at 416-649-9283.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Transaction Statement and the documents incorporated by reference in this Transaction Statement, including NRUC’s Amended Transition Report on Form 10-KT/A for the transition period from July 1, 2010 to December 31, 2010 filed with the SEC on September 14, 2011; NRUC’s Quarterly Reports on Forms 10-Q for the quarters ended March 31, 2011 and June 30, 2011 each filed with the SEC on October 20, 2011; and the Valuation Report and Fairness Opinion, include certain forward–looking statements. These statements appear throughout this Transaction Statement and include statements regarding the intent, belief, or current expectations of GSR, including statements concerning GSR’s strategies following completion of the short-form merger. Such forward–looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those described in such forward–looking statements as a result of various factors, such as positions and strategies of competitors; cash availability/liquidity; the risks inherent with predicting cash flows, revenue and earnings outcomes, as well as all other factors identified in the “Risk Factors” sections included in NRUC’s Amended Transition Report on Form 10-KT/A for the transition period ended December 31, 2010, and as otherwise described in NRUC’s filings with the SEC from time to time.

Pursuant to Section 21E(b)(1)(E) of the Exchange Act, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a going-private transaction. As such, the safe harbor provisions in NRUC’s Amended Transition Report on Form 10-KT/A for the transition period ended December 31, 2010 filed with the SEC on September 14, 2011, and NRUC’s Quarterly Reports on Forms 10-Q for the quarters ended March 31, 2011 and June 30, 2011 each filed with the SEC on October 20, 2011 do not apply to any forward-looking statements we made in connection with the going-private transaction.

SPECIAL FACTORS

PURPOSES, ALTERNATIVES, REASONS AND EFFECTS OF THE SHORT-FORM MERGER

Background of the Short-Form Merger

Prior to May 2007, AmerAlia, Inc. (now NRUC) owned 100% of the outstanding common stock of Natural Soda Holdings, Inc., which in turn owned 100% of the outstanding common stock of Natural Soda, Inc. (“NSI”). NSI is an operating company that produces and sells sodium bicarbonate (baking soda).

In 2003, a trust and a fund managed by Sentient Asset Management (the “Sentient Entities”) provided Natural Soda Holdings, Inc. with short-term debt financing which was refinanced on a long-term basis in 2004. In May 2007, the Sentient Entities converted a portion of the debt owed by Natural Soda Holdings, Inc. and NSI into a 53.5% equity interest in NSI. In August 2007, the Sentient Entities purchased approximately 46% of the equity in AmerAlia, Inc. from a major shareholder of AmerAlia, Inc., and also acquired additional debt obligations of AmerAlia, Inc. from the same major shareholder.

As part of a restructuring transaction in October 2008:

•	the Sentient Entities transferred their various interests to Sentient USA Resources Fund, L.P. (“SURF”);

•	NSI became a wholly-owned subsidiary of Natural Soda Holdings, Inc.;

•	SURF converted its loans to Natural Soda Holdings, Inc. into Natural Soda Holdings, Inc. equity and AmerAlia, Inc.’s ownership in Natural Soda Holdings, Inc. was reduced from 100% to 18%; and

•	SURF converted its loans to AmerAlia, Inc. into additional common stock of AmerAlia, Inc.

This reorganization resulted in the ownership structure shown below.

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In connection with this restructuring, AmerAlia, Inc., also received approximately $10 million in cash, settled approximately $12 million of debt, terminated indemnification rights relating to the extinguishment of an AmerAlia, Inc. $9.9 million bank loan and extinguished other obligations in exchange for the issue of 48,961,439 shares of its common stock.

Finally, on June 30, 2010, AmerAlia, Inc. issued 286,119,886 shares of its common stock to SURF in exchange for the 82% of Natural Soda Holdings, Inc. SURF held with the following resulting structure shown below.

On September 14, 2010 at a Special Meeting of the Shareholders of AmerAlia, Inc., the shareholders approved the amendment of the articles of incorporation to change the name of AmerAlia, Inc. to Natural Resources USA Corporation.

On March 15, 2011, SURF entered into an Exchange Agreement and Plan of Reorganization (the “Exchange Agreement”) with Green SEA Resources Inc. Pursuant to the Exchange Agreement, SURF exchanged all of its ownership in NRUC for 20,084,954 common shares of Green SEA Resources Inc. The interests of NRUC that were exchanged were (i) all of the shares of common stock of NRUC owned by SURF, a total of 334,074,381 shares of common stock, plus (ii) a limited option to acquire up to 5,500,000 shares of common stock of NRUC.

On June 14, 2011, the investment committee of the board of directors of Green SEA Resources Inc. held a meeting to consider whether to explore taking NRUC private. At the meeting, Green SEA Resources Inc.’s U.S. legal advisors reviewed with the investment committee various alternative transaction structures to effect a going-private transaction of NRUC. It was determined that Green SEA Resources Inc. should retain an independent financial advisor to conduct an independent valuation of NRUC, and CF&Co was selected as such advisor.

On June 24, 2011, Green SEA Resources Inc. retained CF&Co as its financial advisor to conduct an independent valuation of NRUC.

On August 2, 2011, the investment committee of the board of directors of Green SEA Resources Inc. held a meeting to consider the potential benefits of taking NRUC private. At the meeting, representatives of CF&Co reviewed their valuation of NRUC. Following discussion and after management of Green SEA Resources Inc.

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assessed the reasonableness of the assumptions underlying CF&Co’s valuation, the investment committee voted unanimously to approve and recommend to the board of directors of Green SEA Resources Inc. that it effect a going-private transaction pursuant to a short-form merger.

On August 2, 2011, GSR Acquisition Corp. was incorporated as a Utah corporation.

On August 3, 2011, we filed Amendment No. 10 to Schedule 13D with the SEC disclosing the intention of the investment committee of the board of directors of Green SEA Resources Inc. to recommend to the board of directors of Green SEA Resources Inc. that it effect the going-private transaction pursuant to a short-form merger.

On August 7, 2011, the board of directors of Green SEA Resources Inc. held a meeting to consider the approval of, among other things, the going-private transaction pursuant to a short-form merger under Utah law. Present at the meeting were the board of directors, members of management of Green SEA Resources Inc., CF&Co and certain of Green SEA Resources Inc.’s legal advisors. At this meeting, Green SEA Resources Inc.’s U.S. legal advisors reviewed with the board of directors the terms of the Contribution Agreement and plan of merger and the other agreements and forms to be filed in connection with a going-private transaction. At this meeting, representatives of CF&Co presented to the board of directors its initial financial analysis with respect to their valuation of NRUC and rendered to the board of directors a written fairness opinion, effective August 1, 2011, stating that the $0.57 per share merger consideration proposed by GSR to be provided to the minority shareholders, including the unaffiliated shareholders, was fair, from a financial point of view, to such shareholders. Following discussion, all of the members of the board of directors of Green SEA Resources Inc., other than William Gunn (who abstained from the vote as a result of his position as Chief Executive Officer of NRUC), approved the terms and provisions of, and the transactions contemplated by, the short-form merger, including the Contribution Agreement and plan of merger.

All of the directors of GSR Acquisition Corp. were present at the meeting of the board of directors of Green SEA Resources Inc. held on August 7, 2011 in their capacities as directors and/or members of management of Green SEA Resources Inc., as applicable. The short-form merger and related transaction agreements were also approved by the board of directors of GSR Acquisition Corp. by written consent on August 7, 2011.

On August 8, 2011, we filed a Schedule 13E-3, and Amendment No. 11 to Schedule 13D with the SEC relating to the going-private transaction pursuant to a short-form merger.

On September 14, 2011, NRUC filed an Amended Transition Report on Form 10-KT/A for the transition period ended December 31, 2010 with the SEC to amend and restate its audited consolidated financial statements and related disclosures. Following such restatement, the evaluation of certain income tax filings of NRUC, and the filing of NRUC’s financial statements for the quarters ended March 31 and June 30, 2011, CF&Co, at the request of GSR, updated its initial financial analysis and fairness opinion, as reflected in the Valuation Report and Fairness Opinion, to reflect a decrease in the valuation of NRUC’s sodium bicarbonate business by $1 million, and a reduction in the overall valuation of NRUC from $0.565 per share to $0.562 per share from CF&Co’s initial analysis. The amount of such reduction in the overall value of NRUC was considered to be immaterial and we determined not to alter the consideration being offered in connection with the going-private transaction.

Purposes

The purpose of the short-form merger is to allow us to acquire the minority interest in NRUC. The short-form merger will also provide a source of immediate liquidity for the minority shareholders of NRUC. This transaction will also allow us to terminate the registration of NRUC’s common stock under the Exchange Act. Following the reorganization and transfer of NRUC ownership to Green SEA Resources Inc. pursuant to the Exchange Agreement, management of Green SEA Resources Inc. began to consider the advantages and disadvantages of continuing NRUC as a public company, the costs associated with operating NRUC as a public company and compliance issues relating to NRUC’s reporting obligations under the Exchange Act. We believe that, from NRUC’s perspective, the short-form merger is desirable because it will relieve NRUC of the substantial costs of remaining a public company with reporting requirements. As evidenced by the late filings of NRUC’s Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2011 and the quotation of NRUC’s stock ceasing on the Over-the-Counter Bulletin Board (the “OTC Bulletin Board”) on June 6, 2011 due to such late filings, we believe NRUC is currently

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experiencing difficulties with complying with its reporting obligations under the Exchange Act. Because of the limited internal resources and personnel currently available at NRUC to attend to Exchange Act compliance and reporting matters, we believe that similar deficiencies would likely continue to occur if NRUC were to remain a public company without dedicating additional internal resources to such matters. The direct and indirect costs associated with NRUC’s compliance with the filing and reporting requirements of the Exchange Act have an adverse effect on NRUC’s financial performance, and the various costs associated with remaining a public company are expected to remain substantial and possibly increase as a result of recent legislative and regulatory initiatives to improve corporate governance. We believe that, from NRUC’s perspective, such costs create a burden that adversely impacts NRUC’s ability to efficiently and profitably operate its business.

The most recent NRUC consolidated financial statements show annual general and administrative expenses of approximately $4.7 million per annum. We estimate the cost savings to NRUC will be approximately $1.5 million per annum on an ongoing basis if NRUC is no longer a public company subject to the reporting requirements of the Exchange Act and other overhead expenses associated with being a public company.

Based on NRUC’s size and resources, we do not believe the costs associated with NRUC remaining a public company are justified for NRUC. In light of these disproportionate costs, we believe that it is desirable for NRUC to eliminate the administrative, legal and financial burden of NRUC remaining a public company subject to the reporting requirements of the Exchange Act.

Alternatives

We believe that using a short-form merger to effect the going-private transaction is the quickest and most cost effective way for us to acquire the outstanding minority interest in NRUC, and will provide such holders of NRUC common stock with immediate liquidity which otherwise may not be available. We considered and rejected the alternative of a long-form merger because of the cost and delay associated with such a transaction. We also rejected a tender offer for the NRUC common stock held by minority shareholders, as it entailed additional costs and a subsequent short-form merger could still be required. We also rejected the purchase of the assets of NRUC because of the costs, delay and uncertainty associated with such a transaction.

Reasons

In determining whether to effect the short-form merger, we considered several factors, including:

•	the valuation analysis that CF&Co performed;

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the fairness opinion that CF&Co delivered finding that the $0.57 per share merger consideration proposed by GSR to be received by the minority shareholders, including the unaffiliated shareholders, is fair, from a financial point of view, to such shareholders;

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the elimination of additional burdens on management associated with public reporting and other tasks resulting from NRUC’s public company status, including, for example, the dedication of time and resources of NRUC’s management and board of directors to comply with the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and shareholder, investor and public relations;

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the significant decrease in costs, particularly those associated with being a public company (for example, as a privately-held entity, NRUC would no longer be required to file quarterly, annual or other periodic reports with the SEC, publish and distribute to its shareholders annual reports and proxy statements or be subject to various Sarbanes-Oxley related requirements), that we anticipate could result in significant cost savings;

•	the elimination of certain impediments to obtaining capital that can be used to support NRUC’s undertakings to grow its operations through the acquisition of existing businesses; and

•

recent public capital market trends affecting small-cap companies, including perceived lack of interest by institutional investors in companies with a limited public float and reduced liquidity due to the recent economic downturn.

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In our view, there are no significant advantages to leaving NRUC as a public company. The disadvantages of leaving NRUC as a public company are the high costs and substantial burdens of maintaining NRUC’s status as a public company without the ability to achieve meaningful benefits from such status.

We determined to effect the short-form merger as promptly as practicable because we wish to immediately realize the benefits of taking NRUC private. The short-form merger allows the minority shareholders to receive cash for their shares of NRUC common stock quickly and allows us to merge GSR Acquisition Corp. with and into NRUC without any action by the board of directors of NRUC or the minority shareholders.

Effects

General. Upon completion of the short-form merger, we will receive the entire right to participate in any and all future increases in the value of NRUC’s business, and we will bear the entire risk of any losses incurred in the operation of NRUC’s business and any decrease in the value of NRUC’s business, including any increases and decreases in the net book value and net earnings of NRUC. Once the short-form merger is completed, the minority shareholders will no longer be able to benefit from a sale of NRUC to a third-party (although no third-party sale is contemplated at this time). From NRUC’s perspective, after the short-form merger, NRUC’s operations and management will be under the exclusive control of GSR.

Shareholders other than GSR. Upon completion of the short-form merger, the minority shareholders will no longer have any interest in, and will not be shareholders of, NRUC and, therefore, will not participate in NRUC’s future earnings and potential growth. In addition, the minority shareholders will not share in any distribution of proceeds after any sales of businesses of NRUC. All of the minority shareholders’ other indicia of stock ownership, such as the rights to vote on certain corporate decisions, to vote on the election of directors, to receive distributions upon the liquidation of NRUC and to receive dissent rights upon certain mergers or consolidations of NRUC (unless such dissent rights are perfected in connection with the short-form merger), as well as the benefit of potential increases in the value of a minority shareholder’s holdings in NRUC based on any improvements in NRUC’s future performance, will be extinguished upon completion of the short-form merger.

Upon completion of the short-form merger, the minority shareholders also will not bear the risks of potential decreases in the value of their holdings in NRUC based on any downturns in NRUC’s future performance or the stock market. Instead, the minority shareholders will have liquidity in the form of the merger consideration in place of an ongoing equity interest in NRUC.

The shares of NRUC Common Stock. If the short-form merger is consummated, public trading of the shares of NRUC common stock will cease. The NRUC common stock recently ceased being quoted on the OTC Bulletin Board. Following the short-form merger, we intend to deregister the NRUC common stock under the Exchange Act. As a result, NRUC will no longer be required under the federal securities laws to file reports with the SEC and will no longer be subject to the proxy rules under the Exchange Act. In addition, the principal shareholders of NRUC will no longer be subject to the reporting and short swing profit provisions of Section 16 of the Exchange Act.

Treatment of Options. In connection with and immediately prior to the consummation of the short-form merger, we will take steps to accelerate the vesting of all unvested options to purchase NRUC common stock. All unexercised options (other than any options owned by GSR) that are “in the money” (meaning that the per-share exercise price is less than the per-share merger consideration) immediately prior to the consummation of the short-form merger will be converted into the right to receive an amount equal to the short-form merger consideration of $0.57 per share subject to such options, minus the exercise price per option, less any required withholding taxes. All unexercised options that are “underwater” (meaning that the exercise price is greater than or equal to the merger consideration) immediately prior to the consummation of the short-form merger will be cancelled without payment.

Directors. The boards of directors of each of Green SEA Resources Inc. and GSR Acquisition Corp. consist of the persons listed in Schedule I to this Transaction Statement.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax considerations applicable to minority shareholders who are U.S. Shareholders (as defined below) relating to the short-form merger. This summary is based upon the United States Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, administrative pronouncements, and judicial decisions, in each case as in effect on the date hereof, all of which are

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subject to change (possibly with retroactive effect). No ruling will be requested from the U.S. Internal Revenue Service (the “IRS”) regarding the tax consequences of the short-form merger and there can be no assurance that the IRS will agree with the discussion set forth below. The discussion does not address aspects of U.S. federal taxation other than income taxation, nor does it address aspects of U.S. federal income taxation that may be applicable to particular shareholders, including but not limited to shareholders who are dealers in securities, life insurance companies, tax-exempt organizations, banks, foreign persons, persons who hold shares through partnerships or other pass-through entities, persons who own, directly or indirectly, 5% or more, by voting power or value, of the outstanding shares, persons whose functional currency is not the U.S. dollar or who acquired their shares in a compensatory transaction and persons who hold shares as part of a straddle, hedge, constructive sale or other integrated transaction for tax purposes. This summary is limited to persons who hold their shares as a “capital asset” within the meaning of Section 1221 of the Code. The discussion also does not address the U.S. federal income tax consequences to holders of options to purchase shares or holders of stock or securities convertible or exchangeable into shares. In addition, it does not address state, local or foreign tax consequences. U.S. Shareholders are urged to consult their tax advisors with respect to the United States federal, state, local and foreign tax consequences to their particular situations of the short-form merger or other transactions described this Transaction Statement.

This summary is of a general nature only and is not intended to be, and should not be construed to be, legal, business or tax advice to any particular shareholder. Each U.S. Shareholder should seek tax advice based on such U.S. Shareholder’s particular circumstances from an independent tax advisor.

As used herein, the term “U.S. Shareholder” means a beneficial owner of shares that is, for United States federal income tax purposes (i) a citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation, created or organized under the laws of the United States or any political subdivision thereof or therein; (iii) an estate the income of which is subject to United States federal income taxation regardless of its source; or (iv) a trust if a U.S. court is able to exercise primary jurisdiction over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or the trust has elected to be treated as a U.S. person.

If a partnership is a beneficial owner of the shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership that holds the shares, you should consult your tax advisor regarding the tax consequences of the short-form merger.

The receipt of cash by a U.S. Shareholder pursuant to the short-form merger or pursuant to the U.S. Shareholder’s statutory dissenters rights, will be a taxable transaction for U.S. federal income tax purposes. A U.S. Shareholder will generally recognize U.S. source capital gain or loss on the disposition of shares equal to the difference, if any, between the amount of cash the U.S. Shareholder receives in the short-form merger and the U.S. Shareholder’s adjusted tax basis in the shares. A U.S. Shareholder’s basis in a share will generally be the cost at which it was purchased. Capital gain or loss will be long-term capital gain or loss if the U.S. Shareholder held the shares for more than one year at the time of disposition. Long-term capital gain recognized by a U.S. Shareholder that is an individual, estate or trust will be taxable at a maximum rate of 15%. No reduced rate applies to capital gain recognized by a U.S. Shareholder that is a corporation. For all U.S. Shareholders, capital losses are generally deductible only against capital gains and not against ordinary income. In the case of an individual, the aggregate amount of capital losses in excess of capital gains may offset up to $3,000 annually of ordinary income.

Information Reporting and Backup Withholding Tax

Payments to certain U.S. Shareholders of the proceeds of the sale of the shares may be subject to information reporting and U.S. federal backup withholding tax at the rate of 28% (subject to periodic adjustment) if the U.S. Shareholder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amount withheld from a payment to a U.S. Shareholder under the backup withholding rules is allowable as a credit against the U.S. Shareholder’s U.S. federal income tax, provided that the required information is furnished to the IRS.

Each U.S. Shareholder should seek U.S. federal tax advice, based on such U.S. Shareholder’s particular circumstances, from an independent tax advisor.

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FAIRNESS OF THE SHORT-FORM MERGER

Fairness. Green SEA Resources Inc. beneficially owns approximately 95% of the outstanding common stock of NRUC. Thus, Green SEA Resources Inc. may be deemed an “affiliate” of NRUC within the meaning of Rule 13e-3 under the Exchange Act. Accordingly, the rules of the SEC require us to express our reasonable belief as to the substantive and procedural fairness of the short-form merger to the minority shareholders, including the unaffiliated shareholders, of NRUC. In compliance with Rule 13e-3 under the Exchange Act, each of the boards of directors of Green SEA Resources Inc. and GSR Acquisition Corp. have considered the fairness of the short-form merger to the minority shareholders, including the unaffiliated shareholders, and concluded that the short-form merger is both substantively and procedurally fair to them and that at least fair value is being paid for the NRUC common stock.

Factors considered in determining fairness. In reaching the determination that the short-form merger is substantively and procedurally fair to the minority shareholders, including the unaffiliated shareholders, each of the boards of directors of Green SEA Resources Inc. and GSR Acquisition Corp. considered the following material factors:

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Financial Analyses Performed by CF&Co. CF&Co, an independent financial advisor, conducted an independent analysis of the value of the NRUC common stock resulting from the application of various valuation methodologies, and prepared a Valuation Report and Fairness Opinion. The Valuation Report and Fairness Opinion incorporates the restatement of NRUC’s audited consolidated financial statements for the transition period ended December 31, 2010, the evaluation of certain income tax filings of NRUC, and the preparation of NRUC’s financial statements for the quarters ended March 31 and June 30, 2011. The restatement of NRUC’s financial statements resulted in a total reduction of $2,943,341 in net income after tax as of December 31, 2010 and did not materially change the amount of the balance sheet adjustment included in CF&Co’s initial analysis that was performed prior to the restatement and quarterly filings. An evaluation relating to the restatement of NRUC’s financial statements and certain income tax filings of NRUC clarified that NSI is expected to pay more taxes than previously forecasted in future periods due to a reduction in tax losses specifically related to NSI resulting in a reduction in the value of NRUC’s sodium bicarbonate business by $1 million, according to CF&Co. The amount of such reduction is considered to be immaterial to the overall value of NRUC and we determined not to alter the consideration originally offered in connection with the going-private transaction as a result of the restatement, the evaluation of certain income tax filings and the quarterly filings. The restatement of NRUC’s financial statements also resulted in an increased amount of NRUC tax losses. These additional tax losses, however, are not being utilized for purposes of valuing NRUC because we believe that NRUC will have already exceeded the cumulative tax loss carry forward limit in the U.S. based on the amount of tax losses already included in CF&Co’s initial analysis. These factors do not alter the analysis of CF&Co, or the analysis of either of the boards of directors of Green SEA Resources Inc. and GSR Acquisition Corp., regarding whether the consideration to be provided is fair because the restatement and the financial statements for the quarters ended March 31 and June 30, 2011 resulted in an immaterial decrease in the valuation of NRUC.

CF&Co prepared the valuation of NRUC on a “sum-of-the-parts” basis, valuing each of NRUC’s three business interests on a stand-alone basis. The sodium bicarbonate business was valued on a discounted cash flow basis at $66 million. The water rights were valued at $54 million by discounting the value of a cash sale of the “core” water rights in five years and applying a probability weighting of concluding a transaction and valuing the conditional water rights based on an analysis of a structured sale, a sale to a municipality and certain precedent transactions. The oil shale deposits were valued based on two precedent transactions in the region at $76 million (including $47 million of water rights attributed to oil shale), reflecting option value over the contained oil and the related water rights. A balance sheet adjustment of $2 million was added for a total valuation of $198 million for NRUC, or $0.562 per share.

Each of the boards of directors of Green SEA Resources Inc. and GSR Acquisition Corp. concur with the financial analyses of CF&Co and utilized these analyses as one of the material factors used in reaching the determination that the short-form merger is substantively and procedurally fair to the

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minority shareholders, including the unaffiliated shareholders. For a more detailed discussion of the financial analyses performed by CF&Co, see “—Details of the Financial Analyses” below.

•

Fairness Opinion of CF&Co. As described in “REPORTS, OPINIONS, APPRAISALS AND NEGOTIATIONS—Valuation Report and Fairness Opinion by CF&Co” below, CF&Co provided a fairness opinion to GSR dated effective August 1, 2011 determining that the $0.57 per share merger consideration to be paid to the minority shareholders, including the unaffiliated shareholders, in connection with the short-form merger is fair from a financial point of view. A copy of CF&Co’s fairness opinion is included in the Valuation Report and Fairness Opinion that is attached hereto as Appendix C. Each of the boards of directors of Green SEA Resources Inc. and GSR Acquisition Corp. concur with the fairness opinion of CF&Co and utilized the fairness opinion as one of the material factors used in reaching the determination that the short-form merger is substantively and procedurally fair to the minority shareholders, including the unaffiliated shareholders. The restatement of NRUC’s financial statements, the evaluation of certain income tax filings of NRUC, and the financial statements for the quarters ended March 31 and June 30, 2011, did not alter the analysis, or the fairness opinion, of CF&Co, or the analysis of either of the boards of directors of Green SEA Resources Inc. and GSR Acquisition Corp., regarding whether the consideration to be provided is fair because such factors resulted in an immaterial decrease in the valuation of NRUC.

•

Cash payment for stock. The merger allows the minority shareholders, including the unaffiliated shareholders, to realize (without the payment of any brokerage fees or commissions) $0.57 per share in cash for their shares of common stock of NRUC, a price that may otherwise be difficult for the minority shareholders, including the unaffiliated shareholders, of NRUC to attain given the lack of liquidity in the common stock of NRUC. The merger consideration provides certainty of value to the minority shareholders, including the unaffiliated shareholders, and immediate liquidity.

•

Limited Trading Market and Liquidity/Market Prices. Each of the boards of directors considered the fact that there is a limited trading market and limited liquidity for NRUC common stock (the average daily trading volume during the three-month period prior to August 2, 2011, the last trading day prior to the first public announcement of the short-form merger, was approximately 1400 shares), and any proposal to acquire the shares by an independent entity would be unlikely to proceed without our consent due to our beneficial ownership of approximately 95% of the outstanding common stock of NRUC. Accordingly, we believe that it may be difficult for the minority shareholders, including the unaffiliated shareholders, to sell significant blocks of common stock of NRUC without adversely impacting the trading price. Additionally, even though the high share prices of NRUC common stock during the first, second and third quarters of 2011 were $1.32, $0.90 and $0.80, respectively, we believe that the over-the-counter trading market for NRUC shares is not a reliable basis for valuation. As noted above, NRUC’s shares are thinly traded on the Pink Sheets with a wide bid-ask spread and the trading market is susceptible to large movements on very small trades. Further, to the best of our knowledge NRUC’s common stock is not covered by securities analysts.

•

Limited Public Company Benefits. NRUC has incurred significant costs but has not been able to realize many of the benefits that result from being a publicly traded company as a result of the limited liquidity and low trading price of its common stock. We believe that such factors have and will continue to have an adverse impact on the trading price of shares of NRUC’s common stock.

•

Dissent Rights. Although the short-form merger does not require the approval of a majority of the minority shareholders (we note that no vote of the minority or unaffiliated shareholders is required to effect the short-form merger), or an unaffiliated representative of the minority or unaffiliated shareholders to negotiate on their behalf, or a special committee of NRUC directors appointed to evaluate the short-form merger, each of the boards of directors of Green SEA Resources Inc. and GSR Acquisition Corp. believe that the short-form merger is procedurally fair to the minority shareholders, including the unaffiliated shareholders, because the minority shareholders, including the unaffiliated shareholders, are entitled to exercise dissent rights and demand “fair value” for their shares of NRUC common stock. State law provides minority shareholders, including the unaffiliated shareholders, with an opportunity to seek “fair value” of their shares of NRUC common stock if they believe they are not receiving fair value pursuant to the short-form merger. See “ADDITIONAL INFORMATION—Terms of the Transaction—Dissent Rights” in this Transaction Statement.

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•

Elimination of Future Financial Performance Risks of NRUC. The short-form merger would shift the risk of the future financial performance of NRUC entirely to Green SEA Resources Inc. who has the power to control NRUC’s business. In addition, the short-form merger would eliminate the exposure of the minority shareholders, including the unaffiliated shareholders, to any future declines in the price of the shares of NRUC common stock.

•

No Third-Party Offers. We do not intend to sell our majority holdings in NRUC, and we do not intend to seek a buyer for NRUC in the foreseeable future. These facts foreclosed the opportunity to consider an alternative transaction with a third-party purchaser of NRUC or otherwise provide liquidity in the form of a third-party offer to the minority shareholders, including the unaffiliated shareholders.

•

Net Book Value Multiple Valuation. Neither of the boards of directors of Green SEA Resources Inc. and GSR Acquisition Corp. valued NRUC based upon a multiple of its net book value because net book value multiples are traditionally not utilized to value companies in industries such as NRUC’s but rather are often used as a valuation method with respect to companies in the financial industry.

•

Going Concern Value. A primary aspect of a going concern valuation is the discounted cash flow methodology, which was used in connection with the financial analyses performed by CF&Co discussed in this Transaction Statement. See “FAIRNESS OF THE SHORT-FORM MERGER—Details of the Financial Analyses” and CF&Co’s Amended and Restated Valuation Report and Fairness Opinion attached hereto as Appendix C.

•

Liquidation Value Analysis. Neither the board of directors of Green SEA Resources Inc. nor the board of directors of GSR Acquisition Corp. considered implied liquidation value of NRUC because we do not intend to sell our majority holdings in NRUC, and we do not intend to seek a buyer for NRUC in the foreseeable future.

•

Restatement of Financial Statements. On September 14, 2011, NRUC restated its financial statements for the transition period ended December 31, 2010. The restatement resulted in a total reduction of $2,943,341 in net income after tax as of December 31, 2010. The restatement did not materially change the amount of the balance sheet adjustment included in the CF&Co valuation. The restatement does not alter the analysis of CF&Co, or the analysis of the boards of directors of Green SEA Resources Inc. and GSR Acquisition Corp., regarding whether the merger consideration to be provided is fair because the restatement resulted in an immaterial decrease in the valuation of NRUC.

Factors not considered in determining fairness. Neither of the boards of directors of Green SEA Resources Inc. and GSR Acquisition Corp. considered the following factors to be material in determining the fairness of the short-form merger:

•	Firm Offers. We are not aware of any firm offers to purchase NRUC that have been made during the past two years by any unaffiliated person.

•	Merger, Sale or Sale of Assets. NRUC has not engaged in a merger or sale process (including a sale of all or substantially all of its assets) in the past two years.

•	Acquisition of Control. No third-party can acquire control of NRUC without negotiating with us because of our majority ownership of NRUC.

Details of the Financial Analyses. In producing the valuation included in the Valuation Report and Fairness Opinion, CF&Co conducted the following analyses. The full text of CF&Co’s Valuation Report and Fairness Opinion dated effective as of August 1, 2011 and dated as of October 20, 2011, which sets forth the assumptions made, matters considered and limitations of the analyses undertaken is attached hereto as Appendix C and is incorporated herein by reference. Holders of NRUC shares are urged to, and should, read the Valuation Report and Fairness Opinion carefully and in its entirety in connection with the short-form merger.

•	CF&Co prepared the fair market value valuation of NRUC on a “sum-of-the-parts” basis, valuing each of NRUC’s three business interests on a stand-alone basis, for a total value of $198 million.

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(1) The sodium bicarbonate business of NRUC, which is an operating business, was valued on a discounted cash flow basis at $66 million. CF&Co used a 15% discount rate for the existing operation and base case expansion, which is consistent with CF&Co’s calculation of NRUC’s weighted average cost of capital. CF&Co used a 20% discount rate for assessing potential premium market opportunities. CF&Co included in its analysis a discounted terminal value calculated by applying an appropriate multiple to 2030 projected earnings before interest, taxes, depreciation and amortization. The valuation of the sodium bicarbonate business was cross-checked against market multiples (enterprise value/EBITDA and price/earnings) relative to certain comparable companies.

(2) The water rights were valued at $54 million by discounting the value of a cash sale of the “core” water rights in five years and applying a probability weighting of concluding a transaction and valuing the conditional water rights based on an analysis of a structured sale, a sale to a municipality and certain precedent transactions. CF&Co evaluated data from over 2,000 water rights transactions in Colorado over a period of approximately 20 years in connection with its analysis.

(3) The oil shale deposits in the leases held by NRUC were valued based on two precedent transactions in the region at $76 million (including $47 million of water rights attributed to oil shale), reflecting option value over the contained oil and the related water rights. The large potential value in the oil shale was balanced against the early stage of development and the unproven extraction technology. Additionally, in this market, the majority of oil shale projects are owned by larger international oil companies that do not transact in this market. As a result, it is not unusual to only rely on two precedent transactions of a comparable size and scope.

•

A balance sheet adjustment of $2 million was added for a total valuation of $198 million for NRUC, or $0.562 per share. The CF&Co valuation of NRUC’s three business interests on a stand-alone basis provides an enterprise value and requires an adjustment to reflect NRUC’s balance sheet in order to fully reflect the price at which a 100% sale of NRUC would be conducted. In order to establish the equity value, CF&Co assessed NRUC’s financial statements for items which are not captured by its financial modeling and valuation metrics. These items included NRUC cash and asset retirement obligations.

Certain negative considerations. Each of the boards of directors of Green SEA Resources Inc. and GSR Acquisition Corp. considered the following factors, each of which we considered negative, in our deliberations concerning the fairness of the terms of the short-form merger to the minority shareholders, including the unaffiliated shareholders, and its procedural fairness:

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Termination of participation in future growth of NRUC. Following the successful completion of the short-form merger, the minority shareholders, including the unaffiliated shareholders, will involuntarily have their interests in NRUC liquidated and will cease to be shareholders of NRUC; therefore, after the short-form merger is effected, the minority shareholders, including the unaffiliated shareholders, will not have the right to retain their shares and sell them at a time and a price of their choosing nor will they otherwise have the right to participate in the future earnings or growth, if any, of NRUC or benefit from increases, if any, in the value of NRUC or its shares of common stock.

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Conflicts of interest. With respect to the determination of the merger consideration, our financial interests are adverse to the financial interests of the minority shareholders, including the unaffiliated shareholders. In addition, officers and directors of NRUC have actual or potential conflicts of interest in connection with the short-form merger. Some of our directors and officers are also directors of NRUC.

•

No minority shareholder approval. Because the going-private transaction is structured as a short-form merger under the URBC, the minority shareholders, including the unaffiliated shareholders, are not required to vote on the short-form merger.

•

No NRUC board of directors, unaffiliated representative or special committee approval/evaluation. Because the going-private transaction is structured as a short-form merger under the URBC, the board of directors of NRUC was not required to vote on the short-form merger, nor was an unaffiliated representative or a special committee required to be appointed to evaluate the short-form merger.

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•

Short-form merger is a taxable transaction. In general, for United States federal income tax purposes, the short-form merger will be treated as a taxable transaction for U.S. federal income tax purposes.

After giving these factors due consideration, each of the boards of directors of Green SEA Resources Inc. and GSR Acquisition Corp. concluded that none of these factors, alone or in the aggregate, is significant enough to outweigh the factors and analyses that we considered to support the belief of each of the boards of directors that the short-form merger is substantively and procedurally fair to the minority shareholders, including the unaffiliated shareholders.

In determining not to seek approval of the short-form merger by the minority shareholders, including the unaffiliated shareholders, of NRUC, and in considering the absence of an unaffiliated representative of the minority shareholders or the unaffiliated shareholders, and of a special committee of the directors of NRUC to evaluate the short-form merger, we relied on the statutory right of a holder of at least 90% of the outstanding stock of a corporation under Section 1104 of the URBC to effect a short-form merger without any minority or unaffiliated shareholder action and without the requirement of a special committee or unaffiliated representative of the minority or unaffiliated shareholders. Pursuant to the URBC, (i) the minority shareholders, including the unaffiliated shareholders, of NRUC will be entitled to exercise statutory dissent rights under Part 13 of the URBC and (ii) the minority shareholders, including the unaffiliated shareholders, will receive advance notice of the short-form merger, and we have disclosed fully the relevant information that is reasonably necessary to permit minority shareholders, including unaffiliated shareholders, of NRUC to determine whether to accept the merger consideration or to exercise their statutory dissent rights with respect to their shares of NRUC common stock.

In view of the number and wide variety of factors considered in connection with making a determination as to the fairness of the short-form merger to the minority shareholders, including the unaffiliated shareholders, and the complexity of these matters, each of the boards of directors of Green SEA Resources Inc. and GSR Acquisition Corp. did not find it practicable to, nor did they attempt to, rank or otherwise assign relative weights to the specific factors considered. Moreover, neither of our boards of directors has undertaken to make any specific determination or assign any particular weight to any single factor, but have conducted an overall analysis of the factors described above.

We have not considered any factors, other than as stated above, regarding the substantive or procedural fairness of the short-form merger to the minority shareholders, including the unaffiliated shareholders, as it is the view of each of the boards of directors of Green SEA Resources Inc. and GSR Acquisition Corp. that the factors considered provided a reasonable basis to form our belief.

Recent purchases of shares of NRUC stock by GSR.

Prior to May 2007, AmerAlia, Inc. (now NRUC) owned 100% of the outstanding common stock of Natural Soda Holdings, Inc., which in turn owned 100% of the outstanding common stock of NSI. NSI is an operating company that produces and sells sodium bicarbonate (baking soda).

In 2003, the Sentient Entities provided Natural Soda Holdings, Inc. with short-term debt financing which was refinanced on a long-term basis in 2004. In May 2007, the Sentient Entities converted a portion of the debt owed by Natural Soda Holdings, Inc. and NSI into a 53.5% equity interest in NSI. In August 2007, the Sentient Entities purchased approximately 46% of the equity in AmerAlia, Inc. from a major shareholder of AmerAlia, Inc., and also acquired additional debt obligations of AmerAlia, Inc. from the same major shareholder.

As part of a restructuring transaction in October 2008:

•	the Sentient Entities transferred their various interests to SURF;

•	NSI became a wholly-owned subsidiary of Natural Soda Holdings, Inc.;

•	SURF converted its loans to Natural Soda Holdings, Inc. into Natural Soda Holdings, Inc. equity and AmerAlia, Inc.’s ownership in Natural Soda Holdings, Inc. was reduced from 100% to 18%; and

•	SURF converted its loans to AmerAlia, Inc. into additional common stock of AmerAlia, Inc.

This reorganization resulted in the ownership structure shown below.

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December 31, 2008 to June 29, 2010

In connection with this restructuring, AmerAlia, Inc., also received approximately $10 million in cash, settled approximately $12 million of debt, terminated indemnification rights relating to the extinguishment of an AmerAlia, Inc. $9.9 million bank loan and extinguished other obligations in exchange for the issue of 48,961,439 shares of its common stock.

Finally, on June 30, 2010, AmerAlia, Inc. issued 286,119,886 shares of its common stock to SURF in exchange for the 82% of Natural Soda Holdings, Inc. SURF held with the following resulting structure shown below.

On September 14, 2010 at a Special Meeting of the Shareholders of AmerAlia, Inc., the shareholders approved the amendment of the articles of incorporation to change the name of AmerAlia, Inc. to Natural Resources USA Corporation.

On March 15, 2011, SURF entered into the Exchange Agreement with Green SEA Resources Inc. Pursuant to the Exchange Agreement, SURF exchanged all of its ownership in NRUC for 20,084,954 common shares of Green SEA Resources Inc. The interests of NRUC that were exchanged were (i) all of the shares of common stock of NRUC owned by SURF, a total of 334,074,381 shares of common stock, plus (ii) a limited option to acquire up to 5,500,000 shares of common stock of NRUC.

Prior to the mailing of this Transaction Statement and pursuant to the terms of the Contribution Agreement, Green SEA Resources Inc. will transfer all of its shares of common stock of NRUC and its right to acquire up to 5,500,000 shares of common stock of NRUC to GSR Acquisition Corp.

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REPORTS, OPINIONS, APPRAISALS AND NEGOTIATIONS

Valuation Report and Fairness Opinion by CF&Co

In considering the fairness of the short-form merger from a financial point of view to the minority shareholders, including the unaffiliated shareholders, Green SEA Resources Inc. engaged CF&Co on June 24, 2011 to perform an independent third-party valuation of NRUC, provide an opinion as to the fairness, from a financial point of view, to NRUC’s shareholders (other than GSR) of the $0.57 per share merger consideration proposed by GSR to be received by such shareholders and to provide a Valuation Report and Fairness Opinion. CF&Co consented to the references to their Valuation Report and Fairness Opinion in this Transaction Statement and to the inclusion of the Valuation Report and Fairness Opinion as Appendix C to this Transaction Statement.

CF&Co received a fee of $150,000 for such services, all of which was paid upon delivery of an initial version of the Valuation Report and Fairness Opinion. No part of such fee is contingent upon consummation of the short-form merger. In addition, GSR agreed to reimburse CF&Co for its reasonable out-of-pocket expenses related to its engagement, including the fees and expenses of counsel, whether or not the short-form merger is consummated. GSR also agreed to indemnify CF&Co for certain potential liabilities relating to or arising out of its engagement.

CF&Co is an independent financial advisory firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for other corporate purposes. CF&Co provides advice to companies in the mining and metals processing industries, in which industries CF&Co’s directors have extensive experience.

CF&Co was selected to provide a valuation report and fairness opinion based upon CF&Co’s familiarity with NRUC and its experience and expertise. Further, CF&Co has previously acted for The Sentient Group. In 2010, CF&Co prepared a fairness opinion for The Sentient Group considering the fairness of The Sentient Group’s valuation of NRUC, among other businesses. In connection with the 2010 fairness opinion for The Sentient Group, CF&Co received $400,000, approximately $100,000 of which was attributable to considering the fairness of The Sentient Group’s valuation of NRUC. While CF&Co considered information received from The Sentient Group herein, its analysis focused on additional information obtained and analyzed in connection with its evaluation, including, as discussed below, information relating to the assets and liabilities of NRUC, the appropriate valuation methodology for each of the assets and the application of such methodology to each of the assets. Additionally, Ken Sangster, who serves on the board of directors of Ivernia Inc., an affiliate of Green SEA Resources Inc., serves as a technical consultant to CF&Co. Mr. Sangster was not involved in performing the valuation of NRUC by CF&Co or in preparing the Valuation Report and Fairness Opinion. In addition, Mr. Sangster was not involved in the selection of CF&Co as financial advisor to GSR in connection with the short-form merger.

On August 7, 2011, CF&Co presented an initial version of its Valuation Report and Fairness Opinion to the board of directors of GSR. As of the effective date of August 1, 2011, they derived a value of $0.565 per share for NRUC and determined that the merger consideration of $0.57 per share to be paid to the holders of shares (other than GSR) in connection with the short-form merger is fair to such holders, from a financial point of view.

Following the restatement of NRUC’s audited consolidated financial statements for the transition period ended December 31, 2010, the evaluation of certain income tax filings of NRUC, and the preparation of NRUC’s financial statements for the quarters ended March 31 and June 30, 2011, CF&Co, at the request of GSR, updated the initial version of its Valuation Report and Fairness Opinion, on October 20, 2011, reflecting an immaterial decrease in the valuation of NRUC to a value of $0.562 per share.

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These factors did not alter the analysis of CF&Co, or the analysis of either of the boards of directors of Green SEA Resources Inc. and GSR Acquisition Corp., regarding whether the consideration to be provided is fair because of the immaterial decrease in the valuation of NRUC.

The full text of CF&Co’s Valuation Report and Fairness Opinion, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached hereto as Appendix C and is incorporated herein by reference. Although the Valuation Report and Fairness Opinion is attached in its entirety as Appendix C, a copy of the Valuation Report and Fairness Opinion is available for inspection at Green SEA Resources Inc., 130 Adelaide St. West, Suite 3303, Toronto, Ontario, Canada, during normal business hours upon reasonable notice to D’Arcy P. Doherty, Vice President, Legal and General Counsel of Green SEA Resources Inc. at 416-649-9283. Holders of NRUC shares are urged to, and should, read Appendix C carefully and in its entirety in connection with this Transaction Statement. The summary of the Valuation Report and Fairness Opinion of CF&Co set forth in this Transaction Statement is qualified in its entirety by reference to the full text of the Valuation Report and Fairness Opinion. The Valuation Report and Fairness Opinion of CF&Co will not reflect any developments that may occur or may have occurred after the date of the Valuation Report and Fairness Opinion and prior to the completion of the short-form merger.

No limitations were imposed by GSR on the scope of CF&Co’s investigation or the procedures to be followed by CF&Co in preparing its valuation or rendering its fairness opinion. CF&Co was not requested to and did not make any recommendation to GSR as to the form or amount of the consideration to be paid to NRUC’s minority shareholders, including the unaffiliated shareholders. CF&Co’s conclusions are based on the financial and comparative analyses described below.

The Valuation Report and Fairness Opinion was directed to GSR for its use in connection with its consideration of the short-form merger. The fairness opinion was not intended to be and did not constitute a recommendation to GSR as to how GSR’s boards of directors should vote on the short-form merger or whether or not any shareholder should exercise any statutory dissent rights available to such shareholder with respect to the short-form merger. Additionally, the fairness opinion does not compare the relative merits of the short-form merger with any alternative transaction or business strategy which may have been available to NRUC as alternatives to the short-form merger and does not address the underlying business decision of GSR’s boards of directors to proceed with or effect the short-form merger. CF&Co was not involved in structuring or negotiating the short-form merger and was not requested to explore alternatives to the short-form merger or solicit the interest of any other parties in pursuing transactions with GSR or NRUC. As described above, CF&Co’s financial analysis was only one of many factors considered by GSR in its determination that the terms of the short-form merger are fair to the minority shareholders, including the unaffiliated shareholders, of NRUC and should not be viewed as determinative of the views of GSR with respect to the value of NRUC.

In order to prepare the valuation of NRUC, CF&Co considered, among other things, information relating to the assets and liabilities of NRUC, the appropriate valuation methodology for each of the assets and the application of such methodology to each of the assets, including:

•

Material prepared by NRUC, GSR and The Sentient Group, including financial data, cash flow models, market projections and other information concerning NRUC’s assets and the industries within which it operates, as deemed relevant by CF&Co.

•	Certain publicly available information concerning NRUC’s assets and the industries within which it operates, as deemed relevant by CF&Co.

•	Past and present market prices and trading volumes of NRUC common stock and of the stock of other companies of a comparable nature to NRUC and/or its assets, as deemed relevant by CF&Co.

•	Public information relating to comparable transactions in industries relevant to NRUC and its assets, as deemed relevant by CF&Co.

•	Discussions with the management of NRUC and GSR, as appropriate and feasible, and a visit to NRUC in Colorado during the course of the valuation process.

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•	Such other corporate, industry and financial market information and analysis, as deemed relevant by CF&Co.

In arriving at its opinion, CF&Co, among other things, assumed the following:

•	the validity of technical assumptions regarding the operation of NRUC’s assets and underpinning cash flow models; and

•	that the information provided by GSR and NRUC for the purposes of preparing the Valuation Report and Fairness Opinion is complete and accurate.

Subject to the foregoing, the following is a summary of the material financial analyses undertaken by CF&Co with respect to NRUC and presented to GSR’s boards of directors.

Valuation Methodology

NRUC has three business interests in Colorado, U.S.A.: (1) a sodium bicarbonate production business; (2) the ownership of water rights; and (3) oil shale deposits within the same area covered by its sodium bicarbonate leases. NRUC is valued on a fair market value basis. The fair market value valuation has been undertaken on a “sum-of-the-parts” basis, valuing each of NRUC’s three business interests on a stand-alone basis, adjusted to reflect NRUC’s balance sheet.

Valuation Summary

Sodium Bicarbonate	$66m
Water rights	$54m
Oil Shale	$76m
Balance sheet adjustment	$2m

Sum-of-the-parts Valuation	$198m

Details of the Sum-of-the-Parts Valuation

The following section provides a more detailed discussion of CF&Co’s approach to valuation for each of the three business interests of NRUC. This discussion is qualified in its entirety by reference to the full text of the Valuation Report and Fairness Opinion attached as Appendix C.

Sodium Bicarbonate Business

The sodium bicarbonate business of NRUC held by NSI, a wholly owned subsidiary of NRUC, is valued on a discounted cashflow basis. The net present value uses a 15% nominal discount rate for the existing operation and base case expansion, which is consistent with CF&Co’s calculation of NRUC’s weighted average cost of capital (which is presented in its entirety as Appendix 1 to the Valuation Report and Fairness Opinion). CF&Co used a 20% discount rate for assessing potential premium market opportunities. CF&Co assumes nahcolite resources are sufficient to support a mine life in excess of 20 years and the discounted cash flow analysis therefore is through 2030. CF&Co included in its analysis a discounted terminal value calculated by applying an appropriate multiple to 2030 projected earnings before interest, taxes, depreciation and amortization. Additionally, in connection with its analysis, CF&Co applied a 75% probability to the prospect of NRUC being able to use the full amount of NRUC’s non-NSI tax losses, giving total carried forward losses of US$79.0m and CF&Co assumed an annual limit of US$4.9m.

NSI Valuation

The base case valuation, including upside for premium grade product, is US$66m. If the full accumulated tax losses are not permitted, the valuation would fall to US$56m.

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Sensitivities

Ranges shown reflect base, low and high cases for each of the key variables as determined by CF&Co after discussion with NSI management regarding material assumptions in the cash flow model used as the basis of valuation, as further detailed in the full text of the Valuation Report and Fairness Opinion attached as Appendix C, including base case production and plant expansion, future pricing forecasts, premium grade market opportunities, financing options and the ability to carry forward tax losses. Cash flows associated with premium grade product is discounted at 20%.

Market Multiples

As a cross-check to its valuation, CF&Co has examined comparable trading company multiples, as set forth in the tables below:

Enterprise Value/EBITDA (source—Bloomberg):

	Current	2011	2012
Church & Dwight Co., Inc.	11.2	10.5	9.8
Solvay Chemicals, Inc.	6.3	7.6	7.9
FMC Industrial Chemicals	9.8	8.9	8.0
Penrice Soda Holdings Limited	5.9	5.9	4.1
Imerys SA	7.7	6.3	5.9
Rockwood Energy & Minerals Company Inc.	8.2	7.5	6.9
Compass Minerals International Inc.	10.9	9.0	7.8
OM Group, Inc.	4.7	5.1	4.9

Average	8.1	7.6	6.9

Implied Value of NSI (US$m)	81	69	81

Price/Earnings (source—Bloomberg):

	Current	2011	2012
Church & Dwight Co., Inc.	22.2	19.1	17.4
Solvay Chemicals, Inc.	—	—	—
FMC Industrial Chemicals	17.5	15.1	13.2
Penrice Soda Holdings Limited	6.1	—	12.2

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	Current	2011	2012
Imerys SA	14.2	11.7	10.4
Rockwood Energy & Minerals Company Inc.	16.2	15.7	13.2
Compass Minerals International Inc.	19.5	15.4	12.9
OM Group, Inc.	12.6	12.1	11.1

Average	15.5	14.9	12.9

Implied Value of NSI (US$m)	96	88	92

For purposes of the foregoing tables, the implied value of NSI was calculated by applying the respective EBITDA and earnings of NRUC, as determined by the CF&Co financial model, to the average of the comparable trading company multiples.

The peer group was chosen on the basis of those companies in the business of selling sodium bicarbonate and similar products. The peer group chosen for the foregoing comparison includes larger companies with greater share liquidity than NRUC, and the analogies are, therefore, imperfect. An illiquid stock such as that of NRUC can be expected to trade at a lower multiple, which is consistent with the CF&Co base case valuation. In addition, smaller resource companies tend to trade at lower multiples than larger companies. For example, mid-tier base metal mining companies trade at around a 5 – 6x Enterprise Value/Trailing 12 month EBITDA, which implies a valuation of US$50-60m for NSI.

Water Rights

For valuation purposes, the water rights can be divided into those required to sustain the core sodium bicarbonate business and the conditional Wolf Ridge water rights, which may be available for non-core business operations.

“Core” Water Rights Valuation

CF&Co determined that the most likely option to realize value from the water rights is a sale or lease to an oil shale operation. There are risks and uncertainties attaching to such projects. It is unlikely that any of the oil companies pursuing research projects in the Piceance Basin will pay substantial value for water rights until a firm decision is taken to develop a commercial operation, and any development decision by any oil company is likely 5-10 years away.

CF&Co has evaluated data from over 2,000 water rights transactions in Colorado from 1987 to 2009. The average sale price for all transactions (inflation adjusted to 2011 US dollars) is US$9,915/acre foot. However the average price paid for large water rights transactions is substantially lower than for small transactions. The great majority of transactions are for packages of under 1,000 acre feet. The average for transactions over 1,000 acre feet is approximately US$5,000/acre foot. CF&Co has, therefore, applied a price of US$5,000/acre foot to the “core” rights.

CF&Co has valued the “core” water rights by discounting the value of a cash sale of the rights in five years and applying a probability weighting for concluding a transaction. CF&Co used a 5% discount rate, reflecting a risk free rate, and assumed a 25% probability of concluding a transaction. Whilst the 25% probability is subjective, it is based on discussions with NRUC, GSR and a Colorado water rights lawyer regarding NRUC’s experience to-date, the condition of the market, risks associated with the oil shale industry (assuming companies in this industry are the most likely buyers), uncertain timing and the difficulties of concluding a sale.

NPV (5%) Sale Price	$26.8m
Probability Discount (75%)	($20.1m	)

Valuation of “Core” Water Rights	$6.7m

Wolf Ridge Water Rights Valuation

CF&Co has valued the Wolf Ridge water rights based upon realization resulting from a potential structured sale or a sale to municipality and precedent transactions. CF&Co assumed, based on information from NRUC’s

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management, that half of the Wolf Ridge water rights must be held for NRUC’s potential oil shale development project. As a result, CF&Co’s valuation is based on being able to sell half of the Wolf Ridge water rights.

Structured Sale

The conditional rights are valued on the basis of the discounted value of the cash flows from an assumed future structured sale. A structured sale is industry standard for the sale of conditional water rights. CF&Co has cross-referenced the valuation to precedent transactions.

CF&Co has assumed the following in a structured sale:

•	An upfront deposit payment of 33% of the transaction value paid in five years.

•	The balance of the purchase price payable in ten years.

•	NRUC and the buyer share completion risk (permitting, litigation, etc).

•	Cash flows associated with the sale are discounted at 5%, representing a risk-free rate of return.

•

Probabilities have been applied to reflect the chance of entering into and completing a transaction with any buyer, to adjust the valuations (30% for the deposit payment and 10% for the payment of the balance).

The potential total sale price is estimated based on the average transaction value for the sale of $9,915/acre foot. While transactions for large volumes of water have tended to attract lower prices than smaller transactions, the Wolf Ridge water rights are acknowledged to be a strategic resource. As a result, CF&Co has ascribed the total average value for the Wolf Ridge water rights. CF&Co has assumed:

•	Upfront deposit of $3,305/acre foot paid in five years (i.e. 33% of the total sale price).

•	Completion payment of $6,610/acre foot payable in 10 years.

•	Total value of structured sale:

NPV (5%) Deposit x 30% Probability	$62m
NPV (5%) Balance x 10% Probability	$32m
Total	$94m

Sale to Municipality

CF&Co considered several recent precedent transactions entailing the sale of water rights to municipalities:

Transaction	US$/acre foot	Wolf Ridge (US$m)
Aurora	23,446	1,867
Araphoe County	21,909	1,745
East Cherry Creek Valley	15,000	1,195

Average - all transactions	20,118	1,602

The above table illustrates the total value a municipality might be willing to pay to acquire the Wolf Ridge water rights under a structured sale. However, CF&Co considered the fact that the water rights sold in the above-noted transactions were more advanced than the Wolf Ridge water rights, with associated infrastructure in place, or committed. Further, CF&Co believes the chances of a sale to a municipality are significantly lower than to an oil shale company.

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If the structured sale methodology is applied to the value payable by a municipality, but using probabilities of 15% for the deposit payment and 5% for the balance, the Wolf Ridge water rights would be valued at US$96m.

Precedent Transactions

CF&Co has evaluated data from over 2,000 precedent transactions in Colorado and elsewhere in the Western United States, from 1987 to 2009. Adjusted to 2011 US dollars, the average price paid in the western U.S. was US$8,500 per acre foot versus US$9,915 per acre foot in Colorado.

CF&Co also considered several specific transactions. As well as those discussed above, CF&Co considers the acquisition by Pure Cycle of a large package of Arkansas River rights for US$1,353/acre ft to be a useful analogue for what a buyer might pay to acquire the Wolf Ridge water rights today on an unconditional basis. The implied value of the Wolf Ridge water rights at US$1,353/acre ft is US$108m. However, CF&Co noted that the rights acquired by Pure Cycle are on the eastern slopes of the Rocky Mountains. It would be far less controversial to supply the municipalities of Denver and the Front Range from the eastern slopes than from Wolf Ridge on the western slopes. CF&Co also noted, however, that the rights acquired by Pure Cycle are decreed only for agricultural use and would require conversion for municipal use, whereas the Wolf Ridge water rights are decreed for all uses. Balancing these two observations, CF&Co assumed that the Wolf Ridge water rights would trade at a discount to the rights acquired by Pure Cycle.

CF&Co believes the valuation of US$94m reflects a price a buyer might pay today for the 100% of the Wolf Ridge water rights.

Valuation of Water Rights

The total value of the water rights is therefore:

Core water rights: Piceance Creek & Yellow Creek	$7m
Non-core water rights: Wolf Ridge (100%)	$94m
Less value of water rights attributed to oil shale	($47m	)

Total	$54m

Oil Shale

Oil Shale Valuation

NRUC’s oil shale opportunity is in a very early stage. The extraction technology has not yet been proven at even the pilot scale and NRUC has no oil shale rights beyond those it may be granted under the limited Research Development and Demonstration (“RD&D”) program currently under application with the US government. There are many uncertainties regarding timing, parameters, capital and operating costs for such extraction. There are no delineated reserves or resources.

Precedent Transactions

In the absence of a reliable discounted cash flow analysis, CF&Co reviewed precedent transactions as the primary valuation methodology, illustrating the potential value if NRUC was able to sell the oil shale project today. However, CF&Co has only identified two comparable transactions. Further, the valuation must be applied to the acreage of land over which NRUC is expected to be able to exploit shale oil should it be granted a commercial scale license and confirm the technology, rather than to confirmed reserves or resources.

In addition, CF&Co added the value of 50% of the Wolf Ridge water rights to the value given by analysis of precedent transactions. NRUC would be required to acquire the water if it did not already own it and might seek to monetize the rights if the oil shale project does not proceed.

CF&Co believes the methodology is the best available to estimate the value a buyer might pay today to acquire the oil shale project, with rights to the patent pending technology for the RD&D program, today.

Precedent Transactions

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Transaction	Year	Acres	Value (US$m)		US$/acre	Implied Value (US$m)
Shell acquisition of Nielson-Juhan-Hogle sodium lease	2006	2,240	5.0		2,232	21.3
Total buy 50% JV interest in AMSO (American Shale Oil Inc.)	2009	50% x 5,120 = 2,560	10	[1]	3,906	37.3

Average					3,069	29.3

1	Citigroup, 15 January 2009 report estimated the cost of the transaction as in the “tens of millions”. Absent more detailed information, CF&Co conservatively assumed the value was $10m to reflect the early stage of the project.

The implied valuation of NRUC’s oil shale project is:

Precedent Transactions	$29m
Value of water rights attributed to oil shale	$47m

Total	$76m

Balance Sheet Adjustment

CF&Co’s valuation of NRUC’s assets provides an enterprise value and requires an adjustment to reflect NRUC’s balance sheet in order to fully reflect the price at which a 100% sale of NRUC would be concluded. In order to establish the equity value, CF&Co assessed NRUC’s financial statements for items which are not captured by its financial modeling and valuation metrics. These items included NRUC cash and asset retirement obligations. The total balance sheet adjustment is $2 million.

Market Valuation

The trading market valuation is not considered by CF&Co to be a reliable basis for valuation. As NRUC’s shares are held approximately 95% by GSR and its shares are thinly traded with a wide bid-ask spread, the trading market valuation is susceptible to large movements on very small trades. Information is available publically, however it is not widely distributed and NRUC is not covered by analysts.

Valuation Report and Fairness Opinion Conclusion

Based upon the foregoing analyses and the assumptions and limitations set forth in full in the text of CF&Co’s Valuation Report and Fairness Opinion attached hereto as Appendix C, CF&Co derived a value of $0.562 per share for NRUC and was of the opinion that, as of the date of CF&Co’s opinion, the $0.57 per share merger consideration to be paid to the minority shareholders, including the unaffiliated shareholders, of NRUC for the shares in connection with the short-form merger is fair to such shareholders, from a financial point of view.

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SELECTED FINANCIAL DATA

The selected consolidated financial information presented below, under the captions “Income Statement Data” for the transition period from July 1, 2010 to December 31, 2010, the years ended June 30, 2010 and 2009 and the quarters ended March 31, 2011 and 2010 and June 30, 2011 and 2010 and “Balance Sheet Data” at December 31, 2010, June 30, 2010 and 2009, March 31, 2011 and 2010 and June 30, 2011 and 2010, have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and have been derived from NRUC’s audited consolidated financial statements included in NRUC’s Amended Transition Report on Form 10-KT/A for the transition period from July 1, 2010 to December 31, 2010, and NRUC’s unaudited consolidated financial statements included in NRUC’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011, which financial statements are incorporated herein by reference.

Balance Sheet Data
	As at December 31, 2010 (Audited)	As at June 30, 2010 (Audited)	As at June 30, 2009 (Audited)
Current Assets	$9,213,305	$10,848,504	$9,481,921
Non-current Assets	$39,338,212	$36,573,871	$32,034,328
Current Liabilities	$4,040,782	$5,125,069	$5,354,746
Non-current Liabilities	$1,566,594	$1,293,336	$1,008,680
Preferred Stock	0	0	4

	As at March 31, 2011 (Unaudited)	As at March 31, 2010 (Unaudited)	As at June 30, 2011 (Unaudited)	As at June 30, 2010 (Audited)
Current Assets	$8,951,324	$2,629,749	$9,128,169	$10,848,504
Non-current Assets	$40,102,742	$7,090,695	$41,156,382	$36,573,871
Current Liabilities	$4,290,979	$1,374,468	$5,077,617	$5,125,069
Non-current Liabilities	$1,576,054	$0	$1,660,637	$1,293,336
Preferred Stock	0	0	0	0

Income Statement Data
	6 Months Ended December 31, 2010 (Audited)	Year Ended June 30, 2010 (Audited)	Year Ended June 30, 2009 (Audited)
Revenues	$12,924,583	$21,981,038	$19,835,160
Gross Profit (including depreciation)	$4,618,216	$6,397,715	$3,984,705
Income (Loss) from Operations	$1,735,877	$1,458,622	$(538,352)
Net Income (Loss)	$1,844,861	$1,274,439	$(5,856,440)
Net Income (Loss) per share (basic)	$0.01	$0.02	$(0.12)
Net Income (Loss) per share (diluted)	$0.01	$0.02	$(0.12)
Weighted Average Number of Shares Outstanding (basic)	352,413,582	67,077,586	47,899,158
Weighted Average Number of Shares Outstanding (diluted)	352,570,332	67,168,992	47,899,158

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	3 Months Ended March 31, 2011 (Unaudited)	3 Months Ended March 31, 2010 (Unaudited)
Revenues	$5,968,177	$5,439,381
Gross Profit (including depreciation)	$1,959,918	$1,441,784
Income from Operations	$635,235	$414,977
Net Income	$100,067	$373,670
Net Income per share (basic)	$0.00	$0.01
Net Income per share (diluted)	$0.00	$0.01
Weighted Average Number of Shares Outstanding (basic)	352,413,582	66,293,696
Weighted Average Number of Shares Outstanding (diluted)	353,430,040	66,404,665

	3 Months Ended June 30, 2011 (Unaudited)	3 Months Ended June 30, 2010 (Unaudited)	6 Months Ended June30, 2011 (Unaudited)	6 Months Ended June 30, 2010 (Unaudited)
Revenues	$7,017,953	$6,202,708	$12,986,130	$11,552,089
Gross Profit (including depreciation)	$1,985,392	$2,006,667	$3,945,310	$3,448,451
Income from Operations	$691,594	$487,398	$1,326,829	$902,375
Net Income	$145,025	$453,688	$245,092	$827,358
Net Income per share (basic)	$0.00	$0.01	$0.00	$0.01
Net Income per share (diluted)	$0.00	$0.01	$0.00	$0.01
Weighted Average Number of Shares Outstanding (basic)	352,461,082	69,472,806	352,437,201	67,874,469
Weighted Average Number of Shares Outstanding (diluted)	353,513,770	69,522,333	352,568,670	67,954,183

ADDITIONAL INFORMATION

Information about NRUC.

Securities. NRUC’s authorized capital stock consists of 700,000,000 shares of common stock, par value $0.01 per share and 1,000,000 shares of preferred stock, par value $0.05 per share. As of September 30, 2011, NRUC had outstanding 352,488,582 shares of its common stock, the subject securities of the short-form merger, and options to purchase an additional 3,950,000 shares of common stock (exclusive of the limited option to acquire up to 5,500,000 shares of NRUC common stock currently held by GSR).

Trading Market and Price. NRUC’s common stock was quoted on the OTC Bulletin Board from August 20, 2002 until late 2005 under the symbol “NTRC.OB.” On May 18, 2009, NRUC regained its quotation on the OTC Bulletin Board but was again delisted on June 6, 2011. Currently, there is minimal trading in NRUC’s common stock on the Pink Sheets.

For the third quarter of fiscal 2011, NRUC’s common stock price reached a high of $0.80 and a low of $0.40. The following table shows the high and low common stock prices by quarter from the OTC Bulletin Board of the NRUC common stock for the periods indicated.

	2011		2010		2009
	HIGH	LOW	HIGH	LOW	HIGH	LOW
First Quarter	1.32	0.60	0.50	0.32	0.59	0.20
Second Quarter	0.90	0.50	0.45	0.32	0.55	0.21
Third Quarter	0.80	0.40	0.50	0.11	0.50	0.30
Fourth Quarter	—	—	1.01	0.25	1.01	0.30

Dividends. To our knowledge, NRUC has not paid any dividends on its common stock during the past two years and there are no restrictions on its current or future ability to pay dividends.

Prior Public Offerings. To our knowledge, NRUC has not made a public offering of its common stock during the past three years that was registered under the Securities Act of 1933, as amended, or exempt from registration under Regulation A promulgated thereunder.

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Prior Stock Purchases. Please see discussion above under “SPECIAL FACTORS—FAIRNESS OF THE SHORT-FORM MERGER—Recent purchases of shares of NRUC stock by GSR,” which discussion is incorporated herein by reference.

Identity and Background of GSR, SURF and the Sentient General Partner

Name and Address. Green SEA Resources Inc. and GSR Acquisition Corp. are the persons filing this Transaction Statement. The business address for Green SEA Resources Inc. is 130 Adelaide St. West, Suite 3303, Toronto, Ontario, Canada M5H 3P5, and the business telephone number is 416-365-2783. The business address for GSR Acquisition Corp. is c/o Green SEA Resources Inc., 130 Adelaide St. West, Suite 3303, Toronto, Ontario, Canada M5H 3P5, and the business telephone number is 416-365-2783. Green SEA Resources, Inc. is an affiliate of NRUC by virtue of its beneficial ownership of approximately 95% of the voting stock of NRUC. As part of the short-form merger, GSR Acquisition Corp. was incorporated in Utah on August 2, 2011. SURF and the general partner of SURF, Sentient Executive MLP 1, Limited (the “Sentient General Partner”), are controlling persons of the filing persons. The business address for SURF is c/o Sentient Executive MLP 1, Limited, Landmark Square, 64 Earth Close, West Bay Beach South, PO Box 10795, Grand Cayman KY1-1107, Cayman Islands, and the business telephone number is 345-814-6317. The business address for the Sentient General Partner is Landmark Square, 64 Earth Close, West Bay Beach South, PO Box 10795, Grand Cayman KY1-1107, Cayman Islands, and the business telephone number is 345-814-6317. Following such incorporation and prior to the mailing of this Transaction Statement, cash sufficient to fund the short-form merger will be transferred from an affiliate of The Sentient Group to Green SEA Resources Inc. and cash sufficient to fund the short-form merger and all NRUC shares previously owned by Green SEA Resources Inc., as well as its right to acquire up to 5,500,000 shares of common stock of NRUC, will be transferred to GSR Acquisition Corp. in exchange for GSR Acquisition Corp. shares pursuant to the Contribution Agreement (attached hereto as Appendix A).

Business Background of GSR, SURF and the Sentient General Partner. Green SEA Resources Inc. is a private Canadian company wholly owned within The Sentient Group of Global Resource Funds. GSR Acquisition Corp. is a wholly-owned subsidiary of Green SEA Resources Inc., incorporated in Utah by Green SEA Resources Inc. in connection with the short-form merger. SURF is an investment fund formed as a limited partnership in Delaware. The Sentient General Partner is the general partner of SURF formed as a company in the Cayman Islands.

Business and Background of Natural Persons. The name, business address, position with Green SEA Resources Inc., GSR Acquisition Corp., SURF and the Sentient General Partner, principal occupation and five-year employment history of each of the directors and executive officers of Green SEA Resources Inc., GSR Acquisition Corp., SURF and the Sentient General Partner, together with the names, principal business and addresses of any corporations or other organizations in which such principal occupations are conducted, are set forth on Schedule I to this Transaction Statement.

During the last five years, none of the persons listed in Schedule I to this Transaction Statement has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

None of the persons listed in Schedule I to this Transaction Statement has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining those persons from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The country of citizenship of each of the persons listed in Schedule I to this Transaction Statement is listed thereon.

Disclosure relating to SURF and the Sentient General Partner is included in this section entitled “ADDITIONAL INFORMATION—Identity and Background of GSR, SURF and the Sentient General Partner” in, and in Schedule I to, this Transaction Statement pursuant to General Instruction C of Schedule 13E-3 solely because such entities may be persons “controlling” Green SEA Resources Inc. within the meaning of Rule 12b-2 under the Exchange Act.

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Terms of the Transaction

Material Terms.

Pursuant to the short-form merger, each outstanding share of NRUC common stock including those shares owned by an executive officer, director or affiliate of NRUC (other than shares held by GSR Acquisition Corp.) will be cancelled and converted into the right to receive cash in the amount of $0.57 per share, without interest, brokerage fees or commissions. If you properly perfect your dissent rights, you will have the right to demand fair value of your NRUC common stock. Pursuant to the short-form merger, each share of NRUC common stock owned by GSR Acquisition Corp. will be cancelled for no consideration. Pursuant to the short-form merger, each share of GSR Acquisition Corp. common stock, all of which is owned by Green SEA Resources Inc., will be converted into one share of common stock of the surviving corporation following the merger. In connection with and immediately prior to the consummation of the short-form merger, we will take steps to accelerate the vesting of all unvested options to purchase NRUC common stock. All unexercised options (other than options that are owned by GSR) that are “in the money” (meaning that the per-share exercise price is less than the per-share merger consideration) immediately prior to the consummation of the short-form merger will be converted into the right to receive an amount equal to the short-form merger consideration of $0.57 per share subject to such option, minus the exercise price per option, less any required withholding taxes. All unexercised options that are “underwater” (meaning that the exercise price is greater than the merger consideration) immediately prior to the consummation of the short-form merger will be cancelled without payment.

Under the URBC, because GSR Acquisition Corp. will own at least 90% of the outstanding shares of each class of capital stock of NRUC entitled to vote on the proposed merger immediately prior to the short-form merger as a result of the contribution contemplated by the Contribution Agreement, GSR Acquisition Corp. will have the power to effect the merger without a vote of the NRUC board of directors or the minority shareholders. The board of directors of GSR Acquisition Corp. will adopt the plan of merger by board resolution in accordance with Section 1104 of the URBC following the contribution and prior to the mailing of the Transaction Statement, and no vote of the board of directors of NRUC or its shareholders will be necessary to approve the short-form merger. As a result, neither NRUC nor GSR Acquisition Corp. is soliciting proxies or consents from the board of directors of NRUC or the shareholders of NRUC. The reasons for the short-form merger are set out in “SPECIAL FACTORS—PURPOSES, ALTERNATIVES, REASONS AND EFFECTS OF THE SHORT-FORM MERGER—Reasons.” The material federal income tax consequences of the short-form merger are set out in “SPECIAL FACTORS—CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS.”

In connection with the short-form merger, in order to receive the merger consideration of $0.57 per share, each shareholder or a duly authorized representative must (1) deliver a Letter of Transmittal, appropriately completed and executed, to the paying agent and (2) surrender their shares of NRUC common stock by delivering the stock certificate or certificates that evidence those shares to the paying agent, as set forth in a Letter of Transmittal that will be delivered to you by the paying agent promptly following the effectiveness of the short-form merger. Shareholders are encouraged to read the Letter of Transmittal carefully when received. Delivery of an executed Letter of Transmittal will constitute a waiver of statutory dissent rights.

For accounting purposes, the merger will be accounted for by GSR under International Financial Reporting Standards at book values using predecessor accounting.

In general, for United States federal income tax purposes, the short-form merger will be treated as a taxable transaction. See “SPECIAL FACTORS—CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS” in this Transaction Statement.

Dissent Rights.

Holders of NRUC common stock who follow the procedures set forth below will be entitled to dissent rights under Part 13 of the URBC, a copy of which is attached as Appendix D to this Transaction Statement.

NRUC shareholders who (a) hold shares of NRUC common stock of record on the effective date of the short-form merger, and (b) otherwise comply fully with the applicable provisions of the URBC, will be entitled to demand payment for their shares of NRUC stock equal to the fair market value of such shares, exclusive of any element of value arising from the accomplishment of the short-merger, in connection with the provisions of Section 1323 of the URBC and to receive from the surviving corporation (i.e., NRUC) payment of such fair market value in cash together with a fair rate of interest, as determined by the surviving corporation.

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The following discussion is not a complete statement of the law pertaining to dissent rights under the URBC, and is qualified in its entirety by the full text of Part 13 of the URBC, which is provided in its entirety as Appendix D to this Transaction Statement. All references in this summary to a “shareholder” are to the record holder of the shares of NRUC common stock as to which dissent rights are asserted.

A person having a beneficial interest in shares of NRUC common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to timely follow the steps required by the URBC to perfect applicable dissent rights.

Any shareholder who wishes to exercise dissent rights or who wishes to preserve that right should review carefully the following discussion, the Notice of Merger and Dissent Rights that accompanies this Transaction Statement and Appendix D to this Transaction Statement. Moreover, because of the complexity of the procedures for exercising dissent rights under the URBC, we believe that shareholders who consider exercising such rights should seek the advice of counsel, which counsel or other services will not be paid for by us or the surviving corporation. Failure to comply with the procedures specified in the URBC timely and properly will result in the loss of dissent rights.

Any holder of NRUC common stock wishing to exercise dissent rights under the URBC must have been a shareholder with respect to the shares for which payment is demanded as of the effective date of the short-form merger. A shareholder who transfers those shares before the date of effectiveness of the short-form merger, will lose any dissent rights with respect to those shares.

Only a holder of record of shares of NRUC common stock issued and outstanding as of the effective time of the short-form merger is entitled to assert dissent rights for the shares of NRUC common stock registered in that holder’s name. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the payment demand should be made in that capacity, with respect to all of the shares held by the fiduciary for such beneficial shareholder. If the shares are owned of record by more than one person, as in a joint tenancy, tenancy in common or community property, the payment demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a payment demand on behalf of a shareholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the payment demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise dissent rights with respect to the shares held for one or more other beneficial owners while not exercising dissent rights with respect to the shares held for one or more beneficial owners; in such case, the payment demand should set forth the number of shares as to which such rights will be exercised, and where no number of shares is expressly mentioned, the payment notice will be presumed to cover all shares held in the name of the record owner. If a shareholder holds shares of NRUC common stock through a broker which in turn holds the shares through a central securities depository nominee, a payment demand with respect to such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

Beneficial owners who are not record owners and who intend to exercise dissent rights should instruct the record owner to comply strictly with the statutory requirements with respect to the delivery of the record owner’s written consent to the dissent, and all other applicable requirements for exercising dissent rights.

Any shareholder who has properly asserted his dissent rights in compliance with the URBC will, until the effective time of the short-form merger, retain all rights of a shareholder except the right to transfer shares, and following the effective time of the short-form merger, shall be entitled only to receive payment for such shares in accordance with the URBC.

Notice by GSR Acquisition Corp. At least 10 calendar days prior to the effective date of the short-form merger, GSR Acquisition Corp. must send a notice as to the effectiveness of the merger to each of the NRUC shareholders who are entitled to demand payment for their shares under Part 13 of the URBC. In compliance with this requirement, you are receiving a Notice of Merger and Dissent Rights with this Transaction Statement.

Such written notice is required to: (a) state that the short-form merger was authorized; (b) give notice of the effective date, or proposed effective date, of the merger; (c) state the address at which the surviving corporation will receive payment demands and the address at which certificates for shares of NRUC common stock must be deposited; (d) supply a form for dissenting shareholders to demand payment, which form requests a dissenting shareholder to state an address to which payment is to be made; (e) set a date by which the surviving corporation

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must receive the payment demand and by which certificates for dissenting shares must be deposited at the address indicated in the notice, which date may not be fewer than 30 nor more than 70 days after the date the dissent notice is given; and (f) be accompanied by a copy of Part 13 of the URBC.

Demand Notice. A dissenting shareholder who is given the dissent notice described above and wishes to assert dissent rights must, in accordance with the terms of the dissent notice, cause the surviving corporation to receive a payment demand in the same form referred to above, or in another writing, and must timely deposit certificates for dissenting shares of NRUC common stock in accordance with the terms of the dissent notice. A dissenting shareholder who demands payment in accordance with this paragraph retains all rights as an NRUC shareholder except the right to transfer the shares until the effective date of the short-form merger and thereafter has only the right to receive payments for such shares. Upon compliance by the dissenting shareholder with all the requirements described above and all other applicable provisions of the URBC, the surviving corporation will pay the amount the surviving corporation estimates to be the fair value of the dissenting shareholder’s shares of NRUC common stock, except for any shares acquired by any dissenting shareholder after the date of the first public announcement of the short-form merger to which special provisions not summarized here apply, accompanied by the NRUC balance sheet as of the end of the most recent fiscal year; an income statement for that year; statements of changes in shareholders’ equity and cash flows for that year; and the latest available interim financial statements, if any. Such annual financial statements shall be audited because NRUC customarily provides audited financial statements to shareholders. Payment shall also be accompanied by a statement of the surviving corporation’s estimate of the fair value of the dissenting shares of NRUC’s common stock and the amount of interest payable with respect to such shares, a statement of a dissatisfied dissenter’s right to demand payment, as discussed below, and a copy of Part 13 of the URBC.

Dissatisfaction with Payment. A dissenting shareholder may notify the surviving corporation of such shareholder’s estimate of the value of the shares of NRUC common stock held and demand that the surviving corporation pay such amount if: (a) the dissenter believes that the amount paid by the surviving corporation pursuant to the procedures outlined above is less than the fair value of the shares, (b) if the surviving corporation fails to make payment within 60 days after the date set by it as the date by which it must receive the payment demand, or (c) if, having not effected the short-form merger, NRUC fails to return timely the dissenting shareholder’s shares of NRUC common stock. A dissenting shareholder waives the right to demand payment according to this paragraph unless such dissenting shareholder causes the surviving corporation to receive notice of his or her estimate within 30 days after the surviving corporation has made payment for the shares of NRUC common stock pursuant to the procedures outlined above.

Filing a petition for appraisal. If a demand for payment by the dissenter remains unresolved, the surviving corporation will commence a proceeding in the applicable District Court of Utah within 60 days after receiving the payment demand from the dissenter and petition the court to determine the fair value of the shares and the amount of interest payable. If the surviving corporation fails to commence the proceeding within such 60-day period, it shall pay to each dissenter whose demand remains unresolved the amount demanded. Each such dissenting shareholder is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the surviving corporation or the amount the surviving corporation elected to withhold payment under special provisions applicable to shares acquired after the date of the notice of the special meeting. The court is required to assess court costs, including appraisal costs against the surviving corporation, unless the court determines that the dissenting shareholder acted arbitrarily, vexatiously, or not in good faith. The court may also assess the fees and expenses of counsel and experts for the respective parties in the amounts the court finds equitable against the surviving corporation if it did not substantially comply with Part 13 of the URBC, or against one or more dissenters if the court finds that such dissenter acted arbitrarily, vexatiously or not in good faith.

Any shareholder wishing to exercise dissent rights is urged to consult legal counsel before attempting to exercise such rights. Failure to comply strictly with all of the procedures set forth in the URBC may result in the loss of a shareholder’s statutory dissent rights.

SHAREHOLDERS ARE URGED TO READ APPENDIX D IN ITS ENTIRETY BECAUSE FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS.

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Provisions for Unaffiliated Security Holders. GSR does not intend to grant minority shareholders special access to its records in connection with the short-form merger. GSR does not intend to obtain counsel or appraisal services for the minority shareholders of NRUC.

Past Contacts, Transactions, Negotiations and Agreements.

Transactions.

Please see the discussion above under “SPECIAL FACTORS—FAIRNESS OF THE SHORT-FORM MERGER—Recent purchases of shares of NRUC stock by GSR,” the discussion under “ADDITIONAL INFORMATION—Source and Amount of Funds or Other Consideration,” and the discussion under “Beneficial Ownership” in Schedule I to this Transaction Statement, which discussions are incorporated herein by reference.

Purposes of the Transaction and Plans or Proposals.

Use of Securities Acquired. The shares of NRUC capital stock subject to the short-form merger will be cancelled.

Plans. From time to time, NRUC considers acquisitions and other strategic alternatives. However, as a result of its majority ownership interest, GSR has the right to approve any transaction that is not in the ordinary course of business. It is currently expected that, following the consummation of the short-form merger, the business and operations of NRUC will be conducted by us substantially as they are currently being conducted. Because NRUC will no longer be a public company, we may elect to alter the number and composition of the board of directors and members of management of NRUC following the consummation of the short-form merger. Further, we have begun preliminary negotiations with members of management regarding such persons’ involvement with NRUC following the effectiveness of the short-form merger. We intend to continue to evaluate the business and operations of NRUC with a view to maximizing its potential, and we will take the actions deemed appropriate under the circumstances and market conditions then existing. We intend to cause NRUC to terminate the registration of its common stock under Section 12 of the Exchange Act following the short-form merger. This would result in the suspension of NRUC’s duty to file reports pursuant to the Exchange Act. See “SPECIAL FACTORS—PURPOSES, ALTERNATIVES, REASONS AND EFFECTS OF THE SHORT-FORM MERGER—Effects.”

We do not currently have any commitment or agreement, and we are not currently negotiating, for the sale of any of NRUC’s businesses. Except as otherwise described in this Transaction Statement, as of the date of this Transaction Statement, there are not any plans, proposals or negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving NRUC or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of NRUC or any of its subsidiaries;

•	any material change in the present dividend rate or policy, or indebtedness or capitalization of NRUC;

•	any other material change in the corporate structure or business of NRUC; or

•	any extraordinary corporate transaction involving NRUC after completion of the short-form merger.

Source and Amount of Funds or Other Consideration.

Source of Funds. The total amount of funds required to pay the merger consideration to the minority shareholders of NRUC and to option holders of “in-the-money” options (other than GSR), and to pay related fees and expenses is estimated to be approximately $11,070,000. Prior to the mailing of this Transaction Statement related to the short-form merger and pursuant to the terms of the Contribution Agreement attached hereto as Appendix A, an affiliate of The Sentient Group will contribute funds sufficient to cover the merger consideration and the option consideration to Green SEA Resources Inc. which will contribute those funds to GSR Acquisition Corp. These funds are not subject to any financing condition.

Conditions. There are no conditions to the financing of the short-form merger, and there are no alternative financing arrangements or alternative financing plans because GSR intends to provide the necessary funding for the

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short-form merger. GSR is under no obligation to consummate the short-form merger and could decide to withdraw the transaction at any time prior to the effective date, although they do not have a present intention to do so.

Expenses. The paying agent will receive reasonable and customary compensation for its services and will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the short-form merger, including certain liabilities under U.S. federal securities laws.

Except as described under “ADDITIONAL INFORMATION—Interest in Securities of NRUC—Securities Transactions,” and “ADDITIONAL INFORMATION—Persons/Assets, Retained, Employed, Compensated or Used,” we will not pay any fees or commissions to any broker or dealer in connection with the short-form merger. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

The estimated fees and expenses to be incurred by GSR in connection with the short-form merger are set forth in the table below:

Valuation Report and Fairness Opinion	$150,000
SEC filing fee	$2,500
Legal and accounting fees and expenses	$260,000
Printing and mailing costs	$30,000
Paying agent	$25,000
Miscellaneous	$30,000

Total	$497,500

NRUC has not paid and will not be responsible for paying any of the expenses incurred by us in connection with the short-form merger.

Interest in Securities of NRUC.

Securities Ownership. Green SEA Resources Inc. may be deemed to have beneficial ownership over 339,574,381 shares of NRUC common stock through (i) its ownership of 334,074,381 shares of NRUC common stock, and (ii) its limited option to acquire up to 5,500,000 shares of common stock of NRUC.

If Green SEA Resources Inc. exercised its limited option to acquire to acquire 5,500,000 shares of NRUC common stock, Green SEA Resources Inc. would beneficially own, for the purposes of Rule 13d-3(d)(1)(i) under the Exchange Act, 94.9% of NRUC.

Although SURF and the Sentient General Partner may be deemed to have beneficial ownership over the shares of common stock of NRUC owned by Green SEA Resources Inc., each of SURF and the Sentient General Partner has disclaimed beneficial ownership of those shares.

SURF and the Sentient General Partner may be “associates” of Green SEA Resources Inc. within the meaning of Rule 12b-2 under the Exchange Act. The business address for SURF is c/o Sentient Executive MLP 1, Limited, Landmark Square, 64 Earth Close, West Bay Beach South, PO Box 10795, Grand Cayman KY1-1107, Cayman Islands. The business address for the Sentient General Partner is Landmark Square, 64 Earth Close, West Bay Beach South, PO Box 10795, Grand Cayman KY1-1107, Cayman Islands.

Details regarding the beneficial ownership of NRUC’s common stock of the executive officers and directors of GSR, SURF and the Sentient General Partner is set forth in Schedule I to this Transaction Statement.

Securities Transactions. Please see discussion above under “SPECIAL FACTORS—FAIRNESS OF THE SHORT-FORM MERGER—Recent purchases of shares of NRUC stock by GSR,” which discussion is incorporated herein by reference.

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Disclosure relating to SURF and the Sentient General Partner is included in this section entitled “ADDITIONAL INFORMATION—Interest in Securities of NRUC” in, and in Schedule I to, this Transaction Statement solely because such entities may be “associates” of, and persons “controlling,” Green SEA Resources Inc. within the meaning of Rule 12b-2 of the Exchange Act.

Financial Statements.

Financial Information.

(1)	Audited financial statements, as required, are incorporated by reference to NRUC’s Amended Transition Report on Form 10-KT/A for the period from July 1, 2010 to December 31, 2010 filed with the SEC on September 14, 2011.

(2)	Unaudited interim financial statements are incorporated by reference to NRUC’s Quarterly Reports on Forms 10-Q for the quarters ended March 31, 2011 and June 30, 2011 each filed with the SEC on October 20, 2011.

Pro forma Information. No pro forma data giving effect to the short-form merger is provided because GSR does not believe such information is material to the minority shareholders in evaluating the proposed transaction because (1) the consideration for NRUC common stock is all cash and (2) if the proposed transaction is completed, NRUC’s common stock would cease to be publicly traded.

Persons/Assets, Retained, Employed, Compensated or Used.

There are no persons or classes of persons who are directly or indirectly employed, retained or to be compensated to make solicitations or recommendations in connection with the short-form merger, and no employees or corporate assets of NRUC will be used by GSR or its affiliates in connection with the short-form merger.

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SCHEDULE I

MEMBERS OF THE BOARDS OF DIRECTORS AND EXECUTIVE OFFICERS OF

GREEN SEA RESOURCES INC., GSR ACQUISITION CORP., SENTIENT USA RESOURCES FUND,

L.P. AND SENTIENT EXECUTIVE MLP 1, LIMITED

Directors and Executive Officers. The name, country of citizenship, business address, position with Green SEA Resources Inc., GSR Acquisition Corp., Sentient USA Resources Fund, L.P., and/or Sentient Executive MLP 1, Limited, present principal occupation or employment and five-year employment history of the directors and executive officers of Green SEA Resources Inc., GSR Acquisition Corp., Sentient USA Resources Fund, L.P., and Sentient Executive MLP 1, Limited, together with the names, principal businesses and addresses of any corporations or other organizations in which such principal occupation is conducted, are set forth below. Except as otherwise indicated, each occupation set forth refers to Green SEA Resources Inc.

Except as set forth below, the principal business address for each executive officer and director is 130 Adelaide St. West, Suite 3303, Toronto, Ontario, Canada M5H 3P5.

Green SEA Resources Inc.

Name (Citizenship)	Present Position with Green SEA Resources Inc.	Present Principal Occupation and Business Address

Directors:

Peter James Cassidy (Australia)	Chairman	Chairman of The Sentient Group Suite 2401, Level 24 Australia Square Tower 264 George Street Sydney, NSW 2000 Australia

Leigh Loddington Hall (Australia)	Director	Director of Natural Resources USA Corporation and Ivernia Inc. c/o The Sentient Group, Suite 2401, Level 24 Australia Square Tower 264 George Street Sydney, NSW 2000 Australia

Pieter Jacobus Britz (Australia)	Director

Investment Manager for The

Sentient Group, Formerly Director

of Ivernia Inc., Formerly, Vice

President, RBC Royal Bank of

Canada

Suite 2401, Level 24

Australia Square Tower

264 George Street

Sydney, NSW 2000 Australia

Name (Citizenship)	Present Position with Green SEA Resources Inc.	Present Principal Occupation and Business Address

Benedict Martin McKeown (United Kingdom)	Director	Investment Manager for The Sentient Group, Formerly, Co- Founder and Partner, Pulsar Energy Capital (2006-2007), Formerly, Investment Principal, Actis from (2000-2006)

Suite 2401, Level 24 Australia Square Tower 264 George Street Sydney, NSW 2000 Australia

Michael Agnew (Canada)	Director	Independent metallurgy consultant, Michael Agnew Inc., Formerly, Senior Vice President, Technology, Falconbridge Ltd. 153 Cote St-Charles, Hudson, Quebec J0P 1H0 Canada

Colin John Maclean (Australia)	Director	Deputy Chairman of The Sentient Group Suite 2401, Level 24 Australia Square Tower 264 George Street Sydney, NSW 2000 Australia

William Haydon Gunn (Australia)	Director	Chairman and CEO of Natural Resources USA Corporation 3200 County Road, Rifle, CO 81650 United States

Name (Citizenship)	Present Position with Green SEA Resources Inc.	Present Principal Occupation and Business Address

Executive Officers Not Otherwise Listed Above:

Alan Michael De’ath (United Kingdom)	President and Chief Executive Officer	Director of Natural Resources USA Corporation, President and CEO of Ivernia Inc. 130 Adelaide Street West Street, Suite 3303, Toronto, Ontario Canada M5H 3P5

Name (Citizenship)	Present Position with Green SEA Resources Inc.	Present Principal Occupation and Business Address

Wayne Richardson (Australia)	Executive Vice President and Chief Operating Officer	Managing Director and CEO of Renewed Metal Technologies Pty Limited, Managing Director of Orbitas Pty Limited, Director of Natural Resources USA Corporation, Formerly, General Manager—Sales, Century Yuasa Australia, Formerly Chairman for Southern Oil Pty Limited, Formerly President for Australian Battery Recycling Initiative

18 Station Place (PO Box 6266) Wagga Wagga NSW 2650 Australia

Alan Roy Lin You Lee (Australia)	Chief Financial Officer

CFO—Investment Subsidiaries for The Sentient Group, Director of Natural Resources USA Corporation, Formerly, Consultant to Natural Soda Holdings, Inc. (wholly owned by Natural Resources USA Corporation), Formerly, Associate Director, Macquarie Group Limited

Level 24, Suite 2401, Australia

Square Tower, 264 George Street,

Sydney NSW 2000 Australia

D’Arcy Pierson Doherty (Canada)	Vice President, Legal and General Counsel and Secretary

Vice President, Legal and General Counsel and Secretary for Ivernia Inc., Formerly, Partner, Associate, Gowling Lafleur Hendersen LLP

130 Adelaide Street West, Suite

3303, Toronto, Ontario Canada

M5H 3P5

Michael Eric Tamlin (Australia)	Vice President—Business Development

Director and General Manager, Commercial for Rincon Lithium Limited, Formerly, General Manager, Marketing, Windimurra Vanadium Ltd., Formerly, GM China, Galaxy Resources Limited.

Level 24, Suite 2401, Australia

Square Tower, 264 George Street,

Sydney NSW 2000 Australia

Kane Graeme Arnold Blackman (Australia)	Vice President, Health Safety and Environment

Manager—ESG of The Sentient Group, Formerly, MOHS&E Manager, Magellan Metals Pty Ltd (2007-2010), Formerly, Consultant and Project Manager, Enesar and Coffey Natural Systems (2005-2007)

Level 24, Suite 2401, Australia

Square Tower, 264 George Street,

Sydney NSW 2000 Australia

GSR Acquisition Corp.

Name (Citizenship)	Present Position with GSR Acquisition Corp.	Present Principal Occupation and Business Address

Directors:

Alan Michael De’ath (United Kingdom)	Director

Director of Natural Resources USA Corporation, President and CEO of Ivernia Inc., President and CEO of Green SEA Resources Inc.

130 Adelaide Street West Street, Suite

3303, Toronto, Ontario

Canada M5H 3P5

Alan Roy Lin You Lee (Australia)	Director and Chief Financial Officer

CFO—Investment Subsidiaries for The Sentient Group, Director of Natural Resources USA Corporation, Formerly, Consultant to Natural Soda Holdings, Inc. (wholly owned by Natural Resources USA Corporation), CFO of Green SEA Resources Inc., Formerly, Associate Director, Macquarie Group Limited

Level 24, Suite 2401, Australia

Square Tower, 264 George Street,

Sydney NSW 2000 Australia

Wayne Richardson (Australia)	Director and President and Chief Executive Officer

Managing Director and CEO of Renewed Metal Technologies Pty Limited, Managing Director of Orbitas Pty Limited, Director of Natural Resources USA Corporation, Formerly, General Manager—Sales, Century Yuasa Australia, Formerly Chairman for Southern Oil Pty Limited, Formerly President for Australian Battery Recycling Initiative

18 Station Place (PO Box 6266)

Wagga Wagga NSW 2650

Australia

Leigh Loddington Hall (Australia)	Director	Director of Natural Resources USA Corporation and Ivernia Inc. c/o The Sentient Group, Suite 2401, Level 24, Australia Square Tower, 264 George Street Sydney, NSW 2000 Australia

Name (Citizenship)	Present Position with GSR Acquisition Corp.	Present Principal Occupation and Business Address

Executive Officers Not Otherwise Listed Above:

D’Arcy Pierson Doherty (Canada)	Vice President Legal and Secretary

Vice President, Legal and General Counsel and Secretary for Ivernia Inc., Vice President, Legal and General Counsel and Secretary of Green SEA Resources, Inc., Formerly, Partner, Associate, Gowling Lafleur Hendersen LLP

130 Adelaide Street West, Suite 3303, Toronto, Ontario Canada M5H 3P5

Lance Redpath (Australia and United Kingdom)	Controller

Financial Controller, Green SEA Resources Inc., Formerly, Audit Senior     Manager, KPMG (2006-2010), Formerly, Audit Manager, PricewaterhouseCoopers (2003-2006)

Level 24, Suite 2401, Australia Square

Tower, 264 George Street, Sydney

NSW 2000 Australia

Sentient USA Resources Fund, L.P.

Sentient USA Resources Fund, L.P. does not have any officers or directors and is managed by its general partner, Sentient Executive MLP 1, Limited.

Sentient Executive MLP 1, Limited

Name (Citizenship)	Present Position with Sentient Executive MLP 1, Limited	Present Principal Occupation and Business Address

Peter James Cassidy (Australia)	Director	Chairman of The Sentient Group

Suite 2401, Level 24 Australia Square Tower 264 George Street Sydney, NSW 2000 Australia

Greg Link (New Zealand)	Director	General Manager of The Sentient Group

Landmark Square 64 Earth Close, West Bay Beach South PO Box 10795 Grand Cayman KY1-1107 Cayman Islands

Johanna Druez (Canada)	Director	Assistant Investment Manager of The Sentient Group

c/o Sentient Asset Management Canada Limited Montreal Herald Building 1001 Square Victoria, Suite 450 Montreal (Quebec) H2Z 2B1, Canada

Beneficial Ownership. To GSR’s knowledge, none of the persons listed in this Schedule I is the beneficial owner of any shares of NRUC common stock other than (i) William Gunn who beneficially owns 1,064,445 shares of NRUC common stock (which is less than 1% of the issued and outstanding shares of NRUC); and (ii) Alan De’ath who owns 112,500 options to acquire shares of NRUC common stock (which, upon exercise, would be less than 1% of the issued and outstanding shares of NRUC).

Appendix A

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”), dated as of August 8, 2011, is made by and among Green SEA Resources Inc., a Canadian corporation (“GSR”), and GSR Acquisition Corp., a Utah corporation and wholly-owned subsidiary of GSR (“GSR Acquisition”), to be effective immediately prior to the mailing of that certain Going Private Transaction Statement under Section 13(e) of the United States Securities and Exchange Act of 1934, as amended (the “Schedule 13E-3”), that has been filed with the United States Securities and Exchange Commission (“SEC”) to certain of the stockholders of Natural Resources USA Corp., a Utah corporation (“NRUC”), or such other time as agreed to by the parties (the “Effective Time”).

Recitals

WHEREAS, GSR owns 334,074,381 shares of common stock, par value $0.01 (the “Common Stock”), of NRUC, representing approximately 95% of the currently outstanding shares of Common Stock of NRUC, and a limited option to acquire up to 5,500,000 shares of NRUC Common Stock (the “GSR Option”).

WHEREAS, GSR and GSR Acquisition have filed a Schedule 13E-3 with the SEC announcing their intention to cause GSR Acquisition (following the consummation of the transactions described herein) to effect a “short form” merger (the “Merger”) with and into NRUC in accordance with the Utah Revised Business Corporation Act, pursuant to which each shareholder of NRUC will receive US$0.57 per share for each share of Common Stock of NRUC held by such shareholder immediately prior to the Merger.

WHEREAS, to effect the Merger, GSR desires to contribute to GSR Acquisition, upon the terms and subject to the conditions set forth in this Agreement, (i) all of its shares of NRUC Common Stock (the “GSR Contributed Shares”), (ii) the GSR Option and (iii) an amount of cash equal to Ten Million Five Hundred Seventy-Two Thousand Five Hundred Ninety-Five U.S. Dollars (US$10,572,595) (the “Cash Contribution” and together with the GSR Contributed Shares and the GSR Option, the “Transferred Property”), in consideration for the issuance by GSR Acquisition of 1,000,000 shares of its common stock to GSR.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants contained in this Agreement, the parties hereto agree as follows:

1. Contribution; Consideration.

(a) Contribution of NRUC Common Stock and GSR Option. At the Effective Time, GSR shall contribute, assign and transfer to GSR Acquisition, and GSR Acquisition shall accept, all of the GSR Contributed Shares and the GSR Option, free and clear of all liens, claims, encumbrances and restrictions of any kind whatsoever.

(b) Cash Contribution. At the Effective Time, GSR shall contribute, assign and transfer to GSR Acquisition, and GSR Acquisition shall accept, the Cash Contribution, free and clear of all claims, encumbrances and restrictions of any kind whatsoever.

(c) Issuance of Shares. In consideration for the Transferred Property, GSR Acquisition shall issue to GSR, upon such contribution, 1,000,000 shares of common stock of GSR Acquisition, free and clear of all liens, claims, encumbrances and restrictions of any kind whatsoever. GSR Acquisition shall credit to the stated capital account maintained for its common stock an aggregate amount equal to the fair market value of the Transferred Property.

(d) This contribution and the Merger are intended to be tax-free pursuant to Section 351 and/or Section 368 of the United States Internal Revenue Code of 1986, as amended.

2. Termination. This Agreement and the obligation of GSR to contribute the GSR Contributed Shares and the Cash Contribution will terminate automatically and immediately upon (i) the full discharge of the obligations herein in connection with the Merger or (ii) one hundred eighty days (180) days following the filing of the Schedule 13E-3 if the Merger has not been approved by the SEC, unless the parties shall otherwise agree.

3. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

4. Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter of this Agreement in any way.

5. Counterparts. This Agreement may be executed on separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Any telecopied or electronic signature shall be deemed a manually executed and delivered original.

6. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns and, where applicable, heirs and personal representatives.

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7. Choice of Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of Utah without regard to conflicts of laws principles thereof and all questions concerning the validity and construction of this Agreement shall be determined in accordance with the laws of such state. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION LOCATED IN THE STATE OF UTAH IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREES, ON BEHALF OF ITSELF AND ON BEHALF OF SUCH PARTY’S SUCCESSOR’S AND ASSIGNS, THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION SUCH PERSON MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.

8. Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or relating to this Agreement, or any of the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications expressed above.

9. Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

10. Amendments and Waivers. No provision of this Agreement may be amended or waived without the prior written consent or agreement of the parties hereto.

11. Interpretation. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in masculine, feminine or neuter gender shall include the masculine, feminine and the neuter.

12. No Third Party Beneficiary. Except for the parties to this Agreement and their respective successors and assigns, nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any person other than the parties hereto and their respective successors and assigns any rights or remedies under or by reason of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, intending to be legally bound hereby, each of the undersigned has duly executed and delivered this Contribution Agreement as of the day and year set forth above.

GREEN SEA RESOURCES INC.

By:	/s/ Alan De’ath
	Name:	Alan De’ath
	Title:	President and Chief Executive Officer

GSR ACQUISITION CORP.

By:	/s/ D’Arcy Doherty
	Name:	D’Arcy Doherty
	Title:	Vice President, Legal and Secretary

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Appendix B

FORM OF PLAN OF MERGER

THIS PLAN OF MERGER, dated as of             , 2011 (this “Plan of Merger”), is to provide for the merger of GSR Acquisition Corp., a Utah corporation (“GSR Acquisition”), with and into Natural Resources USA Corp., a Utah corporation (“NRUC”). For purposes of the Merger (as hereinafter defined), GSR Acquisition is the parent and NRUC is the subsidiary.

Recitals

WHEREAS, NRUC is a corporation duly organized and existing under the laws of the State of Utah, having an authorized capital stock consisting of Seven Hundred Million (700,000,000) shares of common stock, par value of $0.01 (the “Common Stock”), and One Million (1,000,000) shares of preferred stock, par value of $0.05 (the “Preferred Stock”).

WHEREAS,                  shares of Common Stock and zero (0) shares of Preferred Stock are issued and outstanding and are the only shares and classes of capital stock of NRUC.

WHEREAS, pursuant to that certain Contribution Agreement, dated as of August 8, 2011 (the “Contribution Agreement”), by and between GSR Acquisition and Green SEA Resources, Inc., a Canadian corporation and the sole shareholder of GSR Acquisition (“GSR”), GSR Acquisition has acquired and currently owns greater than ninety percent (90%) of the outstanding capital stock of NRUC and desires to merge with and into NRUC pursuant to the Utah “short-form” merger statute (the “Merger”) in accordance with the Utah Revised Business Corporation Act (“URBC”).

WHEREAS, the board of directors of GSR Acquisition has approved this Plan of Merger on the terms and subject to the conditions set forth in this Plan of Merger, declared this Plan of Merger advisable and resolved to recommend authorization and adoption of this Plan of Merger by its sole shareholder, GSR, as required by Section 16-10a-1104 of the URBC.

NOW THEREFORE, the Plan of Merger is as follows:

1. Merger. Upon the terms and subject to the conditions set forth in this Plan of Merger and applicable law, GSR Acquisition shall be merged with and into NRUC pursuant to Section 16-10a-1104 of the URBC and the separate existence of GSR Acquisition shall thereupon cease and NRUC shall be the surviving corporation (in such capacity, the “Surviving Corporation”). The name of the Surviving Corporation shall be “Natural Resources USA Corp.”

2. Effective Time. Following the satisfaction or waiver of the conditions in this Plan of Merger, NRUC will duly execute and file articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Utah in accordance with the URBC. The Merger will become effective when the Articles of Merger have been duly filed with the Secretary of State of the State of Utah or at such other subsequent date or time as specified in the Articles of Merger in accordance with the URBC (the date and time the Merger becomes effective, “Effective Time”).

3. Effects of Merger; Governing Documents; Officers and Directors.

(a) The Merger will have the effects set forth in this Plan of Merger and the URBC.

(b) At the Effective Time, the separate corporate existence of GSR Acquisition shall cease, and NRUC as the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public and private nature and be subject to all the restrictions, disabilities, and duties of GSR Acquisition; and all rights, privileges, powers and franchises of GSR Acquisition, and all property, real, personal and mixed, and all debts due to GSR Acquisition on whatever account, as well as for share subscriptions and all other things in action belonging to GSR Acquisition, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectively the property of the Surviving Corporation as they were of GSR Acquisition, and the title to any real estate vested by deed or otherwise in GSR Acquisition shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of GSR Acquisition shall be preserved unimpaired, and all debts, liabilities and duties of GSR Acquisition shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by the Surviving Corporation. All corporate acts, plans, policies, agreements, arrangements, approvals and authorizations of GSR Acquisition and its shareholders, board of directors and committees thereof, officers and agents which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, agreements, arrangements, approvals and authorizations of NRUC and shall be as effective and binding thereon as the same were with respect to GSR Acquisition.

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(c) The articles of incorporation of GSR Acquisition, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation at and after the Effective Time until thereafter amended in accordance with applicable law.

(d) The bylaws of GSR Acquisition, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation at and after the Effective Time until thereafter amended in accordance with applicable law.

(e) At the Effective Time, the officers and directors of NRUC shall become the officers and directors of the Surviving Corporation to hold the positions in the Surviving Corporation to which they have been elected and to serve in accordance with the bylaws of the Surviving Corporation.

4. Conversion of Securities in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any capital stock described below:

(a) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares (as hereinafter defined) and Dissenting Shares (as hereinafter defined)) will be automatically cancelled and converted into the right to receive an amount in cash, without interest, equal to $0.57 (the “Merger Consideration”), whereupon such shares of Common Stock will cease to exist and no longer be outstanding, and each holder thereof will cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, upon surrender of Stock Certificates (as hereinafter defined) or Book Entry Shares (as hereinafter defined) in accordance with Section 6.

(b) Each share of common stock, par value $0.01 per share, of GSR Acquisition issued and outstanding immediately prior to the Effective Time will automatically be converted into one fully paid and non-assessable share of common stock, par value $0.01, of the Surviving Corporation.

(c) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (i) that is owned by NRUC as treasury stock or (ii) that is owned by GSR Acquisition (collectively, the “Excluded Shares”) shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(d) The limited option to acquire up to 5,500,000 shares of Common Stock that is outstanding immediately prior to the Effective Time and owned by GSR Acquisition shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(e) As soon as practicable following the date of this Plan of Merger, GSR Acquisition shall cause NRUC to adopt such resolutions and take such other actions (including adopting any plan amendments) as are required to provide each then-outstanding NRUC stock option granted under any NRUC equity incentive plan (for the avoidance of doubt, other than the limited option to acquire up to 5,500,000 shares of Common Stock owned by GSR Acquisition), whether or not exercisable, shall be cancelled immediately prior to the Effective Time in exchange for payment in accordance with Section 6 of an amount in cash equal to the product of (i) the number of shares of Common Stock subject to such stock option immediately prior to the Effective Time, and (ii) the excess, if any, of the Merger Consideration over the per share exercise price of such stock option (for the avoidance of doubt, each holder of a NRUC stock option with a per share exercise price that is equal to or greater than the Merger Consideration shall not be entitled to receive any payment with respect to such stock options), less any required withholding taxes.

5. Dissenting Shares. Notwithstanding any provision of this Plan of Merger to the contrary and to the extent available under the URBC, shares of Common Stock that are outstanding immediately prior to the Effective Time and that are held by any shareholder who is entitled to demand and properly exercise rights of dissent with respect to such shares (the “Dissenting Shares”) pursuant to, and who complies in all respects with, the provisions of the URBC applicable to dissenters rights shall not be converted into, or represent the right to receive, the Merger Consideration as provided for in Section 4(a). Any such shareholder shall instead be entitled to receive payment of the fair value of such shareholder’s Dissenting Shares in accordance with the provisions of the URBC. At the Effective Time, the Dissenting Shares shall no longer be outstanding, and each holder of a Stock Certificate or Book-Entry Share that immediately prior to the Effective Time represented Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of the URBC. Notwithstanding the foregoing, all Dissenting Shares held by any shareholder who shall have failed to perfect, withdrawn or lost such shareholder’s rights to dissent with respect to and receive payment for such Dissenting Shares under the URBC shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration in the manner provided in Section 4(a).

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6. Surrender and Payment.

(a) Paying Agent; Payment Fund. Prior to the Effective Time, GSR Acquisition will designate a bank or trust company to act as agent (the “Paying Agent”) to receive the funds to which shareholders and optionholders of NRUC will become entitled pursuant to Sections 4(a) and 4(e), as applicable, and GSR Acquisition will enter into a paying agent agreement with the Paying Agent, in form and substance reasonably acceptable to GSR Acquisition, for the payment of the Merger Consideration and the consideration to be paid to optionholders. At or immediately prior to the Effective Time, GSR Acquisition shall deposit, or cause to be deposited, with the Paying Agent an amount of cash equal to the sum of (i) the product of (a) the number of shares of Common Stock outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) and (b) the Merger Consideration plus (ii) the aggregate consideration to be paid to the optionholders of NRUC pursuant to Section 4(e) (the “Payment Fund”). The Payment Fund shall not be used for any purpose except as set forth herein. The Payment Fund will be invested by the Paying Agent as directed by GSR Acquisition; provided, however, that such investments must be (x) in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, (y) in commercial paper obligations rated A-1 or P-1 or better by either Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or (z) in deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks, each of which has capital, surplus and undivided profits aggregating more than $1.0 billion (based on the most recent financial statements of such bank which are then publicly available at the Securities and Exchange Commission or otherwise).

(b) Exchange Procedures. Promptly following the Effective Time, the Surviving Corporation will cause the Paying Agent to mail to each record holder of, as of the Effective Time, (i) an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Common Stock (the “Stock Certificates”) or (ii) shares of Common Stock represented by book-entry (the “Book-Entry Shares”): (A) a form of letter of transmittal for use in effecting the surrender of Stock Certificates or, in the case of Book-Entry Shares, the surrender of such shares of Common Stock (which will be in customary form and will specify that delivery will be effected, and risk of loss and title to the Stock Certificates will pass, only upon delivery of such Stock Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal); and (B) instructions for use in effecting the surrender of such Stock Certificates or, in the case of Book-Entry Shares, the surrender of such shares of Common Stock for payment of the Merger Consideration therefor. Upon surrender of a Stock Certificate or of Book-Entry Shares for cancellation to the Paying Agent together with such letter of transmittal, duly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the Paying Agent will pay from the Payment Fund to the holder of a Stock Certificate or of Book-Entry Shares, or as otherwise directed in the letter of transmittal, the Merger Consideration for each share of Common Stock formerly evidenced by such Stock Certificate or Book-Entry Share, and such Stock Certificate or Book-Entry Share will forthwith be canceled. No interest will be paid or will accrue on the Merger Consideration payable in respect of any Stock Certificate or Book-Entry Share. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Stock Certificate is registered, it will be a condition of payment that the Stock Certificate so surrendered will be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment will have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Stock Certificate surrendered or will have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable. Prior to the Effective Time, GSR Acquisition will establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (x) if the Merger becomes effective at or prior to 11:30 am (Eastern time), the Paying Agent will transmit to DTC or its nominee on the effective date an amount in cash in immediately available funds equal to the number of shares of Common Stock held of record by DTC or such nominee immediately prior to the Effective Time multiplied by the Merger Consideration (such amount, the “DTC Payment”), and (y) if the Merger becomes effective after 11:30 am (Eastern time), the Paying Agent will transmit to DTC or its nominee on the first business day after the effective date an amount in cash in immediately available funds equal to the DTC Payment.

(c) Payment of Equity Incentive Amounts. Promptly following the Effective Time, the Surviving Corporation will cause the Paying Agent to mail to each optionholder entitled to consideration pursuant to Section 4(e): (A) a form of letter of transmittal for use in effecting the surrender of options; and (B) instructions for use in effecting the surrender of such options for payment of the consideration set forth in Section 4(e) for such options. Upon surrender for cancellation to the Paying Agent together with such letter of transmittal, duly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the Paying Agent will pay from the Payment Fund to such optionholder, or as otherwise directed in the letter of transmittal, the applicable consideration calculated in accordance with Section 4(e), and such option will forthwith be canceled. No interest will be paid or will accrue on the options.

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(d) Termination of Exchange Fund. Promptly following the end of the 12-month period beginning at the date the Merger becomes effective, the Surviving Corporation will be entitled to require the Paying Agent to deliver to it any funds in the Payment Fund which had been made available to the Paying Agent and not disbursed to holders of Stock Certificates, Book-Entry Shares or options (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and thereafter such holders who have not received the Merger Consideration therefor may surrender such Stock Certificate or, in the case of Book-Entry Shares, such shares of Common Stock to the Surviving Corporation and, subject to abandoned property, escheat and other similar laws, receive in consideration therefor the aggregate Merger Consideration that may be payable upon due surrender of the Stock Certificates or, in the case of Book-Entry Shares, such shares of Common Stock held by them, without interest or dividends thereon.

(e) No Further Ownership Rights in Company Shares. The Merger Consideration paid upon the surrender of a Stock Certificate or, in the case of Book-Entry Shares, such shares of Common Stock in accordance with the terms of this Plan of Merger will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock formerly represented by such Stock Certificate or Book-Entry Shares. At the Effective Time, there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Stock Certificates or, in the case of Book-Entry Shares, such shares of Common Stock are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they will be canceled and exchanged for the Merger Consideration as provided herein.

(f) No Liability. To the fullest extent permitted by applicable law, none of GSR Acquisition, NRUC, the Surviving Corporation or the Paying Agent will be liable to any shareholders or optionholders of NRUC or other person in respect of any cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws. Any portion of the Payment Fund remaining unclaimed as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity will, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(g) Lost, Stolen or Destroyed Certificates. In the event that any Stock Certificate has been lost, stolen or destroyed, the Surviving Corporation or Paying Agent will, upon the receipt of an affidavit of that fact by the holder thereof in form and substance reasonably satisfactory to the Surviving Corporation or Paying Agent, as the case may be, pay in exchange for such lost, stolen or destroyed Stock Certificate the Merger Consideration payable in respect of the shares of Common Stock previously evidenced by such lost, stolen or destroyed Stock Certificate.

7. Merger Consent. Immediately following the execution of this Plan of Merger, GSR Acquisition shall, in accordance with the URBC, take all action necessary to seek and obtain the approval of its sole shareholder in favor of adopting this Plan of Merger by irrevocable written consent.

8. Taking of Necessary Action. GSR Acquisition shall use all reasonable efforts to take all such actions as may be necessary or appropriate in order to effectuate the Merger under the URBC or any other applicable laws. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Plan of Merger and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of GSR Acquisition or NRUC, the officers and directors of the Surviving Corporation are fully authorized to take all such lawful and necessary actions.

9. Amendment. Subject to applicable law, this Plan of Merger may be amended, modified or supplemented by GSR Acquisition at any time prior to the Effective Time.

10. Termination. At any time prior to the Effective Time, this Plan of Merger may be terminated and the Merger may be abandoned by the board of directors of GSR Acquisition, notwithstanding approval of this Plan of Merger by the sole shareholder of GSR Acquisition, if circumstances arise which, in the opinion of the board of directors of GSR Acquisition, make the Merger inadvisable.

11. No Third Party Beneficiaries. This Plan of Merger is not intended to confer upon any person other than GSR Acquisition and the Surviving Corporation any rights or remedies hereunder.

12. Governing Law. This Plan of Merger shall be governed by and construed in accordance with the laws of the State of Utah without regard to the conflict of law principles thereof.

13. Severability. If any provision of this Plan of Merger shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, GSR Acquisition shall modify this Plan of Merger so as to effect its original intent as closely as possible in order that the Merger may be consummated as originally contemplated to the fullest extent possible.

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14. Assignment. This Plan of Merger will be binding upon, inure to the benefit of and be enforceable by GSR Acquisition and its successors and assigns.

15. Interpretation. The headings contained in this Plan of Merger are for reference purposes only and shall not affect in any way the meaning or interpretation of this Plan of Merger. All references to “dollars” or “$” shall mean United States dollars. Whenever the words “include,” “includes” or “including” are used in this Plan of Merger, they shall be deemed to be followed by the words “without limitation.”

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has caused this Plan of Merger to be signed by a duly authorized officer as of the date first above written.

GSR ACQUISITION CORP.

By:
Name:
Title:

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Appendix C

NATURAL RESOURCES USA CORPORATION

VALUATION REPORT AND FAIRNESS OPINION

Prepared by

CUTFIELD FREEMAN & CO LTD

20 October, 2011

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CONTENTS

1	INTRODUCTION	3

2	CREDENTIALS OF CF&CO	4

3	CF&CO RELATIONSHIP WITH GSR	5

4	TERMS OF REFERENCE	6

5	EXECUTIVE SUMMARY	7

5.1	NRUC Overview	7
5.2	Valuation Methodology	8
5.3	Valuation	10

6	NATURAL SODA INC.	11

6.1	Overview	11
6.2	Sodium bicarbonate market	11
6.3	Key assumptions	13
6.4	NSI Valuation	15

7	WATER RIGHTS	17

7.1	Overview	17
7.2	“Core” Water Rights	17
7.3	Wolf Ridge Water Rights	19
7.4	Valuation of Water Rights	23

8	OIL SHALE	24

8.1	Overview	24
8.2	Oil Shale Valuation:	25

9	MARKET VALUATION	27

10	BALANCE SHEET ADJUSTMENT	28

11	CONCLUSION	30

12	FAIRNESS OPINION	31

Registered at 314-316 Harbour Yard Chelsea Harbour London SW10 0XD Registered Company No.4102470

Authorised and regulated by the Financial Services Authority

TABLES & FIGURES

Table 1:	NRUC Sum-of-the-parts Valuation	10

Table 2:	North American sodium bicarbonate production capacity	11

Table 3:	North American bicarbonate consumption 2008 and estimated annual US demand growth 2008-2013	12

Figure 1:	NSI NPV (15%) valuation range	15

Table 4:	NSI Comparable Trading Company Market Multiples	15

Table 5:	“Core” Water Rights Summary	17

Table 6:	“Core” Water Rights Valuation	19

Table 7:	“Wolf Ridge” Water Rights Structured Sale Valuation	22

Table 8:	“Wolf Ridge” Water Rights Precedent Transactions	22

Table 9:	Water Rights Valuation Summary	23

Table 10:	Oil Shale Precedent Transactions	26

Table 11:	Oil Shale Valuation Summary	26

Table 12:	NRUC share price and volume traded (two years to 1 August 2011)	27

Table 13:	Balance Sheet Adjustment	29

Table 14:	NRUC Total Equity Value	30

Registered at 314-316 Harbour Yard Chelsea Harbour London SW10 0XD Registered Company No.4102470

Authorised and regulated by the Financial Services Authority

1	Introduction

Green SEA Resources Inc. (“GSR”) has retained Cutfield Freeman & Co. Ltd (“CF&Co”) to provide an independent third party valuation of Natural Resources USA Corp. (“NRUC”).

In order to prepare the valuation, CF&Co considered:

(i)	Information relating to the assets and liabilities of NRUC (see Terms of Reference, below);

(ii)	Appropriate valuation methodology for each of the assets and the application of such methodology.

The effective date of the valuation is 1 August 2011.

Registered at 314-316 Harbour Yard Chelsea Harbour London SW10 0XD Registered Company No.4102470

Authorised and regulated by the Financial Services Authority

2	Credentials of CF&Co

CF&Co is an independent corporate finance advisory firm, specialising in the resources sector, particularly in mining and metals processing.

CF&Co was founded in 2000, since when it has undertaken over 70 mandates on a wide variety of transactions including mergers and acquisitions of companies and assets, project and offtake financing, joint ventures and fairness opinions. Typically mandates incorporate valuation analysis of companies and or assets.

The directors and employees of CF&Co have extensive experience in mining, metals processing and other natural resource projects around the world.

CF&Co is registered in England and regulated by the Financial Services Authority. It has offices in Toronto and Hong Kong. For further detail please see www.cfandco.com.

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3	CF&Co relationship with GSR

CF&Co was retained by GSR on 24 June 2011 to perform this independent valuation of NRUC. Prior to this mandate, CF&Co had not worked for GSR.

In 2010 CF&Co prepared a fairness opinion for The Sentient Group (“Sentient”) whose Global Resources Funds I, II and III together own the shares of GSR, considering the fairness of Sentient’s valuation of NRUC.

While CF&Co considered information received from Sentient in the preparation of the valuation contained herein, the focus was on new information provided by NRUC and GSR.

From 2001 to 2003 CF&Co provided advisory services to Ivernia Inc., which is now majority owned by GSR. However the work took place before Sentient held a significant stake in Ivernia.1

[1]	Sentient transferred its shareholdings in Ivernia Inc. to GSR in December 2010 and February 2011.

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4	Terms of Reference

CF&Co was engaged pursuant to the letter Agreement dated 24 June 2011, which set out the terms of reference. This report provides an independent valuation of NRUC for a transaction between a buyer and seller on a 100% cash basis.

In undertaking the valuation of NRUC, CF&Co considered:

•

Material prepared by NRUC, GSR and Sentient, including financial data, cash flow models, market projections and other information concerning NRUC’s assets and the industries within which they operate, as deemed relevant by CF&Co.

•	Certain publicly available information concerning NRUC’s assets and the industries within which they operate, as deemed relevant by CF&Co.

•	Past and present market prices and trading volumes of NRUC and of other companies of a comparable nature to NRUC and/or its Assets as CF&Co deemed relevant.

•	Public information relating to comparable transactions in industries relevant to NRUC and its assets, considered by CF&Co to be relevant.

•	Discussions with the management of NRUC and GSR as appropriate and feasible. CF&Co has visited NRUC during the course of this assignment.

•	In relation to the water rights, CF&Co has held discussions with NRUC’s adviser having relevant experience.

•	Such other corporate, industry and financial market information and analysis as CF&Co deemed relevant.

Pursuant to the Terms of Reference, CF&Co has not opined on the validity of technical assumptions regarding operation of NRUC’s assets and underpinning cash flow models. It is also assumed that the information provided by GSR and NRUC management is complete and accurate for the purposes of this report. CF&Co has not independently verified the information.

CF&Co also provides a fairness opinion (s.12) commenting on the fairness of any price paid to NRUC’s minority shareholders, including unaffiliated shareholders.

This Valuation Report and Fairness Opinion is furnished solely for the benefit of GSR, GSR Acquisition Corp. and their successors at law and their respective Boards of Directors and may not be relied upon by any other person for any reason without our express, written consent.

CF&Co hereby consents to the filing of this Valuation Report and Fairness Opinion with the United States Securities and Exchange Commission as an exhibit to, and included in summary form in the text of, the Schedule 13E-3 and the accompany Going Private Transaction Statement in connection with GSR’s acquisition of the shares of NRUC’s minority shareholders. We also consent to the summarization of this Valuation Report and Fairness Opinion within the text of the Schedule 13E-3 and the accompanying Going Private Transaction Statement.

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5	Executive Summary

5.1	NRUC Overview

NRUC has three business interests in Colorado, USA:

(i)	Sodium bicarbonate

NRUC’s wholly owned subsidiary Natural Soda Inc (“NSI”) is the only operation in the US which produces sodium bicarbonate by solution mining nahcolite (naturally occurring sodium bicarbonate), giving NSI a substantial cash cost advantage2 over other US producers who must convert soda ash to sodium bicarbonate.

NSI is operating near nameplate capacity of 125,000 short tons (t) p.a., achieving record production in 2010. A new boiler will increase capacity at the existing plant to 150,000t p.a. in 20123. Design work has been completed for a major plant expansion which is planned to substantially increase capacity.

(ii)	Water Rights

NRUC owns 116,7934 acre feet of water rights in the Colorado River basin, of which only a small fraction is required by current sodium bicarbonate operations. Water rights in the western US are in theory tradable, with restricted supply and increasing demand from population centres such as Denver and Las Vegas.

A portion of the water rights owned by NSI could be sold or leased for local industrial or agricultural uses.

NRUC’s larger conditional Wolf Ridge water rights are more difficult to market, but could potentially be sold to, or developed with, municipalities in eastern Colorado, states downstream or an oil shale developer in the Piceance Basin. However realising value is a politically sensitive and uncertain process, which can take many years with innumerable legal, regulatory and political obstacles along the way (see s.7).

(iii)	Oil Shale

The nahcolite resource in NSI’s leases is intermingled with oil shale. NRUC is progressing an application with the US government for an oil shale Research Development and Demonstration (“RD&D”) programme on land adjacent to the sodium bicarbonate lease, based on research sponsored by Sentient and NRUC at Monash University, Australia. The project is at an early stage: NRUC has no oil shale leases and no rights to develop an oil shale project beyond those they might

[2]	Note, NSI also incurs significant well-set establishment costs which are amortised over the life of the cavity – a cost which conventional producers do not incur.
[3]	NRUC press release 24 November 2010.
[4]	Sum of Water Flow Rights and Direct Storage rights published on page 18 of NRUC’s Form 10-KT, filed 25 March 2011

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be granted if the application to pursue the initial, limited RD&D programme is successful.

Whilst the oil shale has large potential value, the commercial exploitation of the oil shale requires development of new technological processes which have yet to be proven on a pilot or commercial scale. The industry also faces significant opposition from environmental campaigners. These factors also impact on the potential demand from oil shale projects for the water rights.

5.2	Valuation Methodology

NRUC is valued on a fair market value (“FMV”) basis – that is the price at which a cash sale for 100% of the company might be concluded. The FMV is undertaken on a “sum-of-the-parts” basis, valuing each of NRUC’s business interests on a standalone basis, adjusted to reflect NRUC’s balance sheet. The effective date of the valuation is 1 August 2011.

NRUC’s sodium bicarbonate asset is an operating business to which standard valuation methodologies can be applied (see below). Valuation of the water rights and oil shale is more challenging. Realising value from the water rights is extremely uncertain as any sale of the rights will be politically contentious and open to possible litigation. It is also difficult to estimate in what timeframe any transaction on the water rights might be concluded. The oil shale is a very early stage opportunity which faces significant technical financing and environmental/permitting risks.

The nature of the water and oil shale assets means that standard valuation methodologies are difficult to apply. Following discussions with NRUC, GSR and Sentient, CF&Co has used its judgment in applying valuation metrics, specifically in relation to precedent transactions which are not perfect analogues. CF&Co believes the valuations reflect what a buyer might pay to acquire the assets today.

NRUC traded over the OTC Bulletin Board in the United States until 6 June 20115. However it had a small free float (<3%) and was very thinly traded. Currently there is minimal trading in NRUC’s common stock on the Pink Sheets. While information on NRUC is publicly available, the company is not covered by the media or research analysts. In CF&Co’s view the share price should be viewed with extreme caution as a measure of FMV and is not representative of underlying value. However the share price is considered in s.9 as a cross check to the sum-of-the-parts valuation.

(i)	Natural Soda Inc. (NSI)

The sodium bicarbonate business (“NSI”) is valued on a discounted cashflow (“DCF”) basis. The net present value (“NPV”) uses a 15% nominal discount rate6, which is consistent with CF&Co’s calculation of NRUC’s weighted average cost of capital (“WACC”) – see Appendix 1. Although NSI is an operating

[5]	OTC trading in NRUC was suspended on 6 June 2011 due to a delay in filing its Form 10-Q for quarter end 31 March 2011 due to issues with tax disclosures (see s.10).
[6]	NRUC assumes 2.5% annual inflation on prices and costs. CF&Co uses a 20% nominal discount rate for cash flows associated with upside from potential sales into premium grade markets.

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business, CF&Co considers this an appropriate discount rate given NRUC’s illiquid share register and execution risks on its expansion plans.

(ii)	Water Rights

Water rights held by NRUC are valued in two parcels: (a) “core” rights, a small portion of which support the bicarbonate business; the majority of the water is surplus and could potentially be sold; and (b) conditional rights which could supply a municipality (e.g. Denver, Las Vegas) or a large industrial operation (e.g. oil shale). The rights are valued on the following basis:

(a)	A portion of the core rights, which CF&Co believes can be usefully sold, is valued by discounting the value of a potential sale in five years and applying a probability weighting of achieving a sale. The total value of the sale is based on a wide universe of precedent transactions in Colorado; and,

(b)	The conditional rights are valued assuming a structured sale process, which is customary for such water rights. CF&Co discounts the cash flows associated with a structured sale, constituting an upfront payment (33%) in five years and a completion payment in ten years and apply a probability weighting for receiving the payments. We cross reference the valuation to precedent transactions.

The water rights may be exploited in a variety of ways and many are politically contentious. There are ranges of outcomes to which different probabilities can be applied. Value is potentially much higher or lower than we derive for (a) and (b) However, CF&Co believes the methodology reflects the uncertain outcomes and ascribes a value a buyer might reasonably pay to acquire the water rights today.

(iii)	Oil Shale

The valuation is based on two precedent transactions in the region.

There is large potential upside value in the oil shale. However the asset is early stage, NRUC has no rights to develop a commercial oil shale project and the technology is unproven. CF&Co believes the valuation methodology fairly reflects the option value of the oil shale.

It is estimated that NRUC will require at least half of the conditional water rights to support an oil shale project. Value associated with those water rights is attributed to the oil shale project.

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5.3	Valuation

Table 1: NRUC Sum-of-the-parts Valuation

Sodium Bicarbonate	US$	66m
Water Rights	US$	54m
Oil Shale	US$	76m
Balance Sheet Adjustment	US$	2m

Sum-of-the-parts Valuation	US$	198m

Outstanding Ordinary Shares[7]		352.5m

Value Per Share	US$	0.562

[7]	As per form 10-Q for period ending 30 June 2011, released 20 October 2011. There are no filings relating to the exercise of options since 30 June 2011.

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6	Natural Soda Inc.

6.1	Overview

NRUC holds 9,543 acres of sodium leases and water rights located in the Piceance Creek Basin of north-west Colorado via two wholly-owned subsidiaries: Natural Soda Holdings, Inc (NSHI), and Natural Soda, Inc (NSI).

NSI’s primary business is sodium bicarbonate production from nahcolite leases. NSI and predecessor businesses have mined nahcolite from the leases for fifteen years using solution mining. A program to further define the nahcolite resources is underway. However the nahcolite leases cover a substantial area and CF&Co assumes that the resources will be sufficient to support a long life operation.

The sodium leases were renewed for ten years effective 1 July 2011. Risk of future non-renewal is considered very low; payable production on at least one lease gives NSI a preferential right to renew four of its five leases. However there is no guarantee of future lease renewals. A 2% royalty is payable to the federal government.

6.2	Sodium bicarbonate market

(i)	Supply

NSI is the only North American company producing sodium bicarbonate from nahcolite. Other producers convert trona (soda ash) to bicarbonate at additional cost. Production is concentrated with four companies8.

Table 2: North American sodium bicarbonate production capacity

Nameplate capacity (short tons)
Natural Soda Inc.	125,000
FMC	90,000
Solvay	143,000
Church & Dwight
Green River	220,000
Old Fort	280,000

858,000

Since demand grows with GDP, supply is the main driver of pricing. The market is competitive and undisciplined greenfield expansion could lead to a substantial price decline, as happened when American Soda entered the market in 2001. However NSI has signalled its potential expansion plans to competitors and management believe none of the other major producers is likely to complete a rival expansion given NSI’s cost advantage. NSI understands that FMC and Church and Dwight have limited sodium bicarbonate production capacity, while Solvay has only a small amount of marginal capacity in lower-grade applications (e.g. animal feed).

[8]	Source: NSI management

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(ii)	Demand

Applications, production technologies and prices for sodium bicarbonate vary substantially by global region. NSI’s product is sold primarily in the US, with some exports to Canada and Mexico. In NSI’s North American market the major uses of bicarbonate are food and animal nutrition. Overall, market growth trends just behind GDP (see table below), however consumption growth rates are expected to vary widely depending on grade and application9.

Table 3: North American bicarbonate consumption 2008 and estimated annual US demand growth 2008-2013

	2008 (metric t)	2013 (metric t)	Forecast US annual demand growth 2008-2013
Animal Feed	231	243	1.0%
Food	167	176	1.0%
Chemicals	48	48	—
Cleaning Products	47	49	1.0%
Hemodialysis	51	59	3.0%
Water Treatment	38	41	1.5%
Pharmaceuticals	51	53	1.0%
Flue Gas	35	39	2.0%
Blast Media	19	21	2.0%
Fire Extinguishers	9	9	—
Other	36	39	2.0%

Total	732	776	1.2%

Total 2008 North American demand was 732,000 metric tonnes, equivalent to 807,000 short tons (NSI uses short tons in its financial modelling). CEH forecast 2013 demand to be 776,000 metric tons, or 855,000st.

Product is differentiated by grade (purity level) and granulations (particle size). Production of standard grades and granulations are allocated to specific markets with any excess downgraded to lower-value end uses. High purity products for specialist markets such as hemodialysis command a significant price premium.

Substitution is possible in the lower specification animal feed market. FMC could divert soda ash product to alternative forms of carbonate to target that market, however would only be financially incentivised to do so if the soda ash market collapsed.

[9]	Source: CEH Marketing Research Report: Sodium Bicarbonate (Oct 2009). North American demand figures include Canada and Mexico. Growth rates based on US demand only.

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(iii)	Pricing

Pricing is negotiated with customers on a bilateral basis. The valuation is based on prices currently negotiated with customers for 2011/12. Both prices and costs are then increased by 2.5% per annum inflation from 2013.

The major risk to NSI’s pricing assumption is that customers will hold out for better pricing once NSI brings the planned expansion on stream. However well NSI manages production ramp-up, the market may be adversely affected by the perception of the addition of significant new capacity. CF&Co takes a slightly more conservative view on pricing (see below).

6.3	Key assumptions

Key assumptions in the cash flow model used as the basis of the valuation are as follows. CF&Co has reviewed these with NRUC management and considers them to be reasonable.

Production:

Base Case Production:

•       A boiler upgrade will increase capacity to 150,000t p.a. in 2012.

•       A further substantial expansion is assumed after 2013. Ramp-up into additional capacity is based on NSI management forecasts. The plant expansion has environmental approvals for up to 250,000t p.a. production based on an approved mine plan[10].

•       CF&Co has included assumptions for a modest increase in workforce associated with the assumed future expansion.

Pricing:

The valuation uses NSI management’s price forecasts for 2011/2012. The financial model incorporates cost and revenue inflation of 2.5% p.a. from 2013.

CF&Co believes it is prudent to assume NSI’s potential expansion may affect future sale prices and has included a price adjustment linked to the assumed ramp-up in production after 2013.

Premium markets:	CF&Co assumes there is potential for NSI to upgrade its product to capture premium grade market opportunities in the future. Based on conversations with management, the valuation assumes a portion of NSI’s production is sold at premium prices. A higher discount rate of 20% is used to value this incremental revenue to reflect technological risk and the additional level of uncertainty.

EPA Notice:	The Environmental Protection Agency (EPA) issued a notice of violation regarding a change in well set monitoring technology by NSI. Management states that the new technology was approved by the EPA and that the EPA has acknowledged its mistake. CF&Co has assumed there is no material risk of disruption to operations.

[10]	NRUC press release 24 November 2010

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Financing:	CF&Co assumes the expansion is all equity financed. We do not consider that alternative financing options (e.g. term loan) would materially affect the valuation.

Discount Rate:	15% nominal discount rate for the existing operation and base case expansion, consistent with CF&Co’s calculation of NRUC’s WACC (see Appendix 1). We used a 20% discount rate for assessing potential premium market opportunities.

Terminal value:	CF&Co assumes nahcolite resources are sufficient to support a long mine life, well in excess of 20 years. The valuation therefore includes DCF analysis to 2030, plus a discounted terminal value calculated by applying an appropriate multiple to 2030 EBITDA. The base case uses a 5x EV/EBITDA multiple (lower than the average multiple for NSI’s diversified industrial minerals peers, but considered appropriate for a mature single-asset industrial minerals business (see s.6.4(ii))).

Effective Date:	The valuation is performed as at 1 August 2011.

Tax Losses:	NRUC has aggregated accumulated tax losses of US$104.4m11. However NRUC will only be able to carry forward the tax losses against future profits if it receives permission from the IRS to retroactively consolidate its accumulated tax losses (see s.10 for further detail). The current review[12] of NRUC’s accounts also raises concerns about the tax loss figure. NSI itself has $2.7m of tax losses, all of which we assume can be carried forward. We apply a 75% probability to the prospect of NRUC being able to use the full amount of NRUC’s non-NSI tax losses, giving total carried forward losses of US$79.0m.[13]

We assume an annual limit of US$4.9m. That figure also assumes NRUC is permitted to retroactively consolidate its accumulated tax losses. NSI is permitted to offset a maximum of US$1.2m p.a. plus an additional estimated US$3.7m p.a. of non-NSI accumulated tax losses. CF&Co considers the valuation to include the benefit of a relatively successful outcome of the tax review process.

[11]	Restated 10-KT/A for period ending 31 December 2010, released 14 September 2011.
[12]	Form 8K, 27 July 2011
[13]

At the base case assumptions, the valuation of NSI remains US$66m if the full accumulated tax losses are permitted. If the consolidated accumulated losses are not permitted, the valuation of NSI would fall to US$56m.

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6.4	NSI Valuation

The base case valuation, including upside for premium grade product, is US$66m.

(i)	Sensitivities[14]

Figure 1: NSI NPV (15%) valuation range

(ii)	Market Multiples

As a cross-check to valuation, we have examined comparable trading company multiples15:

Table 4: NSI Comparable Trading Company Market Multiples

EV/EBITDA:

	Current	2011	2012
Church & Dwight	11.2	10.5	9.8
Solvay	6.3	7.6	7.9
FMC	9.8	8.9	8.0
Penrice	5.9	5.9	4.1
Imerys	7.7	6.3	5.9
Rockwood	8.2	7.5	6.9
Compass Minerals	10.9	9.0	7.8
OM Group	4.7	5.1	4.9

Average	8.1	7.6	6.9

Implied Value of NSI (US$m)	81	69	81

[14]

Ranges shown reflect base, low and high cases for each of the key variables as determined by CF&Co after discussion with NSI management. Cash flows associated with premium grade product is discounted at 20%.

[15]

Source for trading company multiples: Bloomberg. Implied value of NSI is based on unaudited EBITDA and net income figures, calculated based on NSI management forecasts and CF&Co assumptions, as detailed in s.6.3.

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Price / Earnings:

	Current	2011	2012
Church & Dwight	22.2	19.1	17.4
Solvay[16]	—	—	—
FMC	17.5	15.1	13.2
Penrice	6.1	—	12.2
Imerys	14.2	11.7	10.4
Rockwood	16.2	15.7	13.2
Compass Minerals	19.5	15.4	12.9
OM Group	12.6	12.1	11.1

Average	15.5	14.9	12.9
Implied Value of NSI (US$m)	96	88	92

The peer group chosen includes larger companies with greater share liquidity than NRUC and analogies are imperfect – e.g. Church & Dwight is a consumer goods business, rather than a resource company. CF&Co notes:

a)	An illiquid stock such as NRUC can be expected to trade at a lower multiple; and,

b)	Smaller resource companies tend to trade at lower multiples than larger companies, e.g. mid-tier base metal mining companies trade at around a 5 – 6x EV/Trailing 12 month EBITDA, which implies a valuation of US$50-60m for NRUC.

CF&Co concludes that the DCF valuation of NRUC is supported by comparable trading company analysis.

[16]

Solvay’s P/E ratio is excluded as an outlier. The sale of the company’s pharmaceuticals business, other nonrecurring items, and ongoing restructuring activities substantially impact 2010 results and forecasts provided on Bloomberg.

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7	Water Rights

7.1	Overview

NSI owns water rights within the Piceance Basin, which forms part of the Colorado River Basin. In Colorado water rights are akin to land rights and may be bought, sold or leased.

The rights entitle NSI to draw up to 108,813 acre feet annually and to construct a storage facility to store up to 7,980 acre feet of water. The water rights were incorporated into a Decree in Water Division No. 5 of the District Court on August 13, 1991, which includes a “plan for augmentation” which provides NSI with the right of “substitution and exchange” and substantially increases the flexibility of NSI’s water rights. The rights are decreed for municipal and industrial uses, particularly for the oil shale industry. NSI is required to demonstrate diligence (i.e. an ongoing work programme) in the Colorado every six years. NSI will next need to demonstrate diligence in 2016 and 2017.

For valuation purposes, the water rights can be divided into those required to sustain the core sodium bicarbonate business (Piceance Creek/Yellow Creek rights) and the large conditional Wolf Ridge water rights, which may be available for non-core business operations.

7.2	“Core” Water Rights

(i)	The Rights

The “core” water rights are those associated with NSI’s sodium bicarbonate property. The core water rights as stated by NRUC 17 comprise of:

Table 5: “Core” Water Rights Summary

13 Wells on Site	32,579 acre ft
Piceance Creek Direct Flow	3,837 acre ft
Larson Reservoir Enlargement	600 acre ft

Total	37,616 acre ft

NSI uses approx 130 acre ft for the current sodium bicarbonate operation, a small portion of the notional water rights. Water usage will increase with the planned capacity expansion at NSI. However, even allowing for future expansions, a significant portion of the “core” rights could be sold or leased without adversely affecting the sodium bicarbonate mining operations.

[17]	Form 10-KT, 30 December 2010, p.18

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The well rights are junior rights which must be replenished following consumption. While there is a ready market for water rights in Colorado 18, the value of the junior well rights without replenishment is low. CF&CO therefore assumes that NSI will only be able to realise value for water supported by the direct flow rights. The volume of the “core” water rights stated by NRUC appears to be based on addition of the total flow rates of each water right, assuming the rights can operate continuously.

In fact, CF&CO understands that the actual yield of the well water rights that are part of the “core” rights is limited to NSI’s ability to replace depletions caused to Piceance Creek and Yellow Creek associated with the withdrawal of water pursuant to the well water rights, and such replacement of depletions is a function of the volume of water available for replacement of depletions to Piceance and Yellow Creek. Under the Case No.88CW420 Decree, the water available for replenishment is limited to 307 acre ft p.a. for the Piceance Creek direct flow rights19, plus a potential 600 acre ft p.a. from the Larson Reservoir (a conditional right).

Following discussions with NRUC and its advisers, CF&Co calculates the amount of water available from the well rights for annual pumping, derived from the available direct flow rights, to be approximately 2,483 acre ft, rising to approximately 7,348 acre ft if the Larson Reservoir enlargement rights are developed and become unconditional. For valuation purposes CF&Co assumes that 6,848 acre ft p.a. will be available for sale, allowing 500 acre ft p.a. for use by NSI and assuming conversion of the conditional rights. 20 See Appendix 2 for more detail on the calculation.

Given the location and type of the rights, CF&Co understands that buyers are likely to come from within the Piceance Creek Basin as it is uneconomic to transport the water elsewhere. There are a number of oil companies active in the area21 that are the most likely buyers.

In 2007 Shell entered into a lease agreement with NSI to take up to 120 acre ft for US$8,146/acre ft. However Shell is not drawing water under the agreement. No other transaction has been concluded by NSI. The value paid by Shell to lease a small amount of water is in line with average sale prices paid for such transactions in Colorado from 1987 – 2009 (see Appendix 3). However the value a party might pay to acquire a larger package of rights could be substantially lower (e.g. the Colorado average for transactions over 1,000 acre feet is lower than for small packages – see s.7.2(ii)).

[18]

CF&Co has data for over 2000 water rights transactions in Colorado (source: Water Strategist journal; A Comparative Assessment of Water Markets: Insights from the Murray-Darling Basin of Australia and the Western US, by R.Q. Grafton et al. (2011). ); also see www.watercolorado.com

[19]	Case No.88CW420 Decree (see Appendix 2), include rights associated with existing Larson Reservoir
[20]	CF&Co understands that the full 600acre ft of conditional rights will be available, provided the engineering and construction associated with the reservoir enlargement are completed.
[21]	Including Shell, Exxon/Mobil, Chevron/Texaco, ConocoPhillips and BP

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(ii)	“Core” Water Rights Valuation

Due to their location and replacement/augmentation requirements, the most likely option to realise value from the water rights is sale or lease to an oil shale operation. We comment elsewhere on the risks and uncertainties attaching to such projects (s.5, s.8). It is unlikely that any of the oil companies pursuing research projects in the Piceance Basin will pay substantial value for water rights until a firm decision is taken to develop a commercial operation; any development decision is likely 5-10 years away.

CF&Co has evaluated data from over 2,000 water rights transactions in Colorado from 1987 – 2009. The average sale price for all transactions (inflation adjusted to 2011 US dollars) is US$9,915/acre ft22. However the average price paid for large water rights transactions is substantially lower than for small transactions (the vast majority of transactions are for packages of under 1,000 acre ft). The average for transactions over 1,000 acre ft is c.US$5,000/acre ft.23 CF&Co therefore applies a price of US$5,000/acre ft to the “core” rights.

CF&Co values the “core” water rights by discounting the value of a cash sale of the rights in five years and applying a probability weighting for concluding a transaction. We use a 5% discount rate, reflecting a risk free rate, and assume a 25% probability of concluding a transaction. Whilst the 25% probability is subjective it is based on discussions with NRUC, GSR and its advisers regarding NRUC’s experience to-date, the condition of the market, risks associated with the oil shale industry (the most likely buyers), uncertain timing and the difficulties of concluding a sale.

Table 6: “Core” Water Rights Valuation

NPV (5%) Sale Price	US$	26.8m
Probability Discount (75%)	(US$	20.1m	)

Valuation of “Core” Water Rights	US$	6.7m

7.3	Wolf Ridge Water Rights

(i)	The Rights

The Wolf Ridge Reservoir and Wolf Ridge Feeder Pipeline water rights (“Wolf Ridge Rights”) were originally decreed for construction of a reservoir adjacent to the bicarbonate processing facility, which could be fed by the pipeline. However, at this time, the Wolf Ridge Rights are not required for the sodium bicarbonate operation. The rights are decreed for municipal, agricultural and a range of

[22]	See Appendix 3.
[23]	See Appendix 3, graph on p.36.

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industrial uses (including oil shale). The rights are fully consumable (no replacement obligations) and can be severed and transferred.

The rights are a large strategic resource of potentially high value if exploited - the total amount of water that could be delivered under the Wolf Ridge rights is approx. 79,649 acre ft p.a.24 However, use of water rights in Colorado is politically controversial and it is far from certain that NRUC will be able to realise value in the short-term.

The alternatives available can be broadly categorised as:

•	Selling the water for municipal use on the eastern slopes of the Rocky Mountains (e.g. Denver).

•	Selling downriver to Nevada, Arizona or California.

•	Selling to an oil shale operation.

Selling to a local oil shale project would be perhaps the least controversial option for NRUC (although oil shale development itself is controversial). Selling to an oil shale project in Utah is also a possibility; relations between Colorado and Utah are strong and Utah is actively encouraging oil shale development near the state border. However, oil shale development is at an early stage, with technology unproven, and a transaction is unlikely until a commitment is made to develop a commercial scale oil shale project – likely 5-10 years away, possibly longer. A transaction on the Wolf Ridge rights is therefore unlikely in the short term.

(ii)	Assumptions

Rights for sale:	Management assumes that at least half of the Wolf Ridge water rights must be held for NRUC’s potential oil shale project. Our valuation of the water rights is therefore based on being able to sell approximately half of the rights (i.e. 39,825 acre ft p.a.). The value of the remaining water rights is attributed to the oil shale.

Shell Litigation:	Shell is currently seeking court permission to move some of its senior rights to a position downstream of the Wolf Ridge rights. Were Shell successful, NRUC may not be able to take up its full allocation of water rights in a dry year. However NRUC is opposing the case. CF&Co assumes the Wolf Ridge rights are unaffected.

[24]	NRUC / Sentient: based on 7,380 acre ft reservoir and 100cfs pipeline

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“Spin out”:	CF&Co assumes that “spinning-out” the water rights into a separate listed company is impossible for taxation and other practical reasons[25].

State Law:	CF&Co understands that the Federal government cannot overturn Colorado State law regarding water rights and that forced purchase / expropriation is not a material risk.

(iii)	Wolf Ridge Water Rights Valuation

Noting that NRUC has not realised value from the rights in the past, CF&Co values the water rights on the basis of what a buyer might pay today:

The conditional rights are valued on the basis of the discounted value of the cash flows from an assumed future structured sale. A structured sale is industry standard for the sale of conditional water rights. We cross reference the valuation to precedent transactions.

•	Methodology: Structured sale

CF&Co assumes:

•	An upfront deposit payment of 1/3rd of the transaction value in five years;

•	Balance payable in ten years; NRUC and the buyer share completion risk (permitting, litigation, etc);

•	We discount cash flows associated with the sale at 5%, representing a risk free rate of return; and,

•

Apply probabilities to reflect the chance of entering into and completing a transaction with any buyer, to adjust the valuations: 30% for the deposit payment and 10% for the payment of the balance. Probabilities were assigned based on discussions with management and NRUC’s advisers, noting interest of potential buyers, political issues, potential litigation risks and the fact that NRUC has not realised value from the rights to-date.

The potential total sale price is estimated based on the average transaction value of the data outlined in Appendix 3 of US$9,915/acre ft. While transactions for large volumes of water have tended to attract lower prices than smaller transactions, the Wolf Ridge rights are acknowledged to be a

[25]	The water rights are packaged such that if NRUC proves diligence on some part of the package, diligence is assumed to be demonstrated on all the rights. Diligence is largely demonstrated by activities relating to water rights required for NSI’s sodium bicarbonate operations. If the other water rights were spun out into a separate vehicle, that vehicle would have to prove diligence on the rights without recourse to NSI.

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strategic resource, so CF&Co ascribes the total average value for Wolf Ridge.

CF&Co therefore assumes:

•	Upfront deposit of US$3,305/acre ft paid in five years (i.e. 1/3rd total price).

•	Completion payment of US$6,610/acre ft payable in 10 years

•	Total value of structured sale:

Table 7: “Wolf Ridge” Water Rights Structured Sale Valuation

NPV (5%) Deposit x 30% Probability	US$	62m
NPV (5%) Balance x 10% Probability	US$	32m

Total	US$	94m

•	Sale to Municipality

CF&Co considered a potential sale to a municipality at a higher price. There are several recent precedent transactions, which imply municipalities might pay up to US$25,000/acre ft:

Table 8: “Wolf Ridge” Water Rights Precedent Transactions

Transaction	US$ /acre ft	Wolf Ridge (US$m)
Aurora	23,446	1,867
Araphoe County	21,909	1,745
East Cherry Creek Valley	15,000	1,195

Average - all transactions	20,118	1,602

The above illustrates the total value a municipality might pay to acquire the Wolf Ridge rights under a structured sale.

However, CF&Co notes that the water rights sold were more advanced than Wolf Ridge, with associated infrastructure in place, or committed. Further CF&Co believes the chances of a sale to a municipality are significantly lower than to an oil shale company.

If the structured sale methodology is applied to the value payable by a municipality, but using probabilities of 15% for the deposit payment and

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5% for the balance, the Wolf Ridge water rights would be valued at US$96m.

•	Precedent transactions

CF&Co has evaluated data from a large number of precedent transactions in Colorado (over 2000), and elsewhere in the Western US, from 1987 to 2009 26. Adjusted to 2011 US dollars, the average price paid in the Western US was US$8,500/acre ft vs US$9,915/acre ft in Colorado.

CF&Co also considered several specific transactions. As well as those discussed above, CF&Co considers the acquisition by Pure Cycle of a large package of Arkansas River rights for US$1,353/acre ft to be a useful analogue for what a buyer might pay to acquire the Wolf Ridge rights today on an unconditional basis. The implied value of the Wolf Ridge rights at US$1,353/acre ft is US$108m. However CF&Co notes:

(a)	Rights acquired by Pure Cycle are on the eastern slopes of the Rocky Mountains. It would be far less controversial to supply the municipalities of Denver and the Front Range from the eastern slopes than from Wolf Ridge on the western slopes; however,

(b)	The rights are decreed only for agricultural use and would require conversion for municipal use (Wolf Ridge rights are decreed for all uses).

Taking (a) and (b) into account, one might expect the Wolf Ridge rights to trade at a discount to the rights acquired by Pure Cycle.

CF&Co believes the valuation of US$94m reflects a price a 3rd party might pay today for 100% of the Wolf Ridge rights.

7.4	Valuation of Water Rights

The total value of the water rights is therefore:

Table 9: Water Rights Valuation Summary

Core rights: Piceance Creek & Yellow Creek	US$	7m
Non-core rights: Wolf Ridge (100%)	US$	94m
Less value of rights attributed to oil shale	(US$	47m	)

Total	US$	54m

[26]	See Appendix 3 for more detail on precedent transactions.

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8	Oil Shale

8.1	Overview

NRUC’s nahcolite leases are located in the centre of one of the world’s largest and richest oil shale deposits. The estimated total in-situ resource within the Piceance Basin is 1.525 trillion barrels.27 Assuming oil shale is uniformly distributed within NSI’s leases, the potential resource is 26.1bn barrels.

NRUC has no right to exploit the oil shale contained in the sodium bicarbonate leases. However CF&Co understands that NRUC is likely to have preferred status due to the Bureau of Land Management’s (BLM) multimineral development policy, which states that one mineral cannot be exploited to the detriment of another. In October 2010 the BLM recommended that NRUC’s RD&D licence application, for an initial 160 acres plus 480 acres, be advanced. A review to ensure that the application complies with the National Environmental Policy Act (NEPA) is ongoing.

In order to exploit the oil shale NRUC will be required to go through the lease application process. That process is uncertain: an application by NRUC may be subject to competition, will rely on successful outcome of the RD&D programme and is dependent on the US Government oil shale leasing programme.

The proposed process has been developed based on sponsored research at Monash University, Australia, and relevant research in respect of Sentient’s oil shale project in Jordan. A patent application has been filed by Mr Peter Cassidy of Sentient and is pending approval. NRUC has the right to use the technology on licence for the RD&D programme. A future agreement would be required to use Mr Cassidy’s technology for a commercial scale oil shale project.

The chemical process has only been researched under laboratory conditions and is unproven.

In the long-term the value of the oil shale is potentially high. However:

•	NSI’s RD&D lease application is still contingent on confirming management and completing environmental and other BLM required due diligence;

•	NRUC will require a lease for future commercial exploitation of the oil shale. The leasing process is subject to risks and uncertainties outlined above;

•

Technology to extract oil economically is unproven at commercial scale. NRUC management estimated the probability of proving the technology and developing a commercial operation as 50%, although timing is another material uncertainty;

•	Commercial development is likely 10+ years away;

[27]	Estimated by the US Geological Survey using the Fisher assay method.

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•

Development will require significant capital investment. This cannot be accurately estimated until extraction technology is developed and proven, but is likely to be billions of US dollars. It is likely that NRUC will require a partner to support development.

CF&Co therefore believes that value today should reflect option value over the contained oil.

8.2	Oil Shale Valuation:

NRUC’s oil shale project is very early stage – the technology has not yet been proven at the pilot scale and NRUC has no oil shale rights beyond those it may be granted under the limited RD&D programme – and there are many uncertainties regarding timing, parameters, capital and operating costs. There are no delineated reserves or resources. The uncertain nature of the project makes valuation challenging. CF&Co considered two valuation metrics, as per below:

•	Discounted Cash Flow

A DCF analysis is the standard valuation methodology for resource sector projects, assuming exploitation of the oil shale resource using NRUC / Sentient technology. For an undeveloped project with an independent preliminary economic assessment completed, we would typically expect to see a pre-development discount to NPV of 50-80% of NPV. However for a project at this stage with no resource estimate or economic assessment, CF&Co considers there are too many uncertainties and unknowns to construct a reliable DCF model.

•	Precedent Transactions

In the absence of a reliable DCF model, CF&Co preferred precedent transactions as the primary valuation methodology, illustrating the potential value if NRUC was able to sell the oil shale project today. However the universe is small and CF&Co has only identified two comparable transactions. Further, the valuation must be applied to the acreage of land over which NRUC is expected to be able to exploit should it be granted a commercial scale license and confirm the technology, rather than to confirmed reserves or resources.

To the value given by analysis of precedent transactions, we have added the value of 50% of the Wolf Ridge water rights. NRUC would be required to acquire the water if it did not already own it and might seek to monetise the rights if the oil shale project does not proceed.

The valuation metrics are imperfect, however CF&Co believes the methodology is the best available to estimate the value a buyer might pay to acquire the oil shale project, with rights to Mr Peter Cassidy’s patent pending technology for the RD&D programme, today.

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Table 10: Oil Shale Precedent Transactions

Transaction	Year	Acres	Value			US$/acre	Implied Value
Shell acquisition of Nielson-Juhan-Hogle sodium lease	2006	2,240	US$	5m		2,232	US$	21.3m
Total buy 50% JV interest in AMSO (American Shale Oil Inc.)	2009	50% x 5,120 = 2,560	US$	10m	[28]	3,906	US$	37.3m
Average						3,069	US$	29.3m

Although NRUC’s maximum RD&D lease area is only 640 acres, CF&Co has assumed that NRUC will be able to exploit the oil shale intermingled with the sodium bicarbonate on NRUC’s licences (9,543 acres), if the technology proves commercially viable and a commercial lease is granted.

The Shell transaction is a conservative benchmark as the asset had not commenced the RD&D licence prior to acquisition.

The implied valuation of NRUC’s oil shale project is:

Table 11: Oil Shale Valuation Summary

Precedent Transactions	US$	29m
Value of water rights attributed to oil shale	US$	47m

Total	US$	76m

[28]

Citigroup, 15 January 2009 report estimated the cost of the transaction as in the “tens of millions”. Absent more detailed information, CF&Co conservatively assumes the value was US$10m to reflect the early stage of the project.

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9	Market valuation

NRUC’s common stock traded on the OTC bulletin board in the US under the symbol “NTRC” during certain periods from 20 August 2002 until 6 June 2011. Its capital structure is:

Cash:	US$3.5m (30 June 2011)
Debt:	US$0m
Shares:	Outstanding shares[29]:	352.5m
	Options/warrants:	0.4m
	Fully-diluted shares:	352.9m
	20-day share price range[30]:	US$0.52 – US$0.80
	Implied fully-diluted market capitalisation:	US$184m – US282m

Table 12: NRUC share price and volume traded (two years to 1 August 2011)

The OTCBB valuation is not considered a reliable basis for valuation. NRUC’s shares are tightly held (Sentient owns 95% and insiders/management a further 2%) and its shares are thinly traded with a wide bid-ask spread – the OTCBB valuation is therefore susceptible to large movements on very small trades. Information is available publically, however it is not widely distributed and NRUC is not covered by analysts.

[29]	As per form 10-Q for period ending 30 June 2011. There are no filings relating to the exercise of options since 30 June 2011.
[30]	To 1 August 2011 (reflects trading prior to announcement of GSR’s intention to effect a short form merger on 3 August 2011).

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10	Balance Sheet Adjustment

CF&Co’s valuation of NRUC’s assets gives an enterprise value for the company. In order to establish the equity value we assessed NRUC’s financial statements for items which are not captured by our financial modelling and valuation metrics.

NRUC’s last audited, public financial statements are the Form 10-KT for the period ending 31 December 2010 filed with the SEC. NRUC has recently appointed PWC as auditors and changed year-end (to 31 December). NRUC filed its tax returns on a consolidated basis without making the elections to consolidate required by the IRS. Due to the need to file individual tax returns for NRUC, NSHI and NSI, rather than on a consolidated basis, losses incurred at one entity cannot be offset against profits incurred at another. NRUC restated the accounts for NRUC and its subsidiaries, releasing a restated form 10-KT/A on 14 September 2011. NRUC management are preparing to submit an application to consolidate the tax losses following the re-statement of the accounts. The Balance Sheet adjustment is based on NRUC’s unaudited financial statements in Form 10-Q to June 30, 2011, released on 20 October 2011.

Tax:	Carried forward losses of US$79.0m (calculated on the basis described below) are included in our financial modelling of NSI. As NSI is expected to be profitable for the foreseeable future, the entirety of NSI’s US$2.7m accumulated losses may be carried forward for tax purposes and offset against future profits. On an aggregated basis NRUC would have total accumulated losses of US$104.4m. We assume that 75% of the non-NSI losses can be offset against future profits, albeit subject to an estimated annual limit of US$4.9m.[31] The assumption relies on the IRS permitting NRUC to retroactively consolidate its accumulated tax losses.

Working capital:	NRUC has sufficient working capital to operate its business. Accounts payable and royalties are more than offset by accounts receivable. The difference is not material. Inventory sales are incorporated into the financial modelling.

Cash:	At June 30, 2011 NRUC had cash of US$3.5m32, which CF&Co takes as an approximation of the company’s cash balance today.

Debt:	NRUC has no third party debt.

[31]	NSI is subject to a US$1.2m annual limit and we have assumed an annual limit of US$3.7m p.a. for non-NSI tax losses.
[32]	Form 10-Q for the period ending 30 June 2011.

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ARO:	NRUC has US$1.8m of asset retirement obligations.[33] These relate to the plugging and rehabilitating of the well sets and removing operations from federal lands.

Options/warrants:	CF&Co understands that outstanding in-the-money options and warrants will be cash settled by GSR.

Corporate Costs:	NRUC reported G&A costs of US$4.7m on a consolidated basis for the financial year ended 31 December 2010 of which US$3.05m was related to corporate operating costs attributable to NRUC and Natural Soda Holdings Inc, which includes the costs of being a public company, the cost of advancing the oil shale and maintaining the water rights, as well as other general corporate costs. CF&Co excluded these costs in preparing the valuation on the basis that:

(i) All corporate costs associated with NRUC’s public listing will be extinguished once the company is taken private.

(ii) The oil shale and water rights are valued on the basis of what someone might pay to acquire the assets today, assuming all future costs and liabilities.

(iii) Other general corporate costs are likely non-material and there are likely to be synergies with GSR.

The full benefit of cost savings likely to be achieved by GSR post-privatisation is captured in our valuation.

The total balance sheet adjustment is therefore:

Table 13: Balance Sheet Adjustment

Cash	US$	3.5m
Asset Retirement Obligations	(US$	1.8m	)

Balance Sheet Adjustment	US$	1.7m

[33]	Form 10-Q for the period ending 30 June 2011.

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11	Conclusion

The total valuation for 100% of NRUC is therefore:

Table 14: NRUC Total Equity Value

Business	Valuation
Bicarbonate	US$	66m
Water Rights	US$	54m
Oil Shale	US$	76m
Balance sheet adjustment	US$	2m

Total Equity Value	US$	198m

Outstanding Ordinary Shares		352.5m

Value Per Share	US$	0.562

This Valuation Report and Fairness Opinion is furnished solely for the benefit of GSR and GSR Acquisition Corp. and their Boards of Directors and may not be relied upon by any other person for any reason without our express, written consent.

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12	Fairness Opinion

CF&Co understands its valuation of NRUC of US$0.562 per share will be the price at which GSR acquires the shares of NRUC’s minority shareholders, including its unaffiliated shareholders.

CF&Co’s valuation considered the potential outcomes, risks and upside attaching to each of NRUC’s business interests. While the range of potential outcomes, and hence values, is large, as noted in this report there are significant uncertainties associated with realising value from NRUC’s water rights and oil shale interests. Taking account of those uncertainties, CF&Co’s valuation of NRUC seeks to reflect the fair value of NRUC’s assets and liabilities assuming a sale on 1 August 2011.

The acquisition of minority interests, including the unaffiliated shareholders, which in this case amount to less than 5% of GSR and confer no management rights, often incur a minority discount to reflect the illiquidity of the shares. GSR has chosen not to apply such a discount.

Based on our analysis of the factors deemed relevant it is our opinion that the proposed price of US$0.57 per NRUC share is fair from a financial point of view to the minority shareholders, including the unaffiliated shareholders, of NRUC.

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APPENDIX 1

NRUC WACC Calculation

Bloomberg reports a WACC of 21%+ for NRUC and calculates NRUC’s beta with respect to the S&P 500. In reality, however, NRUC’s shares were thinly traded on the OTCBB. Its correlation with an index of the most highly-capitalized, most liquid US stocks is, then, unlikely to fully capture NRUC’s systematic risk (i.e. “beta”).

In addition to the Bloomberg calculation, a “first principles” calculation is shown in the table below. To mitigate uncertainty over the length of the present cycle, four different time horizons are considered (4-7 years). NRUC’s beta is calculated relative to the S&P 600 SmallCap Index, a capitalization-weighted index which measures the performance of selected small cap US equities.

Manual calculation (X year time horizon)

	Bloomberg calculation	“4-year”	“5-year”	“6 year”	“7 year”	Comment
Cost of Equity

Rf	2.89%	1.03%	1.44%	1.81%	2.18%	X-year US treasury yield. Bloomberg calculation uses 10-year treasuries.

Rm	10.60%	7.02%	7.92%	8.61%	9.41%

beta	2.42	2.13	1.63	1.60	1.32	Daily data. Relative to the S&P 500 (Bloomberg) and S&P 600 SmallCap (otherwise)

Ke	21.55%	13.81%	12.02%	12.68%	11.73%

Weight	99.15%	99.15%	99.15%	99.15%	99.15%

Cost of Debt

Kd	0.52%	0.52%	0.52%	0.52%	0.52%

Weight	0.85%	0.85%	0.85%	0.85%	0.85%	NRUC has negligible debt. Bloomberg calculation not modified

WACC	21.37%	13.70%	11.93%	12.58%	11.64%

The average “first principles” WACC, in real terms is 12-13%. Given the NRUC model is based on nominal cashflows assuming 2.5% inflation, CF&Co believes a 15% nominal discount rate is appropriate to value the sodium bicarbonate business.

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APPENDIX 2

“Core” Water Rights

The “core” water rights, which divert out of Piceance Creek, are limited to the volumes specified in the Case No. 88CW420 Decree. Pursuant to the Case No. 88CW420 Decree, the yield of the direct flow water rights for replacement of depletions is approximately 270 acre feet per year. See Paragraph 58(c) of the Case No. 88CW420 Decree.34 There is an additional yield associated with the Larson Reservoir water right of approximately 37 acre feet per year (paragraph 58(d)).35

Therefore, the amount of water that is currently available for replacement of depletions to Piceance Creek and Yellow Creek is approximately 307 acre feet per year. Natural Soda also owns a conditional water right for the enlargement of Larson Reservoir and if the water right is developed, the potential yield of the water right is 600 acre feet per year.

Pursuant to the Case No. 88CW420 Decree, the volume of water that may be pumped from wells located on the Sodium Leases is a function of the volume of water available for replacement of depletions to Piceance Creek and Yellow Creek. The Case No. 88CW420 Decree allows water to be withdrawn from the aquifer through the wells with replacement of depletions to the surface stream over a 250 year period. The Case No. 88CW 420 Decree sets out the methodology for calculating the yield of water available from the wells (paras 18 and 56) . Unit depletion rates are specified at Appendix F to the Decree. We calculate the water available from the wells to be:

Pumping Condition	Pumping Rate (cfs)	Annual Volume Pumping (AF)	Maximum Annual Depletion (AF)
Replacement Supply = 307 AF/yr36	3.43	2,483	307
Replacement Supply = 907 AF/yr35	10.15	7,348	907

The “Maximum Annual Depletion” is the maximum annual volume of water depleted from Piceance Creek and Yellow Creek during the 250 year period of accounting. Based on water currently available for replenishment, the annual volume of well pumping that could occur with the NSI well water rights is approximately 2,483 acre feet per year, with the potential to expand the volume of well pumping to approximately 7,348 acre feet per year if the conditional Larson Reservoir enlargement water rights are developed. Para 66 of the Decree allows for the maximum flow rate (currently 5cfs) to be increased, which would be required to realise over 3,620acre ft p.a.

[34]	Maximum available over 10 years = 4,660acre ft x 57% = 2,703acre ft, i.e. 270acre ft p.a.
[35]	62acre ft x 60% = 37acre ft
[36]

Based on projected well pumping of NSI wells with replacement supply of 307 AF/yr for 30yrs; 30yrs is used as an approximation of the depletion reflecting application of the methodology to each individual well.

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APPENDIX 3

Water Rights Transactions

In Arizona, California, Colorado, Nevada, and Texas, trades of committed water annually range between 5% and 15% of total state freshwater diversions with over US$4.3 billion (in 2008 US$ terms) spent or committed by urban buyers between 1987 and 2008. All western US states allow for water trades, but markets are generally local, within a water basin, and within a state due to differential regulations, institutions, and conveyance opportunities. Transfers can be in the form of sales or leases.

Short-term leases within a basin between parties who use water for the same purpose, such as farmers, have been the most common. Longer-term leases and sales of water rights often involve changes in the location and nature of the end application.

•	Data

There are no central registries of trades, making it difficult to determine the overall extent of water marketing in the western US. The journal Water Strategist has aggregated data from 4,406 water transactions from 1987 through 2009 for 12 western states. The data is shown below, inflated to 2009 US$ terms. CF&Co took the data from an academic paper: A Comparative Assessment of Water Markets: Insights from the Murray-Darling Basin of Australia and the Western US, by R.Q. Grafton et al. (2011).

i.	12 states (4,406 transactions)

			Price data
Nature of contract	Proportion	Average Annual Acre - Feet	Average Total Price (US$m)	Inflation[37] Adjusted Total Price (US$m)	Inflation Adjusted Price per Annual Acre-Foot (US$/acre-ft.)
All		8,330	2.51	3.40	5,485
Sale	59.0%	1,793	1.31	1.76	8,500
Lease	33.2%	20,471	4.28	5.85	497
Exchange[38]	5.8%	4,985	3.24	3.85	7,777

Breakdown of Sales
Ag-to-Ag39	10.7%	1,570	0.47	0.67	5,425
Ag-to-Urban	67.6%	996	0.94	1.28	9,477
Ag-to-Enviro	4.4%	4,621	5.18	6.99	5,745
Urban-to-Ag	0.7%	5,985	0.62	0.85	941
Urban-to-Urban	12.4%	2,079	2.71	3.67	8,920
Urban-to-Enviro	0.3%	44,928	2.60	3.47	416
Enviro-to-Ag	0.0%	—	—	—	—
Enviro-to-Urban	0.0%	—	—	—	—
Enviro-to-Enviro	0.1%	1,525	0.02	0.02	23
Combination	2.5%	11,469	3.77	4.00	4,505
Unknown	1.3%	583	0.64	0.70	6,285

[37]	Inflation at 2.9% p.a. (Source: US Bureau of Labour Statistics).
[38]	I.e. a permanent transfer of rights without payment.
[39]	Ag = agricultural; Enviro = environmental

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The annual mean price/acre-foot for agriculture-to-urban sales is significantly higher than are agriculture-to-agriculture trade – US$9,477/acre-ft. vs US$5,425/acre-ft. This indicates that a premium attaches to of out-of-sector water transfers.

In the US, a general lack of regional river basin-wide organisation for market trades makes price comparisons difficult to assemble; most water markets are local and comparable observations of trades within and across sectors are therefore limited. Accordingly, examining the available price data must be done with caution40.

ii.	Colorado-only (2,228 transactions)

			Price data
Nature of contract	Proportion	Average Annual Acre- Feet	Average Total Price (US$m)	Inflation Adjusted Total Price (US$m)	Inflation Adjusted Price per Annual Acre-Foot
All		720	0.51	0.70	9,080
Sale	82.9%	271	0.49	0.67	9,915
Lease	7.4%	4,715	0.36	0.46	728
Exchange	6.6%	1,972	0.01	0.02	8,513

Breakdown of Sales
Ag-to-Ag	12.2%	51	0.11	0.13	6,167
Ag-to-Urban	79.0%	143	0.41	0.59	10,970
Ag-to-Enviro	1.2%	9,251	0.42	0.58	3,722
Urban-to-Ag	0.4%	39	0.02	0.03	1,570
Urban-to-Urban	5.4%	419	2.72	3.95	7,561
Urban-to-Enviro	0.1%	1,650	0.10	0.16	97
Enviro-to-Ag	0.0%	—	—	—	—
Enviro-to-Urban	0.0%	—	—	—	—
Enviro-to-Enviro	0.1%	507	0.02	0.02	23
Combination	1.3%	918	2.79	2.00	8,070
Unknown	0.3%	45	0.18	0.20	7,259

The average annual volume of Colorado-based transactions is depressed by a large number of low-volume, high-price transactions, some of which are part of the Colorado-Big Thompson project. The total volume of sale transactions in Colorado from the data set was 500,000 acre ft. NRUC’s water rights are equivalent to over 20% of those sold rights. The total volume of all transactions (including leases) was 1.6 million acre ft. The graph below shows that the vast majority of transactions were for a small volume of water rights:

[40]	A Comparative Assessment of Water Markets: Insights from the Murray-Darling Basin of Australia and the Western US, R.Q. Grafton et al. (2011)

Registered at 314-316 Harbour Yard Chelsea Harbour London SW10 0XD Registered Company No.4102470

Authorised and regulated by the Financial Services Authority

The technical and geographical idiosyncrasies of each water project contribute to a large standard deviation in the size of deals, both in terms of volume supplied and US$/acre-ft (US$8,317). The large size of the standard deviations considered suggests averages taken over the data set need to be interpreted with caution.

•	Specific Transactions

CF&Co considered several specific transactions:

Transaction	Year	Acre ft	Value ($m)	$/acre ft	Comments

Pure Cycle Corp (PYCO) acquired Arkansas River rights (eastern slope)	2006	60,000	81.2	1353

•        PYCO is listed water utility with portfolio of water rights in Colorado (mcap US$75m41)

•        Rights decreed for agricultural  use only,     must be converted in court to municipal use. But less controversial location for project to supply Front Range

[41]	Bloomberg, 2 August 2011

Registered at 314-316 Harbour Yard Chelsea Harbour London SW10 0XD Registered Company No.4102470

Authorised and regulated by the Financial Services Authority

					• Valid benchmark for Wolf Ridge

Vidler (subsidiary of PICO) acquired rights in Summit County, Co between 2006-8	2006 2007 2008	171.5 0.6 3.9	1.2 0.04 0.3	6997 75000 77436	• PICO is a listed diversified holding company (mcap US$615m42). It owns a portfolio of water rights plus real estate and insurance businesses.

Average:		176	1.5	8790	• Large premium over comparable transactions because rights already generating cashflow • Premium transactions not considered valid benchmark for Wolf Ridge sale today.

City of Aurora proposed acquisition of Columbine Ditch water rights from Pueblo Board of Water (rival cash bid from ski-resort developer)	2009	1300	30.5	23446

•        Columbine ditch carries water from Eagle River basin on western slope to Arkansas River basin on eastern slope.

•        Potential 25% transportation losses to Aurora (however transport of Wolf Ridge water may also incur losses).

•        Aurora is only supplier with facilities to supply Denver so probably low competition.

•        Rights more developed than Wolf Ridge, but smaller. Potentially overstates value of Wolf Ridge today.

Arapahoe County Water & Wastewater Authority acquired water rights from United Water & Sanitation district, plus infrastructure and easements for delivery	2009	4400	96	21909

•        Water rights not yet decreed for municipal use, but the price reflected the integration of the rights within an integrated infrastructure system for delivery (part of the same agreement)

•        Not considered valid benchmark for Wolf Ridge today.

[42]	Bloomberg, 2 August 2011

Registered at 314-316 Harbour Yard Chelsea Harbour London SW10 0XD Registered Company No.4102470

Authorised and regulated by the Financial Services Authority

East Cherry Creek Valley and Water Sanitation District (ECCV) acquired water rights from United Water & Sanitation District and FRICO.	2003	3000	45	15000

•        Agreement included commitment by United/FRICO to build infrastructure sufficient to deliver water to ECCV’s Water Treatment Plant

•        Envisaged additional phases to expand the amount of water deliverable (for additional payments)

•        Not considered valid benchmark for Wolf   Ridge today.

Registered at 314-316 Harbour Yard Chelsea Harbour London SW10 0XD Registered Company No.4102470

Authorised and regulated by the Financial Services Authority

Appendix D

Part 13 of the Utah Revised Business Corporations Act

16-10a-1301. Definitions.

For purposes of Part 13:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Section 16-10a-1302 and who exercises that right when and in the manner required by Sections 16-10a-1320 through 16-10a-1328.

(4) “Fair value” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the statutory rate set forth in Section 15-1-1, compounded annually.

(6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent the beneficial owner is recognized by the corporation as the shareholder as provided in Section 16-10a-723.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

16-10a-1302. Right to dissent.

(1) A shareholder, whether or not entitled to vote, is entitled to dissent from, and obtain payment of the fair value of shares held by him in the event of, any of the following corporate actions:

(a) consummation of a plan of merger to which the corporation is a party if:

(i) shareholder approval is required for the merger by Section 16-10a-1103 or the articles of incorporation; or

(ii) the corporation is a subsidiary that is merged with its parent under Section 16-10a-1104;

(b) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

(c) consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under Subsection 16-10a-1202(1), but not including a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale; and

(d) consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to Subsection 16-10a-1202(2).

(2) A shareholder is entitled to dissent and obtain payment of the fair value of his shares in the event of any other corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors so provides.

(3) Notwithstanding the other provisions of this part, except to the extent otherwise provided in the articles of incorporation, bylaws, or a resolution of the board of directors, and subject to the limitations set forth in Subsection (4), a shareholder is not entitled to dissent and obtain payment under Subsection (1) of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal Securities Exchange Act of 1934, as amended, or on the National Market System of the National Association of Securities Dealers Automated Quotation System, or were held of record by more than 2,000 shareholders, at the time of:

(a) the record date fixed under Section 16-10a-707 to determine the shareholders entitled to receive notice of the shareholders’ meeting at which the corporate action is submitted to a vote;

(b) the record date fixed under Section 16-10a-704 to determine shareholders entitled to sign writings consenting to the proposed corporate action; or

(c) the effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

(4) The limitation set forth in Subsection (3) does not apply if the shareholder will receive for his shares, pursuant to the corporate action, anything except:

(a) shares of the corporation surviving the consummation of the plan of merger or share exchange;

(b) shares of a corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal Securities Exchange Act of 1934, as amended, or on the National Market System of the National Association of Securities Dealers Automated Quotation System, or will be held of record by more than 2,000 shareholders;

(c) cash in lieu of fractional shares; or

(d) any combination of the shares described in Subsection (4), or cash in lieu of fractional shares.

(5) A shareholder entitled to dissent and obtain payment for his shares under this part may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to him or to the corporation.

16-10a-1303. Dissent by nominees and beneficial owners.

(1) A record shareholder may assert dissent rights as to fewer than all the shares registered in his name only if the shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states the dissent and the name and address of each person on whose behalf dissent rights are being asserted. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the other shares held of record by him were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissent rights as to shares held on his behalf only if:

(a) the beneficial shareholder causes the corporation to receive the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissent rights; and

(b) the beneficial shareholder dissents with respect to all shares of which he is the beneficial shareholder.

(3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each beneficial shareholder shall certify to the corporation that both he and the record shareholders of all shares owned beneficially by him have asserted, or will timely assert, dissent rights as to all the shares unlimited on the ability to exercise dissent rights. The certification requirement shall be stated in the dissent notice given pursuant to Section 16-10a-1322.

16-10a-1320. Notice of dissent rights.

(1) If a proposed corporate action creating dissent rights under Section 16-10a-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice shall be sent to all shareholders of the corporation as of the applicable record date, whether or not they are entitled to vote at the meeting. The notice shall state that shareholders are or may be entitled to assert dissent rights under this part. The notice shall be accompanied by a copy of this part and the materials, if any, that under this chapter are required to be given the shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as required by this subsection does not affect any action taken at the shareholders’ meeting for which the notice was to have been given.

(2) If a proposed corporate action creating dissent rights under Section 16-10a-1302 is authorized without a meeting of shareholders pursuant to Section 16-10a-704, any written or oral solicitation of a shareholder to execute a written consent to the action contemplated by Section 16-10a-704 shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissent rights under this part, by a copy of this part, and by the materials, if any, that under this chapter would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders’ meeting. Failure to give written notice as provided by this subsection does not affect any action taken pursuant to Section 16-10a-704 for which the notice was to have been given.

16-10a-1321. Demand for payment – Eligibility and notice of intent.

(1) If a proposed corporate action creating dissent rights under Section 16-10a-1302 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissent rights:

(a) shall cause the corporation to receive, before the vote is taken, written notice of his intent to demand payment for shares if the proposed action is effectuated; and

(b) may not vote any of his shares in favor of the proposed action.

(2) If a proposed corporate action creating dissent rights under Section 16-10a-1302 is authorized without a meeting of shareholders pursuant to Section 16-10a-704, a shareholder who wishes to assert dissent rights may not execute a writing consenting to the proposed corporate action.

(3) In order to be entitled to payment for shares under this part, unless otherwise provided in the articles of incorporation, bylaws, or a resolution adopted by the board of directors, a shareholder shall have been a shareholder with respect to the shares for which payment is demanded as of the date the proposed corporate action creating dissent rights under Section 16-10a-1302 is approved by the shareholders, if shareholder approval is required, or as of the effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

(4) A shareholder who does not satisfy the requirements of Subsections (1) through (3) is not entitled to payment for shares under this part.

16-10a-1322. Dissent notice.

(1) If proposed corporate action creating dissent rights under Section 16-10a-1302 is authorized, the corporation shall give a written dissent notice to all shareholders who are entitled to demand payment for their shares under this part.

(2) The dissent notice required by Subsection (1) shall be sent no later than 10 days after the effective date of the corporate action creating dissent rights under Section 16-10a-1302, and shall:

(a) state that the corporate action was authorized and the effective date or proposed effective date of the corporate action;

(b) state an address at which the corporation will receive payment demands and an address at which certificates for certificated shares shall be deposited;

(c) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(d) supply a form for demanding payment, which form requests a dissenter to state an address to which payment is to be made;

(e) set a date by which the corporation must receive the payment demand and by which certificates for certificated shares must be deposited at the address indicated in the dissent notice, which dates may not be fewer than 30 nor more than 70 days after the date the dissent notice required by Subsection (1) is given;

(f) state the requirement contemplated by Subsection 16-10a-1303(3), if the requirement is imposed; and

(g) be accompanied by a copy of this part.

16-10a-1323. Procedure to demand payment.

(1) A shareholder who is given a dissent notice described in Section 16-10a-1322, who meets the requirements of Section 16-10a-1321, and wishes to assert dissent rights shall, in accordance with the terms of the dissent notice:

(a) cause the corporation to receive a payment demand, which may be the payment demand form contemplated in Subsection 16-10a-1322(2)(d), duly completed, or may be stated in another writing;

(b) deposit certificates for his certificated shares in accordance with the terms of the dissent notice; and

(c) if required by the corporation in the dissent notice described in Section 16-10a-1322, as contemplated by Section 16-10a-1327, certify in writing, in or with the payment demand, whether or not he or the person on whose behalf he asserts dissent rights acquired beneficial ownership of the shares before the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissent rights under Section 16-10a-1302.

(2) A shareholder who demands payment in accordance with Subsection (1) retains all rights of a shareholder except the right to transfer the shares until the effective date of the proposed corporate action giving rise to the exercise of dissent rights and has only the right to receive payment for the shares after the effective date of the corporate action.

(3) A shareholder who does not demand payment and deposit share certificates as required, by the date or dates set in the dissent notice, is not entitled to payment for shares under this part.

16-10a-1324. Uncertificated shares.

(1) Upon receipt of a demand for payment under Section 16-10a-1323 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer of the shares until the proposed corporate action is taken or the restrictions are released under Section 16-10a-1326.

(2) In all other respects, the provisions of Section 16-10a-1323 apply to shareholders who own uncertificated shares.

16-10a-1325. Payment.

(1) Except as provided in Section 16-10a-1327, upon the later of the effective date of the corporate action creating dissent rights under Section 16-10a-1302, and receipt by the corporation of each payment demand pursuant to Section 16-10a-1323, the corporation shall pay the amount the corporation estimates to be the fair value of the dissenter’s shares, plus interest to each dissenter who has complied with Section 16-10a-1323, and who meets the requirements of Section 16-10a-1321, and who has not yet received payment.

(2) Each payment made pursuant to Subsection (1) shall be accompanied by:

(a) (i) (A) the corporation’s balance sheet as of the end of its most recent fiscal year, or if not available, a fiscal year ending not more than 16 months before the date of payment;

(B) an income statement for that year;

(C) a statement of changes in shareholders’ equity for that year and a statement of cash flow for that year, if the corporation customarily provides such statements to shareholders; and

(D) the latest available interim financial statements, if any;

(ii) the balance sheet and statements referred to in Subsection (2)(a)(i) shall be audited if the corporation customarily provides audited financial statements to shareholders;

(b) a statement of the corporation’s estimate of the fair value of the shares and the amount of interest payable with respect to the shares;

(c) a statement of the dissenter’s right to demand payment under Section 16-10a-1328; and

(d) a copy of this part.

16-10a-1326. Failure to take action.

(1) If the effective date of the corporate action creating dissent rights under Section 16-10a-1302 does not occur within 60 days after the date set by the corporation as the date by which the corporation must receive payment demands as provided in Section 16-10a-1322, the corporation shall return all deposited certificates and release the transfer restrictions imposed on uncertificated shares, and all shareholders who submitted a demand for payment pursuant to Section 16-10a-1323 shall thereafter have all rights of a shareholder as if no demand for payment had been made.

(2) If the effective date of the corporate action creating dissent rights under Section 16-10a-1302 occurs more than 60 days after the date set by the corporation as the date by which the corporation must receive payment demands as provided in Section 16-10a-1322, then the corporation shall send a new dissent notice, as provided in Section 16-10a-1322, and the provisions of Sections 16-10a-1323 through 16-10a-1328 shall again be applicable.

16-10a-1327. Special provisions relating to shares acquired after announcement of proposed corporate action.

(1) A corporation may, with the dissent notice given pursuant to Section 16-10a-1322, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissent rights under Section 16-10a-1302 and state that a shareholder who asserts dissent rights must certify in writing, in or with the payment demand, whether or not he or the person on whose behalf he asserts dissent rights acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not certify in writing, in or with the payment demand that he or the person on whose behalf the dissent rights are being asserted, acquired beneficial ownership of the shares before that date, the corporation may, in lieu of making the payment provided in Section 16-10a-1325, offer to make payment if the dissenter agrees to accept it in full satisfaction of his demand.

(2) An offer to make payment under Subsection (1) shall include or be accompanied by the information required by Subsection 16-10a-1325(2).

16-10a-1328. Procedure for shareholder dissatisfied with payment or offer.

(1) A dissenter who has not accepted an offer made by a corporation under Section 16-10a-1327 may notify the corporation in writing of his own estimate of the fair value of his shares and demand payment of the estimated amount, plus interest, less any payment made under Section 16-10a-1325, if:

(a) the dissenter believes that the amount paid under Section 16-10a-1325 or offered under Section 16-10a-1327 is less than the fair value of the shares;

(b) the corporation fails to make payment under Section 16-10a-1325 within 60 days after the date set by the corporation as the date by which it must receive the payment demand; or

(c) the corporation, having failed to take the proposed corporate action creating dissent rights, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by Section 16-10a-1326.

(2) A dissenter waives the right to demand payment under this section unless he causes the corporation to receive the notice required by Subsection (1) within 30 days after the corporation made or offered payment for his shares.

16-10a-1330. Judicial appraisal of shares – Court action.

(1) If a demand for payment under Section 16-10a-1328 remains unresolved, the corporation shall commence a proceeding within 60 days after receiving the payment demand contemplated by Section 16-10a-1328, and petition the court to determine the fair value of the shares and the amount of interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unresolved the amount demanded.

(2) The corporation shall commence the proceeding described in Subsection (1) in the district court of the county in this state where the corporation’s principal office, or if it has no principal office in this state, Salt Lake County. If the corporation is a foreign corporation, it shall commence the proceeding in the county in this state where the principal office of the domestic corporation merged with, or whose shares were acquired by, the foreign corporation was located, or, if the domestic corporation did not have its principal office in this state at the time of the transaction, in Salt Lake County.

(3) The corporation shall make all dissenters who have satisfied the requirements of Sections 16-10a-1321, 16-10a-1323, and 16-10a-1328, whether or not they are residents of this state whose demands remain unresolved, parties to the proceeding commenced under Subsection (2) as an action against their shares. All such dissenters who are named as parties shall be served with a copy of the petition. Service on each dissenter may be by registered or certified mail to the address stated in his payment demand made pursuant to Section 16-10a-1328. If no address is stated in the payment demand, service may be made at the address stated in the payment demand given pursuant to Section 16-10a-1323. If no address is stated in the payment demand, service may be made at the address shown on the corporation’s current record of shareholders for the record shareholder holding the dissenter’s shares. Service may also be made otherwise as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under Subsection (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(5) Each dissenter made a party to the proceeding commenced under Subsection (2) is entitled to judgment:

(a) for the amount, if any, by which the court finds that the fair value of his shares, plus interest, exceeds the amount paid by the corporation pursuant to Section 16-10a-1325; or

(b) for the fair value, plus interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under Section 16-10a-1327.

16-10a-1331. Court costs and counsel fees.

(1) The court in an appraisal proceeding commenced under Section 16-10a-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds that the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 16-10a-1328.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 16-10a-1320 through 16-10a-1328; or

(b) against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this part.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded.